Exhibit 2.1

ATLANTIC POWER CORPORATION

as Company

ATLANTIC POWER PREFERRED EQUITY LTD.

as AP Preferred Equity Issuer

ATLANTIC POWER LIMITED PARTNERSHIP

as APLP

and

TIDAL POWER HOLDINGS LIMITED

and

TIDAL POWER AGGREGATOR, LP

as Purchasers

ARRANGEMENT AGREEMENT

January 14, 2021

ADDENDA

Schedule A PLAN OF ARRANGEMENT
Schedule B ARRANGEMENT RESOLUTION

Schedule C COMPANY DEBENTURE TRANSACTION TERMS
Schedule D PREFERRED SHAREHOLDER RESOLUTION
Schedule E CONTINUANCE RESOLUTION
Schedule F MTNS TRANSACTION TERMS
Schedule G REQUIRED REGULATORY APPROVALS
Schedule H REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Schedule I REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
Schedule J VOTING AGREEMENT
Schedule K NON-CONTROLLED ENTITIES

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of January 14, 2021, between ATLANTIC POWER CORPORATION, a corporation existing under the laws of the Province of British Columbia (the “Company”), ATLANTIC POWER PREFERRED EQUITY LTD., a corporation existing under the laws of the Province of Alberta (“AP Preferred Equity Issuer”), ATLANTIC POWER LIMITED PARTNERSHIP, a limited partnership existing under the laws of the Province of Ontario (“APLP”), TIDAL POWER HOLDINGS LIMITED, a private limited company existing under the laws of the United Kingdom (“BidCo”) and TIDAL POWER AGGREGATOR, LP, a limited partnership existing under the laws of the Cayman Islands (“AssetCo” and, together with BidCo, the “Purchasers”).

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

Article 1
INTERPRETATION

Section 1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings:

“ABCA” means the Business Corporations Act (Alberta).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and any transaction involving only the Company and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Purchasers (or any of their affiliates or any Person or group of Persons acting jointly or in concert with the Purchasers or their affiliates) relating to: (i) any direct or indirect sale or disposition (or lease, joint venture, long-term offtake agreement or other arrangement having the same economic effect as a sale), in a single transaction or a series of related transactions, of (a) assets (including voting or equity securities of, or securities convertible into or exercisable or exchangeable for voting or equity securities of, Subsidiaries or Non-Controlled Entities owned directly or indirectly by the Company) representing 20% or more of the consolidated assets of the Company and its Subsidiaries or contributing 20% or more of the consolidated annual revenue of the Company and its Subsidiaries (in each case based on the consolidated annual financial statements of the Company most recently filed as part of the Company Filings prior to such time) or (b) 20% or more of (Y) the voting or equity securities (including securities convertible into or exercisable or exchangeable for voting or equity securities) of the Company or (Z) any class of securities of the AP Preferred Equity Issuer or of APLP; (ii) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a Person or group of Persons beneficially owning 20% or more of (a) any class of voting or equity securities (including securities convertible into or exercisable or exchangeable for voting or equity securities) of (Y) the Company or (Z) any of its Material Subsidiaries then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exercisable or exchangeable for voting or equity securities) or (b) 20% or more of any class of securities of the AP Preferred Equity Issuer or of APLP; or (iii) any plan of arrangement, merger, amalgamation, consolidation, security exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Company or any of its Subsidiaries holding 20% or more of the consolidated assets of the Company and its Subsidiaries or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries (in each case based on the consolidated annual financial statements of the Company most recently filed as part of the Company Filings prior to such time).

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions.

“Agreement” means this arrangement agreement, including all schedules annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“APLP” has the meaning ascribed thereto in the preamble to this Agreement.

“APLP MTNs” means the 5.95% medium term notes of APLP due June 23, 2036.

“APLP MTNs Indenture” means the trust indenture dated June 15, 2006 between APLP (as successor in interest to EPCOR Power L.P.) and BNY Trust Company of Canada, as trustee.

“AP Preferred Equity Issuer” has the meaning ascribed thereto in the preamble to this Agreement.

“AP Preferred Equity Issuer Constating Documents” means the certificate of amendment, articles and by-laws of the AP Preferred Equity Issuer, as they may be amended from time to time.

“AP Preferred Equity Issuer Continuance” means the continuance of the AP Preferred Equity Issuer from the jurisdiction of the Province of Alberta to the jurisdiction of the Province of British Columbia pursuant to Section 302 of the BCBCA and Section 189 of the ABCA, such continuance to occur prior to the Arrangement.

“AP Preferred Equity Issuer Meeting” means the special meeting of the Preferred Shareholders including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Continuance Resolution and the Preferred Shareholder Resolution and for any other proper purpose as may be set out in the Company Circular and agreed to in writing by the Purchasers.

“Arrangement” means the proposed arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchasers, each acting reasonably.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Common Shareholder Meeting by the Common Shareholders entitled to vote thereon pursuant to the Interim Order, substantially on the terms and in the form set out in Schedule B.

“AssetCo” has the meaning ascribed thereto in the preamble to this Agreement.

“Authorization” means, with respect to any Person, any order, permit, certificate, accreditation, approval, consent, waiver, registration, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

“BCBCA” means the Business Corporations Act (British Columbia).

“BidCo” has the meaning ascribed thereto in the preamble to this Agreement.

“Board” means the board of directors of the Company, as constituted from time to time.

“Board Recommendation” means (i) with respect to the Board, the recommendation contemplated by clause (iii) of Section 2.4(2) and the Company Debenture Board Recommendation, (ii) with respect to the board of directors of the AP Preferred Equity Issuer, the recommendation contemplated by clause (iv) of Section 2.4(2) and (iii) with respect to the board of directors of the general partner of APLP, the MTNs Board Recommendation.

“Breaching Party” has the meaning ascribed thereto in Section 7.3(3).

“Business Day” means any day of the year, other than a Saturday, a Sunday or a day on which major banks are closed for business in Toronto, Ontario, Vancouver, British Columbia or New York, New York.

“Change in Recommendation” has the meaning ascribed thereto in Section 7.2(1)(d)(ii).

“COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any similar state or local Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Agreements” means collective bargaining agreements, union agreements or other similar Contracts between the Company or any of its Subsidiaries and a Union which cover any Company Employee.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to Subsection 7(1) of the Competition Act or his designee.

“Common Shareholder Meeting” means the special meeting of Common Shareholders including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other proper purpose as may be set out in the Company Circular and agreed to in writing by the Purchasers.

“Common Shareholders” means the registered and/or beneficial holders of the Common Shares, as the context requires.

“Common Shares” means the common shares in the capital of the Company.

“Company” has the meaning ascribed thereto in the preamble to this Agreement.

“Company Assets” means the assets (including emission allowances and credits, and accounts containing such allowances or credits), properties (real or personal), Authorizations, contracts, equipment, rights, licences, leases, waivers or consents (whether contractual or otherwise) of the Company and its Subsidiaries.

“Company Circular” means the notice of the Common Shareholder Meeting, notice of the AP Preferred Equity Issuer Meeting and accompanying management information circular and proxy statement, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular and proxy statement, to be sent to each Common Shareholder, Preferred Shareholder and other Person as required by the Interim Order and Law in connection with the Company Meetings, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company Constating Documents” means the certificate of continuation, notice of articles and articles of the Company, as they may be amended from time to time.

“Company Contractor” means the individual independent contractors and individual consultants who provides services to the Company or any of its Subsidiaries.

“Company Debenture Board Recommendation” has the meaning ascribed thereto in Section 4.9(3).

“Company Debenture Cash Consideration” has the meaning ascribed thereto in Section 4.9(1).

“Company Debenture Share Consideration” means, for each $1,000 principal amount of Company Debentures, such number of Common Shares that a Company Debentureholder would be entitled to receive upon the conversion of the Company Debentures in accordance with their terms immediately prior to the Effective Time (if the Company Debentures were not converted into Common Shares pursuant to the Company Debenture Transaction), including the Make Whole Premium, as calculated by the Company and the Purchasers in accordance with the Company Debenture Indenture and Schedule C on or prior to the Effective Date.

“Company Debenture Transaction” has the meaning ascribed thereto in Section 4.9(1).

“Company Debentureholders” means the registered and/or beneficial holders of the Company Debentures, as the context requires.

“Company Debentures” means the 6.00% Series E Convertible Unsecured Subordinated Debentures of the Company due January 31, 2025.

“Company Debenture Indenture” means the trust indenture dated December 17, 2009 between the Company and Computershare Trust Company of Canada (“Computershare”), as trustee, as amended by (i) the fourth supplemental indenture dated November 29, 2012 between the Company, Computershare, as trustee, and Computershare Trust Company, N.A. (“Computershare U.S.”), as U.S. trustee, and (ii) the seventh supplemental indenture dated January 29, 2018 between the Company, Computershare, as trustee, and Computershare U.S., as U.S. trustee.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and executed and delivered by the Company to the Purchasers in connection with the execution of this Agreement.

“Company Employees” means the officers and employees of the Company and its Subsidiaries whether unionized or non-unionized and whether actively working or not actively working at the Effective Time.

“Company Filings” means all documents publicly filed by or on behalf of the Company, APLP or the AP Preferred Equity Issuer on SEDAR and/or on EDGAR, as the case may be, on or after January 1, 2017.

“Company LTIP” means the Company’s Sixth Amended and Restated Long-Term Incentive Plan effective as of January 23, 2019, as amended by Amendment No. 1, dated as of June 17, 2020, or the Company’s Fifth Amended and Restated Long-Term Incentive Plan effective as of April 11, 2013, as amended by Amendment No. 1, dated as of June 20, 2014 and by Amendment No. 2, dated as of June 20, 2017, as applicable.

“Company Meetings” means, collectively, the Common Shareholder Meeting and the AP Preferred Equity Issuer Meeting.

“Company Related Parties” has the meaning ascribed thereto in Section 8.2(9).

“Company Securities” means the Common Shares, the Company Debentures, the Preferred Shares, the APLP MTNs, the TSUs, the DSUs and the Transition Units.

“Company Securityholders” means, collectively, the Common Shareholders, the Preferred Shareholders, the holders of TSUs, the holders of DSUs and the holders of Transition Units.

“Competition Act” means the Competition Act (Canada).

“Competition Act Approval” means, with respect to the transactions contemplated by this Agreement, the following: (i) receipt by the Purchasers of an advance ruling certificate from the Commissioner of Competition under Subsection 102(1) of the Competition Act; or (ii) both (a) the expiry of the waiting period under Subsection 123(1) of the Competition Act, the termination of the waiting period under Subsection 123(2) of the Competition Act or a waiver of the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act under paragraph 113(c) of the Competition Act and (b) the receipt by the Purchasers of a No Action Letter.

“Confidentiality Agreement” means the confidentiality agreement dated June 1, 2020 between the Company and I Squared Capital Advisors (US) LLC.

“Consideration” means US$3.03 in cash per Common Share, without interest.

“Continuance Approval” means the approval and adoption at the AP Preferred Equity Issuer Meeting of the Continuance Resolution by at least two-thirds of the votes cast by the Preferred Shareholders present in person or represented by proxy at the AP Preferred Equity Issuer Meeting, voting together as a single class, each Preferred Share entitling the holder thereof to one vote on the Continuance Resolution.

“Continuance Resolution” means the resolution approving the AP Preferred Equity Issuer Continuance to be considered at the AP Preferred Equity Issuer Meeting by the Preferred Shareholders entitled to vote thereon pursuant to the ABCA, substantially on the terms and in the form set out in Schedule E.

“Contract” means any agreement, commitment, engagement, contract, franchise, licence, lease, obligation, note, bond, mortgage, indenture, undertaking or joint venture (written or oral) that is legally binding to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“Court” means the Supreme Court of British Columbia, or other court as applicable.

“COVID-19 Responses” has the meaning ascribed thereto in Section 4.1(1).

“Data Room” means the virtual data room established by the Company, the index of documents of which, as of 11:59 p.m. on January 13, 2021, is appended to the Company Disclosure Letter.

“Debentureholder Circular” means the notice of the Debentureholder Meeting and accompanying information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to each Company Debentureholder and other Person as required by the Company Debenture Indenture in connection with the Debentureholder Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Debentureholder Consent” has the meaning ascribed thereto in Section 4.9(1).

“Debentureholder Consent Solicitation” has the meaning ascribed thereto in Section 4.9(1).

“Debentureholder Consent Solicitation Documents” has the meaning ascribed thereto in Section 4.9(2).

“Debentureholder Consideration” means the Company Debenture Share Consideration and the Company Debenture Cash Consideration.

“Debentureholder Meeting” means the special meeting of Company Debentureholders including any adjournment or postponement of such special meeting in accordance with the terms of the Company Debenture Indenture and this Agreement, to be called and held in accordance with terms and conditions of the Company Debenture Indenture to consider the Debentureholder Resolution and for any other proper purpose as may be set out in the Debentureholder Circular and agreed to in writing by the Purchasers, such agreement not to be unreasonably withheld, conditioned or delayed.

“Debentureholder Resolution” means an extraordinary resolution approving the Company Debenture Transaction to be considered at the Debentureholder Meeting by the Company Debentureholders entitled to vote thereon pursuant to the terms and conditions of the Company Debenture Indenture, in a form acceptable to the Company and the Purchasers, each acting reasonably.

“Debt Financing” has the meaning ascribed thereto in Section 4.7(1).

“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns, in each case, other than the Purchasers, the Equity Investor or any of their respective affiliates (other than such affiliates in their capacity as agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or part of the Debt Financing).

“Delisting Period” has the meaning ascribed thereto in Section 4.13.

“Depositary” means such Person as the Company, the AP Preferred Equity Issuer and APLP may appoint to act as depositary for (i) the Common Shares and the Preferred Shares in relation to the Arrangement and (ii) the APLP MTNs in respect of the MTNs Transaction, with the approval of the Purchasers, acting reasonably.

“Director DSU Plan” means the Company’s Deferred Share Unit Plan effective April 24, 2007.

“Dissent Rights” means the rights of dissent exercisable by registered Common Shareholders and Preferred Shareholders in respect of the Arrangement described in the Plan of Arrangement.

“DSUs” means the deferred share units issued under the Director DSU Plan.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained for purposes of filings made under the Securities Act of 1933 (United States), the Securities Exchange Act of 1934 (United States) and other statutes.

“Effective Date” has the meaning set out in the Plan of Arrangement.

“Effective Time” has the meaning set out in the Plan of Arrangement.

“Employee Plans” means all benefit, fringe benefit, health, welfare, dental, life, supplemental unemployment benefit, bonus, profit sharing, termination, change of control, stock option, stock appreciation, stock purchase, savings, insurance, incentive, incentive compensation, deferred compensation, security purchase, security compensation, disability, pension or supplemental retirement plans and other service provider compensation or benefit plans, policies, trusts, funds, agreements or arrangements (A) for the benefit of: (i) current or former directors of the Company or any of its Subsidiaries, (ii) Company Employees or former Company Employees (iii) Company Contractors, or (iv) or the spouses, dependents, survivors or beneficiaries of such Persons in (i), (ii) and (iii), (B) which are maintained, sponsored or funded by, or binding upon the Company or any of its Subsidiaries, or (C) in respect of which the Company or any of its Subsidiaries has any actual or potential liability (contingent or otherwise), in each case, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, but does not include any statutory plans administered by a Governmental Entity, including the Canada Pension Plan and Québec Pension Plan and plans administered pursuant to applicable federal, state or provincial health, worker’s compensation or employment insurance legislation.

“Environmental Laws” means any Law (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (ii) concerning the management, manufacture, use, handling, containment, storage, recycling, reclamation, reuse, treatment, generation, Release or threatened Release, transportation, processing, production, disposal, investigation or remediation of any Hazardous Materials; (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; and (iv) all Authorizations issued pursuant to such Laws.

“Equity Commitment Letter” means the equity commitment letter between the Equity Investor and the Purchasers dated the date hereof, as amended or replaced.

“Equity Financing” means the agreement of the Equity Investor to subscribe or cause to be subscribed for equity securities of the Purchasers, subject to the terms and conditions of the Equity Commitment Letter, in the amount set forth in the Equity Commitment Letter, which will be used by the Purchasers for the purposes set forth in the Equity Commitment Letter.

“Equity Investor” means ISQ Global Fund II GP, LLC, as general partner of the investment vehicles comprising ISQ Global Infrastructure Fund II.

“ERISA” means the Employee Retirement Income Security Act of 1974 (United States), as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that would be considered a single employer with the Company or any of its Subsidiaries within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“EWG” means an “exempt wholesale generator,” as defined in PUHCA and the FERC’s regulations at 18 C.F.R. § 366.1.

“Fairness Opinions” means, collectively, (i) the opinion of Goldman Sachs & Co. LLC delivered to the Special Committee to the effect that, as of the date of such opinion and based on and subject to the factors, assumptions, limitations, qualifications and other matters set forth in such opinion, the Consideration to be paid to the Common Shareholders (other than I Squared Capital Advisors (US) LLC and its affiliates) pursuant to this Agreement is fair, from a financial point of view, to such Common Shareholders and (ii) the opinions of Blair Franklin Capital Partners Inc. delivered to the Special Committee to the effect that, as of the date of each such opinion and based on and subject to the factors, assumptions, limitations, qualifications and other matters set forth in each such opinion, the consideration to be paid to the Common Shareholders, the Company Debentureholders and the Preferred Shareholders (other than I Squared Capital Advisors (US) LLC and its affiliates) pursuant to the applicable transactions contemplated by this Agreement is fair, from a financial point of view, to such Common Shareholders, Company Debentureholders and Preferred Shareholders.

“FERC” means the Federal Energy Regulatory Commission.

“Final Order” means the final order of the Court in a form acceptable to the Company, the AP Preferred Equity Issuer and the Purchasers, each acting reasonably, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of the Company, the AP Preferred Equity Issuer and the Purchasers, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended (provided that any such amendment is acceptable to the Company, the AP Preferred Equity Issuer and the Purchasers, each acting reasonably) on appeal.

“Financial Advisors” means Goldman Sachs & Co. LLC and Blair Franklin Capital Partners Inc.

“FPA” means the Federal Power Act, as amended, and the regulations publicly promulgated thereunder.

“FUCO” means “foreign utility company” as defined in PUHCA and the FERC’s regulations at 18 C.F.R. § 366.1.

“Fuel Supply Agreements” means each Contract for the purchase and sale (whether on a spot or forward basis and including any option thereon) of, or for financial settlement with respect to, the fuel requirements of the generating facilities owned by the Company, its Subsidiaries, or any of the Non-Controlled Entities, as set out in Paragraph 16(a)(ix) of the Company Disclosure Letter.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor-in-council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self- regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.

“Hazardous Substances” means any material, waste or substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, toxic, a pollutant or a contaminant, or words of similar import or regulatory effect, under or pursuant to Environmental Laws, and petroleum and all derivatives thereof or synthetic substitutes therefor, radon, radioactive materials or wastes, asbestos in any form, mold that would reasonably be expected to have a material adverse impact on human health or property, and polychlorinated biphenyls, in each case whether naturally occurring or manmade.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States), as amended, and the rules and regulations promulgated thereunder.

“HSR Clearance” means that the applicable waiting period (including any extension thereof) pursuant to the HSR Act shall have expired or been terminated.

“Incentive Securities” means, collectively, the TSUs, DSUs and Transition Units.

“Indemnified Persons” has the meaning ascribed thereto in Section 4.11(2).

“Indigenous Persons” means any first nations and/or indigenous and/or aboriginal people(s), tribe(s) and/or band(s) of Canada, including Métis communities, or the United States.

“Intellectual Property” means all rights of the following types, whether domestic and foreign: (i) rights in patents and applications for patents, and reissues, re-examinations, divisions, continuations, continuations-in-part, renewals, extensions and validations of patents and applications for patents, utility models and petty patents; (ii) rights associated with works of authorship (including software), including exclusive exploitation rights, moral rights, and copyrights, copyright registrations and applications for copyright registration; (iii) mask work registrations and applications for mask work registrations; (iv) rights in design patents and registrations, design patents and registration applications and integrated circuit topography registrations and applications; (v) rights in industrial designs, industrial design registrations and applications for industrial design registrations; (vi) rights to trade-marks, trade names, business names, corporate names, domain names, website names and world wide web addresses, registrations and applications relating to the same, and all goodwill associated with any of the foregoing; and (vii) rights associated with trade secrets, know-how and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence, including proprietary and non-public business information, know-how, methods, processes, designs, technology, technical data, schematics, models, simulations and documentation relating to any of the foregoing.

“Interconnection Agreements” means each Contract providing interconnection services to the generating facilities owned by the Company, its Subsidiaries, or any of the Non-Controlled Entities, as set out in Paragraph 16(a)(ix) of the Company Disclosure Letter.

“Interim Order” means the interim order of the Court in a form acceptable to the Company, the AP Preferred Equity Issuer and the Purchasers, each acting reasonably, providing for, among other things, the calling and holding of the Company Meetings and the voting requirements with respect to the Arrangement Resolution and the Preferred Shareholder Resolution, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Company, the AP Preferred Equity Issuer and the Purchasers, each acting reasonably.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and implementing regulations.

“Law” means, with respect to any Person, any and all applicable law (statutory, common, civil or otherwise), constitution, treaty, convention, ordinance, by-law, code, rule, regulation, order, injunction, judgment, award, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, option, right of first refusal or first offer, purchase right, lien (statutory or otherwise) or restriction or adverse right or claim or other encumbrance of any kind, in each case, whether contingent or absolute.

“Limited Guaranty” means the limited guaranty dated as of the date hereof between the Company and the Equity Investor in favour of the Company pursuant to which the Equity Investor irrevocably, absolutely and unconditionally guarantees the due, punctual and complete performance and payment (and not merely collection) in full of the Reverse Termination Fee and the amounts payable by the Purchasers, if any, pursuant to Section 2.12(2), Section 4.7(3) and Section 4.12 of this Agreement, on the terms and conditions set forth therein, as amended or replaced in accordance therewith.

“Make Whole Premium” means the Make Whole Premium, as defined in the Company Debenture Indenture, in relation to the Company Debentures.

“Matching Period” has the meaning ascribed thereto in Section 5.4(1)(e).

“Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, states of facts or circumstances, (A) is, or would reasonably be expected to be, material and adverse to the business, assets, properties, results of operations, liabilities (contingent or otherwise) or financial condition of the Company and its Subsidiaries, taken as a whole, or (B) prevents, materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company to consummate the Arrangement or the transactions contemplated hereby, except any such change, event, occurrence, effect, state of facts or circumstance relating to, resulting from or arising in connection with:

(i)	any change or development affecting the electric power generation industries in which the Company and/or its Subsidiaries or the Non-Controlled Entities operate;

(ii)	any change in currency exchange, interest or inflation rates;

(iii)	any change or development in political conditions or any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism, including any cyber-terrorism or cyber-attack;

(iv)	any change or development in general economic, business, regulatory, financial, credit or capital market conditions in Canada, the United States or elsewhere in the world;

(v)	any adoption, proposal or implementation of, or change in, Law, or in the interpretation, application or non-application thereof by any Governmental Entity;

(vi)	any change in U.S. GAAP or regulatory accounting requirements;

(vii)	any hurricane, flood, tornado, earthquake or other natural disaster, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response thereto, provided that any such action taken by the Company must be consistent in all material respects with the actions taken by other participants in the industry in which the Company and, if taken after the date hereof, must be otherwise in compliance with Section 4.1(1));

(viii)	the failure, in and of itself, of the Company to meet any internal or published projections, forecasts or estimates of revenues, earnings, sales, margins or cash flows (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded from the definition of Material Adverse Effect);

(ix)	any action taken (or omitted to be taken) by Company or any of its Subsidiaries or Non-Controlled Entities upon the written request or with the written consent of the Purchasers;

(x)	the execution, public announcement or performance of this Agreement or the consummation of the transactions contemplated hereby or the identity of the Purchasers or any of their affiliates, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries or Non-Controlled Entities with any Governmental Entity or any of their current or prospective Company Employees, customers, suppliers or partners arising as a consequence of the foregoing and provided that this clause (ix) shall not be given any effect with respect to the representations in Paragraph 5 of Schedule I [Non-Contravention] or Section 6.2(1) with respect to such representations and warranties or the obligation of the Company in Section 4.1(1) to conduct its business, and to cause its Subsidiaries to conduct their business, in the Ordinary Course;

(xi)	any change or announcement of a potential change in the credit ratings in respect of the Company or any of its Subsidiaries or Non-Controlled Entities or a change in any analysts’ recommendation or rating with respect to the Company (it being understood that the causes underlying such change in ratings recommendations may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded from the definition of Material Adverse Effect);

(xii)	any litigation or threatened litigation made or brought by any Company Securityholder relating to, or arising from, this Agreement or the transactions contemplated by this Agreement;

(xiii)	any change in the market price or trading volume of any securities of the Company or any of its Subsidiaries (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded from the definition of Material Adverse Effect), or any suspension of trading in securities generally on any securities exchange on which the securities of the Company or any of its Subsidiaries trade; or

(xiv)	any matter disclosed in the Company Disclosure Letter to the extent of such disclosure;

provided, however, that (A) with respect to clauses (i) through to and including (vii), to the extent that such matter does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the electric power generation industries in which the Company and/or its Subsidiaries operate; and (B) references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a “Material Adverse Effect” has occurred.

“Material Contract” means any Contract to which the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Non-Controlled Entities is a party: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect; (ii) that is a partnership agreement, joint venture agreement or similar agreement relating to the formation, creation or operation of any partnership, limited liability company or joint venture in which the Company, any of its Subsidiaries or any of the Non-Controlled Entities is a partner, member or joint venturer (or other participant), but excluding any such partnership, limited liability company or joint venture which is a wholly-owned Subsidiary of the Company, that is material to the Company and its Subsidiaries (taken as a whole); (iii) relating to (a) indebtedness (currently outstanding or which may become outstanding) for borrowed money in excess of $500,000 or (b) the guarantee of any liabilities or obligations in excess of $250,000 of a Person other than the Company or any of its Subsidiaries, in each case excluding guarantees or intercompany liabilities or obligations between two or more Persons each of whom is a Subsidiary of the Company or between the Company and one or more Persons each of whom is a Subsidiary of the Company; (iv) restricting the incurrence of indebtedness by the Company, any of its Subsidiaries or any of the Non-Controlled Entities (including by requiring the granting of an equal and rateable Lien) or the incurrence of any Liens on any properties or assets of the Company, any of its Subsidiaries or any of the Non-Controlled Entities, or restricting the payment of dividends by the Company, by any of its Subsidiaries or by any of the Non-Controlled Entities; (v) (a) that is in effect as of the date hereof and under which the Company, any of its Subsidiaries or any of the Non-Controlled Entities is obligated to make or expects to receive payments in excess of $5 million over the remaining term, or (b) that is to be entered into after the date hereof and under which the Company, any of its Subsidiaries or any of the Non-Controlled Entities is obligated to make or expects to receive payments in excess of $1 million over the term of the Contract (other than (x) any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments entered into in the Ordinary Course and for amounts generally consistent with the past practices of such Person, or (y) any Contract entered into in the Ordinary Course for the aggregate amount and for the specified purposes set forth in the Company’s 2020 or 2021 budget (a copy of which is set forth in Section 4.1(2)(l) of the Company Disclosure Letter); (vi) that creates an exclusive dealing arrangement or a right of first offer or refusal in respect of assets that are material to the Company, its Subsidiaries or the Non-Controlled Entities, taken as a whole, to the benefit of a third party, other than agreements entered into in the Ordinary Course; (vii) providing, outside of the Ordinary Course, for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value of such property or asset exceeds (a) $2,500,000 for any property or asset associated with a non-operational electric power generation facility or (b) $1,000,000 for any other property or asset; (viii) that materially limits or restricts the ability of the Company, any of its Subsidiaries or any of the Non-Controlled Entities to engage in any line of business or carry on business in any geographic area; (ix) constituting an Offtake Agreement, Interconnection Agreement, Fuel Supply Agreement, or Service Agreement; or (x) that requires, or provides a contingent right to demand, delivery of a Support Obligation by, or for the benefit of, the Company or any of its Subsidiaries or any of the Non-Controlled Entities.

“Material Subsidiaries” means any Subsidiaries of the Company that, individually or in the aggregate, contribute 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of the Company and its Subsidiaries, taken as a whole (in each case based on the consolidated annual financial statements of the Company most recently filed as part of the Company Filings prior to such time).

“MBR Authority” means authorization by FERC under Section 205 of the FPA to sell electric energy, capacity and certain ancillary services at market-based rates, acceptance by FERC of a tariff providing for such sales, along with those waivers from federal regulation and blanket approvals typically granted by FERC to entities with market-based rate authorization, including blanket authorization for the issuance of securities and assumption of liabilities under Section 204 of the FPA and Part 34 of the FERC’s regulations, 18 C.F.R. Part 34.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“MTNs Board Recommendation” has the meaning ascribed thereto in Section 4.8(3).

“MTNs Circular” means the notice of the MTNs Meeting and accompanying information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to each MTN Noteholders and other Person as required by the APLP MTNs Indenture in connection with the MTNs Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“MTNs Meeting” means the meeting of MTN Noteholders, including any adjournment or postponement of such meeting in accordance with the terms of the APLP MTNs Indenture and this Agreement, to be called and held in accordance with the terms and conditions of the APLP MTNs Indenture to consider the MTN Noteholder Resolution and for any other proper purpose as may be set out in the MTNs Circular and agreed to in writing by the Purchasers, such agreement not to be unreasonably withheld, conditioned or delayed.

“MTN Noteholder Consent” has the meaning ascribed thereto in Section 4.8(1).

“MTN Noteholder Consent Solicitation” has the meaning ascribed thereto in Section 4.8(1).

“MTN Noteholder Consent Solicitation Documents” has the meaning ascribed thereto in Section 4.8(2).

“MTN Noteholder Resolution” means an extraordinary resolution approving the MTNs Transaction to be considered at the MTNs Meeting by the MTN Noteholders entitled to vote thereon pursuant to the terms and conditions of the APLP MTNs Indenture, in a form acceptable to the Company, APLP and the Purchasers, each acting reasonably.

“MTN Noteholders” means the registered and/or beneficial holders of APLP MTNs, as the context requires.

“MTNs Transaction” has the meaning ascribed thereto in Section 4.8(1).

“No Action Letter” means written confirmation from the Commissioner of Competition that he does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

“Non-Controlled Entities” means the entities listed on Schedule K.

“Noteholder Consideration” has the meaning ascribed thereto in Section 4.8(1).

“NYSE” means the New York Stock Exchange.

“Offtake Agreements” means each Contract for the purchase and sale (whether on a spot or forward basis and including any option thereon) of, or for financial settlement with respect to, the energy, capacity, environmental attributes (however defined or described), or other products available from or that may be generated by the generating facilities owned by the Company, its Subsidiaries, or any of the Non-Controlled Entities, as set out in Paragraph 16(a)(ix) of the Company Disclosure Letter.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent in nature and scope with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person.

“Outside Date” means July 14, 2021 ( as such date may be extended pursuant to the immediately succeeding proviso or pursuant to Section 8.6) or such later date as may be agreed to in writing by the Parties or provided for herein, provided that if the Effective Date has not occurred on or prior to the Outside Date as a result of the failure to satisfy the condition set forth in Section 6.1(4) (as it relates to the Final Order), Section 6.1(5) (if the Law giving rise to the failure of such condition to be satisfied relates to any Required Regulatory Approval), Section 6.1(6) or Section 6.2(7), then any Party may elect, by notice in writing delivered to the other Parties on or prior to the Outside Date, to extend the Outside Date from time to time by a specified period of not less than ten (10) Business Days, provided that in aggregate such extensions shall not exceed 90 days from July 14, 2021; provided further that, notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to satisfy the condition set forth in either Section 6.1(5) or Section 6.1(6) is primarily the result of such Party’s failure to comply with its covenants herein.

“Parties” means, collectively, the Company, the AP Preferred Equity Issuer, APLP and the Purchasers and “Party” means any one of them.

“Payee” shall have the meaning ascribed thereto in Section 2.12(2).

“Payor” shall have the meaning ascribed thereto in Section 2.12(2).

“Permitted Distributions” means (i) quarterly dividends on the Preferred Shares in accordance with their terms and consistent with the current practice of the Company (including with respect to timing), (ii) interest payments made on the Company Debentures or the APLP MTNs in accordance with their terms, and (iii) payments made in service of existing project-level financing in place for the Cadillac and Chambers projects of the Company in accordance with their terms and, with respect to the Company’s non-wholly owned Subsidiaries and the Non-Controlled Entities, any dividend or other distribution made on a pro rata basis to all holders of equity interests in such Person in the Ordinary Course.

“Permitted Liens” means, in respect of the Company or any of its Subsidiaries or any Company Assets, any one or more of the following:

(i)	Liens or deposits for Taxes which are not due or payable or which are being contested in good faith by appropriate Proceedings and for which adequate reserves have been made in accordance with U.S. GAAP;

(ii)	easements, rights of way, restrictions, restrictive covenants, servitudes and similar rights in real property, including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not, in each case or in the aggregate, materially adversely affect the use of the relevant property as it is being used at the date hereof;

(iii)	inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, warehousemen, carriers and others in respect of the construction, maintenance, repair, operation or storage of Company Assets, provided that such Liens are related to obligations not due or delinquent and in respect of which adequate holdbacks or other similar requirements are being maintained to the extent required by Law;

(iv)	municipal by-laws, regulations, zoning law, building or land use restrictions and other limitations imposed by any Governmental Entity having jurisdiction over real property and any other restrictions affecting or controlling the use, marketability or development of real property,provided that such regulations and restrictions do not materially adversely affect the use of the relevant property as it is being used at the date hereof;

(v)	customary Liens, exceptions, agreements, restrictions, limitations, contracts or rights of general application reserved to or vested in any Governmental Entity to control or regulate any interest in the facilities in which the Company or any of its Subsidiaries conduct their business, provided that such Liens, exceptions, agreements, restrictions, limitations, contracts or rights (a) were not incurred in connection with any indebtedness and (b) do not materially adversely affect the use of the relevant facility as it is being used at the date hereof;

(vi)	Liens against leasehold improvements and equipment securing indebtedness incurred to finance the acquisition of such leasehold improvements or equipment;

(vii)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff, rights of combination of accounts or similar rights in the Ordinary Course in relation to deposit accounts or other funds maintained with a creditor depository institution;

(viii)	pledges, deposits and Liens under worker’s compensation laws, employment insurance laws or similar legislation;

(ix)	good faith deposits in connection with bids, tenders and contracts;

(x)	registered agreements with any Governmental Entities or public utilities, including subdivision agreements, development agreements, engineering or grading agreements and similar agreements, provided such agreements do not materially adversely affect the use or operation of the relevant property as it is being used at the date hereof and are not violated in any material respect by the current use of the relevant property;

(xi)	easements, rights of way, servitudes and similar rights in real property for the passage, ingress and egress of Persons and vehicles over parts of the Company Assets that do not materially adversely affect the use or operation of the relevant property as it is being used at the date hereof;

(xii)	agreements under which the Company or any of its Subsidiaries grants a non-exclusive license to Intellectual Property to a third party in the Ordinary Course;

(xiii)	cost sharing, servicing, access, reciprocal and other similar agreements with neighbouring landowners and/or Governmental Entities that do not materially adversely affect the use or operation of the relevant property as it is being used at the date hereof;

(xiv)	any minor encroachments by any structure located on the Company Assets onto any adjoining lands and any minor encroachment by any structure located on adjoining lands onto the Company Assets provided that such encroachments do not materially adversely affect the use or operation of the relevant property as it is being used at the date hereof;

(xv)	any reservations, exceptions, limitations, provisos and conditions contained in the original Crown grant or patent;

(xvi)	any leases, licenses or occupancy agreements granted by the Company, its Subsidiaries and the Non-Controlled Entities over portions of the Company Assets that have been disclosed in the Company Disclosure Letter, and that do not materially adversely affect the use or operation of the relevant property as it is being used at the date hereof;

(xvii)	any Liens in connection with credit, loan or other financing Contracts that have been disclosed in the Company Disclosure Letter or are reflected on the Company’s financial statements included in the Company Filings as of the date hereof; and

(xviii)	such other imperfections of title or Liens as do not, in each case or in the aggregate, materially affect the use of the properties or assets subject thereto or affected thereby, materially detract from the value of or properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.

“Permitted Share Encumbrances” means any one or more of the following:

(i)	obligations imposed under this Agreement;

(ii)	restrictions under applicable Securities Laws;

(iii)	obligations imposed under the Company Constating Documents or organizational documents of any of the Company’s Subsidiaries or the Non-Controlled Entities; and

(iv)	Liens imposed on equity interests pursuant to (i) the Credit and Guaranty Agreement dated April 13, 2016 entered into among APLP Holdings Limited Partnership, as borrower, the Company and certain Subsidiaries thereof, as guarantors, Goldman Sachs Lending Partners, LLC, as administrative agent and collateral agent, and the various lenders and L/C issuers thereto, as amended from time to time and (ii) the Amended and Restated Credit and Reimbursement Agreement, dated as of December 10, 2010, by and among Cadillac Renewable Energy, LLC, Union Bank, N.A. as Administrative Agent, Union Bank, N.A. as DSR LOC Provider and an Issuing Bank, and the Banks and Issuing Banks from time to time parties thereto, as amended by Amendment No. 1, dated as of April 15, 2011, and as further amended by Amendment No. 2, dated as of February 15, 2013.

“Person” includes any individual, partnership, limited partnership, association, body corporate, organization, joint venture, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule A, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior consent of the Company, the AP Preferred Equity Issuer and the Purchasers, each acting reasonably.

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 4.12.

“Pre-Arrangement Steps” has the meaning ascribed thereto in Section 2.6.

“Preferred Shareholder Resolution” means the resolution approving the Plan of Arrangement to be considered at the AP Preferred Equity Issuer Meeting by the Preferred Shareholders entitled to vote thereon pursuant to the Interim Order, substantially on the terms and in the form set out in Schedule D.

“Preferred Shareholders” means the registered and/or beneficial holders of the Preferred Shares, as the context requires.

“Preferred Shares” means (i) the 4.85% cumulative redeemable preferred shares, Series 1 in the capital of the AP Preferred Equity Issuer, (ii) the 7.0% cumulative rate reset preferred shares, Series 2 in the capital of the AP Preferred Equity Issuer and (iii) the cumulative floating rate preferred shares, Series 3 in the capital of the AP Preferred Equity Issuer.

“Proceeding” means any suit, claim, action, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Entity.

“PUHCA” means the Public Utility Holding Company Act of 2005 (United States).

“Purchaser Related Parties” has the meaning ascribed thereto in Section 8.2(8).

“Purchasers” has the meaning ascribed thereto in the preamble to this Agreement.

“QF” means a “qualifying facility,” as defined in the Public Utility Regulatory Policies Act of 1978 (United States) and the FERC’s regulations at 18 C.F.R. Part 292.

“Receiving Party” has the meaning ascribed thereto in Section 4.4(8).

“Recipient” has the meaning ascribed thereto in Section 4.6(1).

“Regulatory Approvals” means, any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case required under Laws to consummate the transactions contemplated by the Arrangement, including the Required Regulatory Approvals, but excluding (i) any such consent, waiver, permit, exemption, review, order, decision, approval, registration, filing, expiry, waiver or termination required in connection with a Pre-Acquisition Reorganization and (ii) the Interim Order and the Final Order.

“Release” means (i) any releasing, spilling, discharging, disposing, leaking, pumping, injecting, pouring, depositing, dispersing, emitting, leaching or migrating of Hazardous Substances into the indoor or outdoor environment, including ambient air, surface water, groundwater and surface or subsurface strata, and (ii) the abandonment or discarding of barrels, tanks, containers or receptacles, whether or not sealed or closed, containing Hazardous Substances.

“Representative” has the meaning ascribed thereto in Section 5.1(1).

“Required Approvals” means, collectively, the approval and adoption at the Company Meetings of (i) the Arrangement Resolution by the Common Shareholders, and (ii) the Continuance Resolution and the Preferred Shareholder Resolution by the Preferred Shareholders, in each case by the applicable requisite levels of approval set forth in the Interim Order and as required by Law.

“Required Consents” means the consents specified in Section 6.2(7) of the Company Disclosure Letter.

“Required Regulatory Approvals” means the Regulatory Approvals specified in Schedule G.

“Reverse Termination Fee” has the meaning ascribed thereto in Section 8.2(5).

“Reverse Termination Fee Event” has the meaning ascribed thereto in Section 8.2(5).

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the latest of (i) confirmation from the SEC that it has no further comments on the Company Circular, and (ii) expiration of the ten (10) day period after filing of the preliminary Company Circular in the event the SEC has then confirmed that it does not intend to review the Company Circular.

“Securities Authority” means the applicable securities commission or securities regulatory authority of a province or territory of Canada, and the SEC.

“Securities Laws” means the Securities Act (British Columbia) and any other applicable Canadian provincial and territorial securities laws, rules and regulations and published policies thereunder, the Securities Act of 1933 (United States), as amended, and the rules and regulations and published policies thereunder, and the Securities Exchange Act of 1934 (United States), as amended (the “U.S. Exchange Act”) and the rules and regulations and published policies thereunder.

“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained on behalf of the Securities Authorities.

“Service Agreements” means the Contracts pursuant to which the Company, any of its Subsidiaries or any of the Non-Controlled Entities receives energy management, operations and maintenance, long-term service or maintenance, or other services necessary for the operation and maintenance of the generating facilities owned by the Company, its Subsidiaries or the Non-Controlled Entities or for the participation of such facilities in the power, capacity, and other markets applicable to such facilities (other than any such Contract between two or more Persons each of whom is a Subsidiary of the Company or between the Company and one or more Persons each of whom is a Subsidiary of the Company), as set out in Paragraph 16(a)(ix) of the Company Disclosure Letter.

“Special Committee” means the special committee consisting of independent members of the Board formed in connection with the Arrangement and the other transactions contemplated by this Agreement.

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions, and for the purposes of this Agreement, (i) “control” shall include the possession, directly or indirectly, of the power to direct or cause the direction of the policies, management and affairs of any Person, whether through ownership of voting securities, by contract or otherwise, including with respect to any general partner of another Person with the power to direct the policies, management and affairs of such Person and (ii) a Non-Controlled Entity shall not be considered a Subsidiary of the Company.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal from an arm’s length third party other than the Purchasers (or an affiliate of the Purchasers or any Person acting jointly or in concert with the Purchasers or an affiliate thereof) made after the date of this Agreement to acquire 100% of the outstanding Common Shares, or Company Assets (including voting or equity securities of its Subsidiaries and/or voting or equity interests in Non-Controlled Entities) representing all or substantially all of the assets of the Company that: (i) complies with Securities Laws and did not result from a breach of Article 5 of this Agreement; (ii) is not subject to a financing condition; (iii) in respect of which the Board determines in good faith, after receiving the advice of its outside counsel and financial advisors, that adequate arrangements have been made in respect of any required financing to complete such Acquisition Proposal at the time and on the basis set out therein; (iv) is not subject to a due diligence condition; (v) the Board determines in good faith, after receiving the advice of its outside legal counsel and financial advisors, is reasonably capable of being completed in accordance with its terms without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal; and (vi) in respect of which the Board determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal, that such Acquisition Proposal would, if consummated in accordance with its terms and without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Common Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchasers pursuant to Section 5.4(2)).

“Superior Proposal Notice” has the meaning ascribed thereto in Section 5.4(1)(c).

“Supplying Party” has the meaning ascribed thereto in Section 4.4(8).

“Support Obligation” means a guaranty, cash collateral, letter of credit, bond or other form of credit support.

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” means any and all returns, reports, declarations, notices, forms, designations, filings, statements and other similar documents (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, escheat, unclaimed property, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any other Person.

“Term Loan B” means the Credit and Guaranty Agreement, dated as of April 13, 2016, among APLP Holdings Limited Partnership, as Borrower, Atlantic Power Corporation, as guarantor, Certain Subsidiaries of APLP Holdings Limited Partnership, as Guarantors, Various Lenders, Goldman Sachs Bank USA and Bank of America, N.A., as L/C Issuers, Goldman Sachs Lending Partners LLC and Bank of America, N.A., as Joint Syndication Agents, Goldman Sachs Lending Partners LLC as Administrative Agent and Collateral Agent, and Goldman Sachs Lending Partners LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Wells Fargo Securities, LLC, and Industrial and Commercial Bank of China, in their respective capacities as Joint Lead Arrangers and Joint Bookrunners, as amended on April 17, 2017, October 18, 2017, April 19, 2018, October 31, 2018, January 31, 2020 and March 18, 2020.

“Terminating Party” has the meaning ascribed thereto in Section 7.3(3).

“Termination Fee” has the meaning ascribed thereto in Section 8.2(2).

“Termination Fee Event” has the meaning ascribed thereto in Section 8.2(2).

“Termination Notice” has the meaning ascribed thereto in Section 7.3(3).

“Transaction Personal Information” has the meaning ascribed thereto in Section 4.6(1).

“Transferor” has the meaning ascribed thereto in Section 4.6(1).

“Transition Equity Grant Participation Agreement” means the Transition Equity Grant Participation Agreement dated January 22, 2015 among James J. Moore and Atlantic Power Services, LLC, as amended pursuant to that certain Amendment to Transition Equity Grant Participation Agreement dated January 23, 2019 between James J. Moore and Atlantic Power Services, LLC.

“Transition Units” means (i) the performance-based notional share units and (ii) the time-based notional share units, in each case issued under the Transition Equity Grant Participation Agreement.

“TSUs” means time-base notional shares of the Company issued under the Company LTIP.

“TSX” means the Toronto Stock Exchange.

“Union” includes any trade union, council of trade unions, employee bargaining agency, affiliated bargaining agent, employee association or similar entity.

“U.S.” or “United States” means the United States of America.

“U.S. GAAP” means the accounting principles and practices generally accepted in the United States.

“Voting Agreements” means the voting agreements (including all amendments thereto) dated the date hereof between the Purchasers and each of the executive officers and directors of the Company substantially in the form of Schedule J.

Section 1.2	Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(1)	Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to “$” are references to U.S. dollars, unless specified otherwise.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)	Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement.

(5)	Capitalized Terms. All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings ascribed to them in this Agreement.

(6)	Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge (i) of the Company, it is deemed to refer to the actual knowledge, after reasonable internal inquiry (and provided that, in respect of the Non-Controlled Entities, reasonable internal inquiry shall not include inquiry with any Person other than a Company Employee), of the following Company Employees (without personal liability): James J. Moore, Jr., Terrence Ronan, Brian Dee, Jaime D’Angelo, Nick Galotti and Joe Cofelice; or (ii) of the Purchasers, it is deemed to refer to the actual knowledge, after reasonable internal inquiry, of the following Persons (without personal liability): Thomas Lefebvre and Larry Kellerman.

(7)	Accounting Terms. Unless otherwise stated, all accounting terms are to be interpreted in accordance with U.S. GAAP and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with U.S. GAAP.

(8)	Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute or other Law shall be deemed to refer to such statute or other Law, as amended, and to any rules or regulations made thereunder, in each case, as of such date.

(9)	Business Days. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(10)	Time References. References to time are to local time in Toronto, Ontario. When computing any time period in this Agreement, the following rules shall apply: (i) the day marking the commencement of the time period shall be excluded but the day of the deadline or expiry of the time period shall be included; (ii) any day that is not a Business Day shall be included in the calculation of the time period; however, if the day of the deadline or expiry of the time period falls on a day which is not a Business Day, the deadline or time period shall be extended to the next following Business Day; and (iii) if the end date of any deadline or time period in this Agreement refers to a specific calendar date and that date is not a Business Day, the deadline or time period shall be extended to the next Business Day following the specific calendar date.

(11)	Subsidiaries or Non-Controlled Entities. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company (including, for greater certainty, any covenant or agreement applicable to the AP Preferred Equity Issuer as the issuer of the Preferred Shares or to APLP as the issuer of the APLP MTNs hereunder) or Non-Controlled Entity, each such provision shall be construed as a covenant by the Company to cause (to the fullest extent to which it is legally capable) such Subsidiary or Non-Controlled Entity to perform the required action or refrain from taking such action, as applicable; provided, that the Company’s obligation to cause a Non-Controlled Entity to perform the required action or refrain from taking such action shall only require the Company to exercise its rights as a shareholder of such Non-Controlled Entity.

(12)	Schedules. The schedules attached to this Agreement form an integral part of this Agreement.

Article 2
THE ARRANGEMENT

Section 2.1	Arrangement

The Company, AP Preferred Equity Issuer and the Purchasers agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

Section 2.2	Interim Order

As soon as reasonably practicable after the date of this Agreement, the Company and the AP Preferred Equity Issuer shall apply in a manner acceptable to the Purchasers, acting reasonably, pursuant to Section 291 of the BCBCA and, in cooperation with the Purchasers, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(a)	for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meetings and for the manner in which such notice is to be provided;

(b)	that the requisite level of approval for the Arrangement Resolution shall be (i) the favourable vote of holders of not less than two-thirds of the votes cast on such resolution by Common Shareholders present in person or represented by proxy at the Common Shareholder Meeting and (ii) the favourable vote of holders of not less than a simple majority of the votes cast on such resolution by Common Shareholders present in person or represented by proxy at the Common Shareholder Meeting, excluding for this purpose votes attached to Common Shares held by Persons described in items (a) through (d) of Section 8.1(2) of MI 61-101;

(c)	that the requisite level of approval for the Preferred Shareholder Resolution shall be the favourable vote of holders of not less than two-thirds of the votes cast on such resolution by Preferred Shareholders present in person or represented by proxy at the AP Preferred Equity Issuer Meeting (such Preferred Shareholders voting together as a single class) and voted upon the Preferred Shareholder Resolution;

(d)	that, in all other respects, other than as ordered by the Court, the terms, restrictions and conditions of the Company Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meetings, except that the terms, restrictions and conditions of the AP Preferred Equity Issuer Constating Documents, including quorum requirements and all other matters, shall apply to the voting by the Preferred Shareholders at the AP Preferred Equity Issuer Meeting;

(e)	for the grant of the Dissent Rights to those Common Shareholders who are registered Common Shareholders and to those Preferred Shareholders who are registered Preferred Shareholders as contemplated in the Plan of Arrangement;

(f)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g)	that the Company Meetings may be adjourned or postponed from time to time by the Company and the AP Preferred Equity Issuer in accordance with the terms of this Agreement or as otherwise agreed to by the Parties without the need for additional approval of the Court;

(h)	that the record date for Common Shareholders and the Preferred Shareholders entitled to notice of and to vote at the Company Meetings will not change in respect of any adjournment or postponement of the Company Meetings, unless required by Law or the Court;

(i)	confirmation of the record date for the purposes of determining the Common Shareholders and the Preferred Shareholders entitled to receive material and vote at the Company Meetings in accordance with the Interim Order; and

(j)	for such other matters as the Purchasers or the Company and the AP Preferred Equity Issuer (each with the prior written consent of the others, such consent not to be unreasonably withheld or delayed) may reasonably require, subject to approval of the Court.

Section 2.3	The Company Meetings

Subject to the terms of this Agreement and the receipt of the Interim Order, the Company (with respect to matters related to the Common Shareholder Meeting and the Arrangement Resolution) and the AP Preferred Equity Issuer (with respect to matters related to the AP Preferred Equity Issuer Meeting, the Continuance Resolution and the Preferred Shareholder Resolution), as applicable, shall:

(a)	convene and conduct the Company Meetings in accordance with the Interim Order, the Company Constating Documents, the AP Preferred Equity Issuer Constating Documents and Law, as soon as reasonably practicable after the date of this Agreement (and in any event, but subject to availability of the Court for the Interim Order, on or before the later of: (A) seventy (70) days following the date of this Agreement and (B) forty-five (45) days following the SEC Clearance Date), with the record date for notice of and voting at the Company Meetings to be as soon as reasonably practicable after the date of this Agreement (and, subject to applicable Law, in any event on or before February 16, 2021), for the purpose of considering the Arrangement Resolution, the Continuance Resolution and the Preferred Shareholder Resolution and for any other proper purpose as may be set out in the Company Circular and agreed to by the Purchasers, such agreement not to be unreasonably withheld, conditioned or delayed, and, in this regard, the Company shall abridge, as necessary, any time periods that may be abridged under Securities Laws and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meetings without the prior written consent of the Purchasers, except as required or permitted under Section 5.4(5) or Section 7.3(3), as required for quorum purposes (in which case the Company Meetings shall be adjourned or postponed and not cancelled), as required by Law or by a Governmental Entity or, with the prior written consent of the Purchasers (such consent not to be unreasonably withheld, conditioned or delayed), for purposes of attempting to obtain the requisite approvals for the Arrangement Resolution, the Continuance Resolution and the Preferred Shareholders Resolution;

(b)	solicit proxies in favour of the approval of the Arrangement Resolution, the Continuance Resolution and the Preferred Shareholder Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution, the Continuance Resolution and the Preferred Shareholder Resolution, as applicable, and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Purchasers, using a proxy solicitation services firm and reasonably cooperating with any Persons engaged by the Purchasers to solicit proxies in favour of the approval of the Arrangement Resolution, the Continuance Resolution and the Preferred Shareholder Resolution;

(c)	provide the Purchasers with copies of or access to information regarding the Company Meetings generated by any dealer or proxy solicitation services firm engaged by the Company, as requested from time to time by the Purchasers;

(d)	give notice to the Purchasers of the Company Meetings and allow the Purchasers’ representatives and legal counsel to attend the Company Meetings;

(e)	advise the Purchasers, at such times as the Purchasers may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Meetings, as to the aggregate tally of the proxies received by the Company and the AP Preferred Equity Issuer, as applicable, in respect of the Arrangement Resolution, the Continuance Resolution and the Preferred Shareholder Resolution;

(f)	promptly advise the Purchasers of any written communication received from, or claims brought by (or threatened to be brought by), any Person in opposition to the Arrangement and any purported written exercise or withdrawal of Dissent Rights by Common Shareholders or Preferred Shareholders, and, subject to Law, the Company and AP Preferred Equity Issuer shall cooperate with and provide the Purchasers with (i) an opportunity to review and comment upon in advance any written communication to be sent by or on behalf of the Company or AP Preferred Equity Issuer, as applicable, to any Person in opposition to the Arrangement or the AP Preferred Equity Issuer Continuance, (ii) a copy of any such written communication and (iii) an opportunity to participate in any discussions, negotiations or Proceedings with or including such Persons;

(g)	not settle or compromise or agree to settle or compromise, or make, or agree to make, any payment with respect to any exercise or purported exercise of Dissent Rights without the prior written consent of the Purchasers (such consent not to be unreasonably withheld, conditioned or delayed); and

(h)	not change, without the Purchasers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), (i) the record date for the Common Shareholders and the Preferred Shareholders entitled to vote at the Company Meetings in connection with any adjournment or postponement of the Company Meetings, (ii) the record date for notice of and voting at the MTNs Meeting, and (iii) the record date for notice of and voting at the Debentureholder Meeting, in each case unless required by Law.

Section 2.4	The Company Circular

(1)	The Company and the AP Preferred Equity Issuer shall, so as to permit the Company Meetings to be held by the date specified in Section 2.3(a): (i) subject to the Purchasers’ compliance with Section 2.4(4), as promptly as reasonably practicable after the date of this Agreement, prepare and complete, in consultation with the Purchasers, the Company Circular, together with any other documents required by Law in connection with the Company Meetings, and file with the SEC the Company Circular in preliminary form; (ii) if the SEC reviews the preliminary Company Circular, use commercially reasonable efforts to obtain clearance from the SEC of the Company Circular as soon as reasonably practicable and respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and provide copies of such comments to the Purchasers reasonably promptly upon receipt and copies of proposed responses to SEC comments a reasonable time in advance of filing; (iii) as promptly as reasonably practicable prepare and file (after the Purchasers have had a reasonable opportunity to review and comment thereon) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) as promptly as reasonably practicable after the SEC staff has advised that it has no further comments on the Company Circular or that it will not review the Company Circular and the Interim Order has been obtained, use commercially reasonable efforts to cause the Company Circular and such other documents to be filed and disseminated to each Common Shareholder, Preferred Shareholder and other Person as required by the Interim Order and Law; and (v) to the extent required by Law, as promptly as reasonably practicable, use commercially reasonable efforts to prepare, file and disseminate to the Common Shareholders, the Preferred Shareholders and other Persons as required by the Interim Order and Law any supplement or amendment to the Company Circular if the Company shall become aware of any event which requires such action at any time prior to the Company Meetings.

(2)	On the mailing date of the Company Circular, the Company and AP Preferred Equity Issuer shall ensure that the Company Circular complies in all material respects with the Interim Order and Law, does not contain any Misrepresentation (other than with respect to any information furnished in writing by or on behalf of the Purchasers or the Equity Investor) and provides the Common Shareholders and the Preferred Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meetings. Without limiting the generality of the foregoing, the Company Circular must include: (i) a summary and copy of the Fairness Opinions with respect to the Common Shares and the Preferred Shares; (ii) a statement that the Special Committee has received the Fairness Opinions and has, after consulting with outside legal and financial advisors, unanimously recommended that the Board and the board of directors of the AP Preferred Equity Issuer approve this Agreement; (iii) a statement that the Board, after consulting with outside legal and financial advisors and receiving the recommendation of the Special Committee, determined that the Arrangement is in the best interests of the Company and recommends that Common Shareholders vote in favour of the Arrangement Resolution, (iv) a statement that the board of directors of the AP Preferred Equity Issuer, after consulting with outside legal and financial advisors, determined that the Arrangement and the AP Preferred Equity Issuer Continuance are in the best interests of the AP Preferred Equity Issuer and recommends that the Preferred Shareholders vote in favour of the Continuance Resolution and the Preferred Shareholder Resolution; and (v) a statement that each director and executive officer of the Company who holds Common Shares or Preferred Shares entitled to vote at the Company Meetings has entered into a Voting Agreement pursuant to which, and subject to the terms of each such Voting Agreement, such director and executive officer of the Company has committed to vote all such individual’s Common Shares, and/or Preferred Shares, as applicable, in favour of the Arrangement Resolution, the Continuance Resolution and the Preferred Shareholder Resolution (as applicable).

(3)	The Company shall give the Purchasers and their legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular (including any supplement or amendment to the Company Circular) and other related documents, and shall give reasonable consideration to any comments made by the Purchasers and their legal counsel, and agrees that all information relating solely to the Purchasers or the Equity Investor included in the Company Circular must be in a form and content satisfactory to the Purchasers, acting reasonably. The Company shall provide the Purchasers with a final copy of the Company Circular prior to its mailing to the Common Shareholders and the Preferred Shareholders entitled to receive notice of and vote at the Company Meetings.

(4)	The Purchasers shall provide to the Company in writing all information concerning the Purchasers, the Equity Investor, their respective affiliates and any financing sources, as applicable, that is reasonably required by the Company in preparation of the Company Circular or other related documents, and shall ensure that such information does not contain any Misrepresentation.

(5)	The Purchasers hereby agree to indemnify and save harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Company, any of its Subsidiaries or any of their respective Representatives may be subject or may suffer as a result of, or arising from, any Misrepresentation or alleged Misrepresentation contained in any written information included in the Company Circular that was provided in writing by or on behalf of the Purchasers or their representatives for inclusion in the Company Circular concerning the Purchasers, the Equity Investor, their respective affiliates and any financing sources, including as a result of any order made, or inquiry, investigation or proceeding instituted by any Securities Authority or any other Governmental Entity based on such Misrepresentation or alleged Misrepresentation.

(6)	The Company and the Purchasers shall promptly notify each other if either of them becomes aware that the Company Circular contains a Misrepresentation or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company and the AP Preferred Equity Issuer shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to those Persons to whom the Company Circular was sent pursuant to Section 2.4(1) and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.5	AP Preferred Equity Issuer Continuance

If (i) the Interim Order is obtained, (ii) the Continuance Approval is obtained at the AP Preferred Equity Issuer Meeting in accordance with the ABCA, (iii) Required Approvals are obtained at the Company Meetings as required by applicable Law and the Interim Order (iv) the MTN Noteholder Consent is obtained or the MTN Noteholder Resolution is approved as contemplated in Section 6.1(2), (v) the Debentureholder Consent is obtained or the Debentureholder Resolution is approved as contemplated in Section 6.1(3), and (vi) the Purchasers have irrevocably confirmed in writing to the Company that (a) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their nature are to be, and can be, satisfied by actions taken at the Effective Time) or will be waived by the Purchasers and (b) they are prepared to consummate the closing of the transactions contemplated hereby and they stand, ready, willing and able to consummate such transactions, then the Company shall, as reasonably practicable thereafter, and at least one (1) Business Day prior to the Effective Date, complete the AP Preferred Equity Issuer Continuance.

Section 2.6	Pre-Arrangement Steps

(1)	If (i) the Interim Order is obtained, (ii) the Required Approvals are obtained at the Company Meetings as required by applicable Law and the Interim Order, (iii) the MTN Noteholder Consent is obtained or the MTN Noteholder Resolution is approved as contemplated in Section 6.1(2), (iv) the Debentureholder Consent is obtained or the Debentureholder Resolution is approved as contemplated in Section 6.1(3), and (v) the Purchasers have irrevocably confirmed in writing to the Company that (a) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their nature are to be, and can be, satisfied by actions taken at the Effective Time) or will be waived by the Purchasers and (b) they are prepared to consummate the closing of the transactions contemplated hereby and they stand, ready, willing and able to consummate such transactions, then the Company shall, and shall cause its Subsidiaries to, take all such action and do all such things as are necessary or desirable to effect the transactions set forth in Section 2.6(1) of the Company Disclosure Letter (to the extent such transactions require the taking of any action by the Company or any of its Subsidiaries) (all the transactions set forth in Section 2.6(1) of the Company Disclosure Letter, as they may be amended from time to time pursuant to Section 2.6(2), the “Pre-Arrangement Steps”) prior to the Effective Time in the sequence set forth therein (provided that the Company and its Subsidiaries shall not be required to take any action prior to the Effective Date which cannot be reversed or unwound in the event the Arrangement is not consummated without adversely affecting the Company or its Subsidiaries in any material manner) and to cooperate with the Purchasers and their advisors in order to undertake such transactions. The Purchasers acknowledge and agree that (I) the Pre-Arrangement Steps shall not be considered in determining whether a representation or warranty of the Company hereunder has been breached, (II) the Company and its Subsidiaries shall not be required to effect any of the Pre-Arrangement Steps unless the Pre-Arrangement Steps that are to be effected by any of the Purchasers or any of their respective Affiliates are also effected in the sequence set forth therein and (III) unless they irrevocably waive the condition in Section 6.2(3), they shall, and shall cause their respective Affiliates to, take all such action and do all such things as are necessary or desirable to effect the Pre-Arrangement Steps (to the extent the Pre-Arrangement Steps require the taking of any action by any of the Purchasers or any of their respective Affiliates) on the Effective Date and prior to the Effective Time in the sequence set forth therein and to cooperate with the Corporation and its advisors in order to undertake such Pre-Arrangement Steps.

(2)	The Company, the AP Preferred Equity Issuer and APLP agree to amend the Pre-Arrangement Steps set forth in Section 2.6(1) of the Company Disclosure Letter at any time prior to the Effective Time in accordance with Section 8.1 of this Agreement to include such other terms determined to be necessary or desirable by the Purchasers, acting reasonably, provided that the Pre-Arrangement Steps shall not be amended in any manner which (i) has the effect of reducing the Consideration payable to the Common Shareholders, or the consideration payable to the other Company Securityholders, the Company Debentureholders or the MTN Noteholders, (ii) results in Taxes being imposed on, or other adverse Tax consequences to, any class of the Company Securityholders, MTN Noteholders or Company Debentureholders, or (iii) which is otherwise prejudicial to the Company or its Subsidiaries (including the AP Preferred Equity Issuer and APLP), Company Securityholders, the Company Debentureholders, the MTN Noteholders or other parties to be bound by this Agreement or the Plan of Arrangement or which is inconsistent with the provisions of this Agreement or that could reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement.

Section 2.7	Final Order

If (i) the Interim Order is obtained, (ii) the Required Approvals are obtained at the Company Meetings, as required by applicable Law and the Interim Order, (iii) the MTN Noteholder Consent is obtained or the MTN Noteholder Resolution is approved as contemplated in Section 6.1(2), and (iv) the Debentureholder Consent is obtained or the Debentureholder Resolution is approved as contemplated in Section 6.1(3), and (v) the AP Preferred Equity Issuer Continuance is completed, the Company and the AP Preferred Equity Issuer shall, as soon as reasonably practicable (and in any event, but subject to availability of the Court, within five (5) Business Days) thereafter, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA.

Section 2.8	Court Proceedings

(1)	The Purchasers will cooperate with and assist the Company and the AP Preferred Equity Issuer in pursuing the Interim Order and the Final Order, including by providing the Company on a timely basis any information regarding the Purchasers, the Equity Investor, their respective affiliates and any financing sources, as applicable, required to be supplied in connection therewith.

(2)	In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company and the AP Preferred Equity Issuer shall:

(a)	diligently pursue, and cooperate with the Purchasers to obtain, the Interim Order and the Final Order;

(b)	provide the Purchasers and their legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement (including by providing, on a timely basis and prior to the service and filing of such material, a description of any information required to be supplied by the Purchasers for inclusion in such material), including drafts of the Interim Order and Final Order, and will give reasonable consideration to all such comments of the Purchasers and their legal counsel, provided that all information relating to the Purchasers, the Equity Investor, their respective affiliates and any financing sources, as applicable, included in such materials shall be in a form and substance satisfactory to the Purchasers, acting reasonably;

(c)	ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;

(d)	provide the Purchasers’ legal counsel, on a timely basis, with copies of any notice of appearance, evidence or other document served on the Company or the AP Preferred Equity Issuer or their legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or Final Order;

(e)	not object to legal counsel to the Purchasers making such submissions on the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably; provided that such submissions are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;

(f)	subject to applicable Law, not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.8 or with the Purchasers’ prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that nothing herein shall require the Purchasers to agree or consent to any increase in the Consideration, any increase in the consideration payable to Preferred Shareholders, Company Debentureholders or the MTN Noteholders, or other modification or amendment to such filed or served materials that expands or increases the Purchasers’ obligations, or diminishes or limits the Purchasers’ rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; and

(g)	oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, the Company or the AP Preferred Equity Issuer are required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, the Purchasers.

Section 2.9	Share-Based Securities

Pursuant to the Arrangement, prior to the Effective Date, the Board (or, if appropriate, a duly-authorized committee thereof) shall adopt such resolutions and take all such other actions as may be required to cause (i) each outstanding TSU, DSU and Transition Unit to vest (to the extent not already vested) at the time described in the Plan of Arrangement and (ii) the Company LTIP, Director DSU Plan and Transition Equity Grant Participation Agreement each to terminate at the time contemplated in the Plan of Arrangement and all vested TSUs, DSUs and Transition Units will be cancelled at the time described in the Plan of Arrangement and in exchange for such cancellation, the holders of such vested TSUs, DSUs and Transition Units will be entitled to receive, subject to applicable withholding Taxes, cash in an amount equal to the Consideration per Common Share in accordance with the Plan of Arrangement.

Section 2.10	Effective Date

(1)	The Arrangement shall become effective on, the date upon which the Company, the AP Preferred Equity Issuer and the Purchasers agree in writing as the Effective Date or, in the absence of such agreement, ten (10) Business Days following the satisfaction or waiver of all conditions to completion of the Arrangement set out in Article 6 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party or Parties for whose benefit such conditions exist) or such other date as may be agreed to in writing by the Parties, whereupon the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable Law.

(2)	The closing of the Arrangement will take place at the offices of Stikeman Elliott LLP in Vancouver, British Columbia, or at such other location as may be agreed upon by the Parties.

Section 2.11	Payment of Consideration

The Purchasers shall, immediately prior to the Effective Time, provide the Depositary with sufficient funds to be held in escrow (the terms and conditions of such escrow to be satisfactory to the Company, the AP Preferred Equity Issuer, APLP and the Purchasers, each acting reasonably) to satisfy (i) the aggregate Consideration for the Common Shares (including, for greater certainty, the Common Shares issued to the Company Debentureholders pursuant to the Company Debenture Transaction), the amounts payable to the holders of DSUs, the Preferred Shareholders and any other amounts payable by the Purchasers under the Plan of Arrangement, (ii) the aggregate Noteholder Consideration for the APLP MTNs (including any consent solicitation fee payable, as described in Schedule F), and (iii) the aggregate Company Debenture Cash Consideration, in each case in connection with the Arrangement and in accordance with the terms of this Agreement.

Section 2.12	Withholding Taxes

(1)	The Purchasers, the Company, the AP Preferred Equity Issuer, APLP, the Depositary and any other Person, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable or otherwise deliverable to any Company Securityholders, MTN Noteholders, Company Debentureholders or any other Person under or in connection with the Plan of Arrangement or this Agreement such amounts as the Purchasers, the Company, the AP Preferred Equity Issuer, APLP, the Depositary or any other Person, as applicable, are required or reasonably believe to be required to deduct and withhold from such consideration or other payment under any provision of any Law in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the consideration or other amount payable or deliverable pursuant to or in connection with the Plan of Arrangement or this Agreement and shall be treated for all purposes under the Plan of Arrangement and this Agreement as having been paid to the Company Securityholders, MTN Noteholders, Company Debentureholders or such other relevant Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.

(2)	Any payment by the Purchasers pursuant to Section 4.7(3) and Section 4.12 of this Agreement shall, except as required by Law, be made without withholding or deduction for or on account of any Taxes. If any such Taxes are required to be withheld or deducted from any such payment, the party obliged to make such payment (the “Payor”) shall pay such additional amounts as may be necessary to ensure that the net amount actually received by the party receiving such payment (the “Payee”) after such withholding or deduction is equal to the amount that the Payee would have received had no such withholding or deduction been made, provided, however, that no such additional amounts shall be payable in respect of:

(a)	any withholding Taxes imposed on the Payee solely by reason of any connection between the Payee and the taxing jurisdiction other than entering into this Agreement and receiving payments hereunder;

(b)	any withholding Taxes imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code as in effect on the date of this Agreement, or under an intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of such Sections, or any successor or amended version of these provisions, to the extent such successor or amended version is not materially more onerous than these provisions as enacted on such date; or

(c)	any withholding Taxes imposed that would not have been imposed by the taxing jurisdiction but for a failure of the Payee to comply with any certification, identification, information, documentation or other reporting requirement if (x) such compliance is required by Law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any Taxes for which the Payor is required to pay additional amounts pursuant to this Section 2.12(2) and (y) upon becoming aware of such requirement, the Payor shall have provided written notice to the Payee that the Payee will be required to comply with such requirement, and shall cooperate with the Payee to ensure that the Payee has a reasonable opportunity to comply with such requirement prior to date on which the relevant payment is made, provided, however, that the exclusion set forth in this clause (iii) shall not apply in respect of any certification, identification, information, documentation or other reporting requirement if such requirement would be materially more onerous, in form, in procedure or in the substance of information disclosed, to the Payee than comparable information or other reporting requirements imposed under U.S. tax law, regulation and administrative practice (such as IRS Forms W-8BEN-E, W-8ECI, W-8IMY, and W-9) or if such completion, execution or submission would subject the Payee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Payee.

Section 2.13	List of Shareholders

At the reasonable request of the Purchasers from time to time, the Company shall, as soon as reasonably practicable, provide the Purchasers with a list of (i) the registered Company Securityholders, Company Debentureholders and the MTN Noteholders, together with their addresses and respective holdings of Common Shares and other Company Securities, (ii) the names and addresses and holdings of all Persons having rights issued by the Company to acquire Common Shares (including holders of TSUs, DSUs and Transition Units) and (iii) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and the Depositary Trust Company, and non-objecting beneficial owners of Common Shares and other Company Securities, together with their addresses and respective holdings of Common Shares or other Company Securities, all as of a date that is as close as reasonably practicable prior to the date of delivery of such lists. The Company shall from time to time require that its registrar and transfer agent furnish the Purchasers with such additional information, including updated or additional lists of holders of Company Securities and lists of holdings and other assistance as the Purchasers may reasonably request.

Article 3
REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of the Company

(1)	Except as set forth in the Company Disclosure Letter (it being expressly understood and agreed that the disclosure of any fact or item in any section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, disclosure for the purposes of) (i) the representations and warranties of the Company that are contained in the corresponding section of this Agreement and (ii) any other representation or warranty of the Company in this Agreement to which the relevance of such fact or item is reasonably apparent on its face), the Company represents and warrants to the Purchasers as set forth in Schedule H and acknowledges and agrees that the Purchasers are relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)	The Purchasers acknowledge and agree that, except as set forth in Schedule H, neither the Company nor any other Person has made or makes any other representation and warranty (written or oral, express or implied, or at Law or in equity), with respect to the Company, its Subsidiaries, their respective businesses, the past, current or future financial condition of any of their assets, liabilities or operations, their past, current or future profitability or performance, individually or in the aggregate, the accuracy or completeness of any information furnished or made available to the Purchasers (or any officer, director, employee, Representative (including any financial or other advisor) or agent of the Purchasers) or any other Person in connection with the transactions contemplated hereby, and any such other representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, the Company expressly disclaims any representation or warranty that is not set forth in this Agreement. Neither the Company nor any other Person will have or be subject to any liability to the Purchasers or any other Person resulting from the distribution or failure to distribute to the Purchasers, or the Purchasers’ use of, any information, including any information, documents, projections, estimates, forecasts or other materials made available to Purchasers in any physical data room, in the Data Room or otherwise and maintained by the Company for the purposes of the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in Schedule H.

(3)	The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 3.2	Representations and Warranties of the Purchasers

(1)	The Purchasers represent and warrant to the Company as set forth in Schedule I and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)	Except for the representations and warranties set forth in this Agreement, neither the Purchasers nor any other Person has made or makes any other express or implied representation and warranty, either written or oral, on behalf of the Purchasers.

(3)	The representations and warranties of the Purchasers contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Article 4
COVENANTS

Section 4.1	Conduct of Business of the Company

(1)	The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the prior written consent of the Purchasers (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as required or permitted by this Agreement (including the Plan of Arrangement), (iii) as required by Law, (iv) as contemplated by the Pre-Acquisition Reorganization, or (v) as set out in Section 4.1(1) of the Company Disclosure Letter, the Company shall, and shall cause its Subsidiaries to, conduct their business in the Ordinary Course, and the Company shall use commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ business organization, assets (including, for greater certainty, the Company Assets), goodwill and business relationships with other Persons with which the Company or any of its Subsidiaries have business relations; provided, that the Parties agree that the Company and its Subsidiaries may continue any changes in their respective business practices adopted prior to the date hereof to address and adapt to the coronavirus (COVID-19) pandemic that are described in Schedule 4.1(1) and, after consulting with the Purchasers and considering in good faith any suggestions of the Purchasers, the Company may take such further actions as it deems reasonably advisable or necessary to (A) protect the health and safety of the Company Employees and other individuals having business dealings with the Company or its Subsidiaries from COVID-19 or (B) respond to third-party supply or service disruptions caused by the coronavirus (COVID-19), provided that any actions described in clause (A) or (B) are consistent in all material respects with the actions taken by other participants in the industry in which the Company operates in response to COVID-19 (collectively, “COVID-19 Responses”).

(2)	Without limiting the generality of Section 4.1(1), the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of the Purchasers (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as required or permitted by this Agreement (including the Plan of Arrangement, the MTNs Transaction and the Company Debenture Transaction), (iii) as required by Law, (iv) as contemplated by the Pre-Acquisition Reorganization or (v) as set out in Section 4.1(2) of the Company Disclosure Letter, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its notice of articles, articles, articles of incorporation, articles of amalgamation, articles of continuance, by-laws, declaration of trust, partnership agreement or similar organizational documents;

(b)	split, combine, reclassify or amend any term of any securities of the Company or any of its Subsidiaries;

(c)	redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of the Company or any of its Subsidiaries whether pursuant to any existing or future contract, arrangement, purchase plan or otherwise, except for (i) redemption of TSUs outstanding on the date hereof in accordance with the terms of such outstanding awards on the date hereof and the Company LTIP as in effect on the date hereof, (ii) redemption of DSUs outstanding on the date hereof in accordance with the terms of such outstanding awards on the date hereof and the Director DSU Plan as in effect on the date hereof, or (iii) redemption of Transition Units outstanding on the date hereof in accordance with the Transition Equity Grant Participation Agreement as in effect on the date hereof;

(d)	issue, grant, deliver, sell, pledge or otherwise encumber (other than Permitted Liens), or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of (other than Permitted Liens), any securities of the Company or its Subsidiaries or other equity or voting securities, or any options, warrants, equity or equity-based awards (including notional shares) or similar rights exercisable or exchangeable for or convertible into Common Shares, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or value of the Common Shares, except for (i) the issuance of Common Shares issuable upon the conversion of the outstanding Company Debentures in accordance with their terms as in effect on the date hereof, (ii) pursuant to outstanding TSUs in accordance with the terms of such outstanding awards on the date hereof and the Company LTIP as in effect on the date hereof, and (iii) pursuant to outstanding Transition Units in accordance with the Transition Equity Grant Participation Agreement or (iv) as required under any existing Material Contract disclosed in the Company Disclosure Letter;

(e)	except as set forth in Section 4.1(2)(e) of the Company Disclosure Letter and except for any Permitted Distributions, declare, set aside or pay any dividend or other distribution or payment in cash, securities or property with respect to any class of securities of the Company or any of its Subsidiaries;

(f)	acquire (by merger, amalgamation, consolidation, acquisition of shares or assets (not including capital expenditures permitted under (k) below) or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any business or enterprises, or acquire assets, securities, properties, interests or businesses outside of the Ordinary Course;

(g)	reorganize, amalgamate, merge or combine with any other Person;

(h)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(i)	sell, lease, sublease, licence or otherwise transfer any Company Assets or any interest in any Company Assets having an aggregate value for all such transactions of $1 million, other than (i) Company Assets sold, leased, subleased, licensed or otherwise transferred in the Ordinary Course, (ii) obsolete, damaged or destroyed assets or (iii) transactions between two or more Persons each of whom is a wholly-owned Subsidiary of the Company, or between the Company and one or more Persons each of whom is a wholly-owned Subsidiary of the Company;

(j)	enter into any lease, sublease or licence of real property (whether as a lessor, sublessor, lessee, sublessee, licensor or licensee), or modify, amend or exercise any right to renew any lease, sublease or licence of real property or acquire any interest in real property, other than (i) in the Ordinary Course, (ii) or in respect of transactions between two or more Persons each of whom is a wholly-owned Subsidiary of the Company, or between the Company and one or more Persons each of whom is a wholly-owned Subsidiary of the Company;

(k)	grant any Lien (other than Permitted Liens or in connection with actions otherwise permitted by Section 4.1) on any Company Assets;

(l)	except for the aggregate amount and for the specified purposes set forth in the Company’s 2020 or 2021 budget (a copy of which is set forth in Section 4.1(2)(l) of the Company Disclosure Letter) or with respect to any COVID-19 Responses, make any capital expenditures or commitment to do so, other than expenditures or commitments relating to the maintenance of its assets or required pursuant to any Contract disclosed in the Company Disclosure Letter that, in each case, individually, do not exceed $250,000, and, in the aggregate, do not exceed $1 million;

(m)	(i) make or amend any material Tax election or designation where such making is inconsistent with past practice and is not necessary to avoid the triggering of Tax or gain in the taxation year to which the election or designation relates, (ii) settle or compromise any material Tax claim, assessment, reassessment or liability, (iii) file any amended Tax Return that would cause a material change to any election, adjustment or Tax attribute covered by the original Tax Return, (iv) waive or extend the statutory limitation period relating to any material Taxes, (v) enter into any material agreement with a Governmental Entity with respect to Taxes, (vi) surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund (vii) or materially amend or change any of its methods for reporting income, deductions or accounting for income Tax purposes;

(n)	except in the Ordinary Course in connection with customary cash management activities, make, in one transaction or in a series of related transactions, any loans, advances or capital contributions to, or investments in, any other Persons, other than the Company or any of its Subsidiaries, in excess of $500,000 in the aggregate;

(o)	prepay any long-term indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof, other than (i) indebtedness owing by the Company or a wholly-owned Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company set forth in Section 4.1.2(o) of the Company Disclosure Letter, (ii) in connection with advances under the Company’s or any of its Subsidiaries’ existing credit facilities in connection with actions otherwise permitted by Section 4.1, (iii) in connection with repayments of the Company’s existing revolving credit facility, or (iv) in connection with the refinancing of any indebtedness outstanding on the date hereof and effected at the direction of the Purchasers pursuant to the transactions contemplated by this Agreement;

(p)	except as may be required by applicable Law or the terms of any existing Employee Plan (in each case, as in effect on the date hereof): (i) grant or increase any indemnification, retention, severance, change of control, transaction-based award, bonus or termination pay to (or materially amend any existing arrangement with) any Company Employee or any director of the Company or any of its Subsidiaries; (ii) enter into any employment, deferred compensation or other similar agreement (or materially amend any such existing agreement) with any director or officer of the Company; (iii) enter into any employment, deferred compensation or other similar agreement (or materially amend any such existing agreement) with any Company Employee having an annual base salary (or, if not applicable, total cash compensation) greater than $150,000; (iv) pay any material benefit to any director or officer of the Company or any of its Subsidiaries or to any Company Employee (other than a director or officer) that is not required under the terms of any Employee Plan in effect on the date of this Agreement; (v) increase compensation, retention or incentive compensation or other benefits payable to any director or officer of the Company or any Company Employee (other than a director or officer); (vi) loan or advance money or other property by the Company or its Subsidiaries to any of their present or former directors, officers or Company Employees; (vii) establish, adopt, enter into, materially amend or terminate any Employee Plan (or any plan, agreement, program, practice, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date hereof) or collective bargaining agreement, other than in the Ordinary Course; (viii) grant any equity or equity-based awards; (ix) accelerate the vesting or time of payment under any Employee Plan, other than (A) in the event the Company’s annual bonuses for the 2020 fiscal year will have not been paid prior to the Effective Time, causing such bonuses to be calculated in accordance with the terms of the relevant Employee Plans (at 100% of the applicable target levels) and paid as of immediately prior to the Effective Time, or (B) with respect to any person who is or may be a “disqualified individual” (within the meaning of Section 280G of the Code), accelerating to the 2020 calendar year the vesting and settlement of TSUs, DSUs and Transition Units and/or the payment of annual bonuses for the 2020 fiscal year to the extent the Company determines such acceleration would help reduce the amount of such individual’s “excess parachute payments” (within the meaning of Section 280G of the Code); (x) increase, or agree to increase, any funding obligation or accelerate, or agree to accelerate, the timing of any funding contribution under any Employee Plan; (xi) terminate any Company Employee without cause, other than any Company Employee having an annual base salary (or, if not applicable, total cash compensation) less than $150,000, or (xii) hire any new Company Employee, other than Company Employees hired in the Ordinary Course and whose annual base salary (or, if not applicable, total cash compensation) will be less than $150,000;

(q)	grant recognition to any labor union or similar labor organization for purposes of collective bargaining;

(r)	make any material change in the Company’s methods of accounting, except as required by U.S. GAAP, or pursuant to written instructions, comments or orders from any applicable Securities Authority;

(s)	cancel, waive, release, assign, settle or compromise any material claims or rights;

(t)	commence, waive, release, assign, settle or compromise any Proceeding relating to assets or the business of the Company or any of its Subsidiaries in a manner that could reasonably require a payment by, or release another Person of an obligation to the Company or any of its Subsidiaries in excess of $250,000 individually or $500,000 in the aggregate, or which could reasonably be expected to have a Material Adverse Effect;

(u)	other than with respect to any COVID-19 Responses, amend or modify in any material respect or terminate or waive any material right under any Material Contract or enter into, amend or modify in any material respect any contract or agreement that would be a Material Contract if in effect on the date hereof, or fail to enforce any material breach of any Material Contract of which it becomes aware, or materially breach or violate or be in default under any Material Contract;

(v)	except as contemplated in Section 4.11, amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company or any of its Subsidiaries in effect on the date of this Agreement, other than scheduled renewals of any insurance policy in effect on the date hereof in the Ordinary Course;

(w)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments, other than in the Ordinary Course;

(x)	agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(3)	Nothing contained in this Agreement will give the Purchasers, directly or indirectly, the right to direct or control the Company’s business and operations prior to the Effective Date. Prior to the Effective Date, the Company will exercise, consistent with the terms of this Agreement, control and supervision over its business and operations. Nothing in this Agreement, including any of the restrictions set forth herein, will be interpreted in such a way as to place any Party in violation of applicable Law.

Section 4.2	Covenants of the Company Relating to the Arrangement

(1)	Subject to Section 4.4 which shall govern in relation to obtaining the Required Regulatory Approvals and subject to the other terms and conditions of this Agreement, the Company shall, shall cause its Subsidiaries to and shall use commercially reasonable efforts to cause the Non-Controlled Entities to use commercially reasonable efforts to, perform all obligations required to be performed by the Company, any of its Subsidiaries or any of the Non-Controlled Entities under this Agreement, cooperate with the Purchasers in connection therewith, and do all such other acts and things as may be necessary or desirable to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing (but subject to Section 4.4 which shall govern in relation to obtaining the Required Regulatory Approvals and subject to the other terms and conditions of this Agreement), the Company shall, and, where appropriate, shall cause its Subsidiaries to and shall use commercially reasonable efforts to cause the Non-Controlled Entities to:

(a)	use its commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it, any of its Subsidiaries or the Non-Controlled Entities with respect to this Agreement or the Arrangement;

(b)	use its commercially reasonable efforts to effect all necessary or advisable registrations, filings and submissions of information required by Governmental Entities from the Company, its Subsidiaries or the Non-Controlled Entities relating to the Arrangement, including as needed to maintain in full force and effect any Authorization held by the Company, its Subsidiaries or the Non-Controlled Entities (it being expressly agreed by the Purchasers that the sole conditions to closing with respect to the subject matter of this Section 4.2(1)(b) are set out in Article 6);

(c)	use its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (A) necessary or advisable in connection with the Agreement, including as needed to maintain in full force and effect any Authorization held by the Company, its Subsidiaries or the Non-Controlled Entities; or (B) necessary or advisable under the Material Contracts to permit the consummation of the transactions contemplated by this Agreement or required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement, in each case on terms satisfactory to the Purchasers, acting reasonably and without paying or providing a commitment to pay any consideration in respect thereof without the prior written consent of the Purchasers (it being expressly agreed by the Purchasers that the sole conditions to closing with respect to the subject matter of this Section 4.2(1)(c) are set out in Article 6);

(d)	use its commercially reasonable efforts to, upon reasonable consultation with the Purchasers, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement, provided that neither the Company nor any of its Subsidiaries shall consent to the entry of any judgment or settlement with respect to any such Proceeding without the prior written approval of the Purchasers, not to be unreasonably withheld, conditioned or delayed (it being expressly agreed by the Purchasers that the sole conditions to closing with respect to the subject matter of this Section 4.2(1)(d) are set out in Article 6);

(e)	use its commercially reasonable efforts to assist in obtaining the resignations and customary mutual releases (in forms satisfactory to the Purchasers, acting reasonably) of each member of its Board and the board of directors of each of its wholly-owned Subsidiaries, and the Company’s or its Subsidiaries’ designated or nominated directors on the board of directors (or equivalent body) of each of its non-wholly owned Subsidiaries and the Non-Controlled Entities, (in each case to the extent requested by the Purchasers) and causing them to be replaced by Persons designated or nominated, as applicable, by the Purchasers effective as of the Effective Time;

(f)	either cause APLP, in its capacity as the holder of common shares of the AP Preferred Equity Issuer, to (i) vote all common shares of the AP Preferred Equity Issuer held by it in favour of the AP Preferred Equity Issuer Continuance or (ii) pass written resolutions approving the AP Preferred Equity Issuer Continuance; and

(g)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or any commercially reasonable action not be taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement.

(2)	The Company shall promptly notify the Purchasers orally and, promptly thereafter, in writing of:

(a)	any Material Adverse Effect after the date hereof;

(b)	unless prohibited by Law, any notice or other communication received by the Company or any of its Subsidiaries from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement or the transactions contemplated hereby or thereby;

(c)	unless prohibited by Law, any notice or other communication received by the Company or any of its Subsidiaries from any Person (other than Governmental Entities in connection with the Required Regulatory Approvals, which shall be addressed as contemplated by Section 4.4) in connection with the transactions contemplated by this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to the Purchasers);

(d)	unless prohibited by Law, any Proceeding commenced or, to the Company’s knowledge, threatened against, relating to or involving or otherwise affecting (a) the Company, its Subsidiaries, the Company Assets and/or, to the knowledge of the Company, the Non-Controlled Entities or (b) this Agreement or the Arrangement; and

(e)	any negotiations in respect of the Collective Agreements. In particular, the Company shall (i) provide the Purchasers with timely notice of the demands being made by the applicable Unions; and (ii) not enter into any Collective Agreement without the Purchasers’ express prior written consent.

Section 4.3	Covenants of the Purchasers

(1)	Subject to Section 4.4 which shall govern in relation to obtaining the Required Regulatory Approvals and subject to the other terms and conditions of this Agreement, the Purchasers shall and shall cause its affiliates to perform all obligations required to be performed by it under this Agreement, cooperate with the Company in connection therewith, and do all such other acts and things as may be necessary or desirable to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing (but subject to Section 4.4 which shall govern in relation to obtaining the Required Regulatory Approvals and subject to the other terms and conditions of this Agreement), the Purchasers shall:

(a)	use its commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by Law on it with respect to this Agreement or the Arrangement, provided, however, that (i) with respect to the Required Consents, the Purchasers are under no obligation to pay any money, incur any obligations or commence any legal proceedings in order to obtain, or assist the Company in obtaining, such Required Consents and (ii) under no circumstances will the Purchasers be required to agree or consent to any increase in the Consideration or in the consideration payable to Preferred Shareholders, Company Debentureholders or the MTN Noteholders pursuant to the transactions contemplated in this Agreement;

(b)	use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it relating to the Arrangement as soon as reasonably practicable;

(c)	use its commercially reasonable efforts, upon reasonable consultation with the Company, to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement or the transactions contemplated thereby; and

(d)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or any commercially reasonable action not taken, which is inconsistent with this Agreement or which could reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement.

(2)	The Purchasers shall promptly notify the Company orally and, promptly thereafter, in writing of:

(a)	unless prohibited by Law, any notice or other communication received by the Purchasers from any Person (other than Governmental Entities in connection with the Required Regulatory Approvals, which shall be addressed as contemplated by Section 4.4) alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement;

(b)	unless prohibited by Law, any notice or other communication received by the Purchasers from any Governmental Entity in connection with this Agreement (and the Purchasers shall contemporaneously provide a copy of any such written notice or communication to the Company); or

(c)	unless prohibited by Law, any Proceeding commenced or, to the Purchasers’ knowledge, threatened against, relating to or involving or otherwise affecting the Purchasers, their affiliates or their respective assets, in each case to the extent that such Proceeding would reasonably be expected to impair, impede or materially delay or prevent the Purchasers from performing its obligations under this Agreement.

(3)	The Purchasers shall use their commercially reasonable efforts to: (i) maintain in effect the Equity Commitment Letter; (ii) comply with its obligations under the Equity Commitment Letter; (iii) promptly satisfy all covenants, terms, representations and warranties applicable to the Purchasers in the Equity Commitment Letter; (iv) subject to the satisfaction or waiver of conditions set forth herein, consummate the Equity Financing contemplated by the Equity Commitment Letter at or prior to the Effective Date on the terms and conditions described therein and (v) subject to the satisfaction or waiver of conditions set forth herein, cause the Equity Investor to fund the Equity Financing required to consummate the transactions contemplated by this Agreement on or prior to the Effective Date, including, if necessary, taking enforcement actions to cause such Equity Investor to provide such Equity Financing in accordance with the terms thereof.

(4)	The Purchasers shall not agree to any amendments, replacements, supplements or other modifications or waive any of its rights under the Equity Commitment Letter or any definitive agreement or documentation entered into in connection therewith without the prior written consent of the Company if such amendments, replacements, supplements or other modifications or waivers (i) decrease the aggregate amount of the Equity Financing contemplated thereby, (ii) are on terms less favourable to the Company or the Purchasers in any material respect, including with respect to conditionality thereof, (iii) expand the conditions to the Equity Financing set forth in the Equity Commitment Letter as of the date hereof in a manner that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions set forth in Article 6 or (iv) adversely impact the ability of the Purchasers to enforce its rights and remedies against the Equity Investor under the Equity Commitment Letter. In such event, the term “Equity Commitment Letter” as used in this Agreement shall be deemed to include the new or modified Equity Commitment Letter entered into in accordance with this Section 4.3(4). The Purchasers shall deliver correct and complete copies of any new or modified Equity Commitment Letter to the Company as promptly as practicable following the execution thereof.

(5)	The Purchasers shall promptly notify the Company in writing, and in any event within three (3) Business Days (i) of any breach or default by the Purchasers under the Equity Commitment Letter (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default), which breach or default would reasonably be expected to prevent or materially delay the funding of the Equity Financing, or any termination by the Purchasers of the Equity Commitment Letter; or (ii) upon the Purchasers having knowledge of any breach or default by the Equity Investor (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default), which breach or default would reasonably be expected to prevent or materially delay the funding of the Equity Financing, or any termination by any party to the Equity Commitment Letter.

Section 4.4	Regulatory Approvals

(1)	As soon as reasonably practicable after the date hereof, the Purchasers and the Company shall identify any Regulatory Approvals deemed to be necessary to discharge their respective obligations under this Agreement and each Party, or where appropriate, the Parties jointly, shall make, and shall cause each of their affiliates to make, all notifications, filings, applications and submissions with any Governmental Entity required or advisable, and shall use its commercially reasonable efforts to obtain and maintain the Required Regulatory Approvals as soon as practicable and in any event no later than the Outside Date.

(2)	In connection with obtaining the Competition Act Approval, as promptly as practicable, and in any event within fifteen (15) Business Days after the date of this Agreement, the Purchasers shall submit a letter to the Commissioner of Competition requesting an advance ruling certificate pursuant to Subsection 102(1) of the Competition Act or, in lieu thereof, a No Action Letter.

(3)	The Purchasers and the Company shall, if Competition Act Approval is not received within fifteen (15) Business Days following the date the Purchasers submits their letter to the Commissioner of Competition pursuant to Section 4.4(2), file their respective notifications pursuant to Section 114 of the Competition Act (“Competition Notification”), unless the Parties mutually agree in writing to either not file a Competition Notification or on an alternative period of time in which to file a Competition Notification.

(4)	In connection with obtaining the HSR Clearance, as promptly as practicable, and in any event within fifteen (15) Business Days after the date of this Agreement, the Purchasers and the Company shall prepare and file their respective notification and report forms pursuant to the HSR Act and request an early termination of any applicable waiting period under the HSR Act.

(5)	The Parties shall, and shall cause each of their affiliates to, cooperate with one another in connection with obtaining the Required Regulatory Approvals, including providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required, or in the opinion of the Company and Purchasers, acting reasonably, advisable, in connection with obtaining the Required Regulatory Approvals and use their commercially reasonable efforts to ensure that such information does not contain a Misrepresentation; provided, however, that nothing in this provision shall require a Party to provide information that is not in its possession or not otherwise reasonably available to such Party.

(6)	All filing fees and applicable Taxes in respect of any application, notification or filing made to any Governmental Entity in respect of any Required Regulatory Approval shall be the sole responsibility of the Purchasers.

(7)	With respect to obtaining the Required Regulatory Approvals, each of the Purchasers and the Company shall:

(a)	not extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity to not consummate the transactions contemplated by this Agreement, except upon the prior consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed;

(b)	cooperate with the other Party and keep the other Party fully informed as to the status of and the processes and proceedings relating to obtaining the Required Regulatory Approvals and shall promptly notify the other Party of written or oral communications from a Governmental Entity relating to any Required Regulatory Approval and provide the other Party with copies thereof;

(c)	use its commercially reasonable efforts to respond to any inquiries or requests received from a Governmental Entity in respect of any Required Regulatory Approval at the earliest practicable date;

(d)	permit the other Party to review in advance any proposed written communications of any material nature (including, but not limited to, any notification, application, submission, or offer of a remedy or undertaking) with a Governmental Entity in respect of any Required Regulatory Approval and to give due consideration to any comments and suggestions received from such other Party;

(e)	provide the other Party with final copies of any written communications of any nature with a Governmental Entity in respect of any Required Regulatory Approval; and

(f)	not participate in any meeting or substantive discussion (whether in person, by phone or otherwise) with a Governmental Entity in respect of any Required Regulatory Approval unless it consults with the other Party in advance and gives the other Party the opportunity to attend thereat (except (a) where the Governmental Entity expressly requests that the other should not be present at the meeting or discussion or part or parts of the meeting or discussion, or (b) where competitively or commercially sensitive information may be discussed, in both cases, with respect to meetings and discussions with the Governmental Entity, every effort will be made to allow external legal counsel to participate).

(8)	Where a Party (the “Supplying Party”) is required to supply any information in this Section 4.4 to the other Party (the “Receiving Party”) that the Supplying Party deems to include competitively or commercially sensitive information, the Supplying Party may provide a redacted version removing the competitively or commercially sensitive information to the Receiving Party provided that the Supplying Party also provides a complete, non-redacted version to the Receiving Party’s external legal counsel on an external legal counsel only basis and the Receiving Party shall not request such competitively or commercially sensitive information from their external legal counsel.

(9)	No Party shall, and no Party shall permit its directors, officers, agents or representatives to, make any false or disparaging public or private statement that is reasonably likely to materially impair the reputation, goodwill or commercial interest of the other Party such that it is reasonably likely to reduce the likelihood of the closing of the Arrangement to occur.

(10)	The Company shall, at its own expense, take all actions needed to comply with ISRA in connection with this Agreement and the transactions contemplated hereunder, including (i) providing written notice of this Agreement to the New Jersey Department of Environmental Protection (“NJDEP”) by filing a General Information Notice for the Company’s facility in Kenilworth, New Jersey within five (5) days after the date of this Agreement in accordance with NJAC 7:26B-3.2(a); (ii) retaining a Licensed Site Remediation Professional (“LSRP”) as defined by NJAC 7:26C-1.3 and in accordance with NJAC 7:26C-2.3(a), and acceptable to the Purchasers in their reasonable discretion; (iii) having the LSRP issue a Response Action Outcome in accordance with NJAC 7:26C-6 or prepare a Remediation Certification and execute same before the Effective Time in accordance with NJAC 7:26B-3.3; (iv) establishing and funding a Remediation Funding Source (if required) in accordance with NJAC 7:26C-5, in an amount determined by the LSRP, in a form specified by NJAC 7:26C-5.2(h); (v) performing all investigation and remediation if and to the extent required by ISRA; (vi) paying all NJDEP fees and surcharges associated with ISRA compliance; and (vii) making all other filings required by ISRA. The Company shall provide the Purchasers with a reasonable opportunity to review and comment on drafts of all documents prior to submission to NJDEP, shall review and incorporate any such comments in good faith, and shall provide to the Purchasers copies of all material written communications between it and NJDEP.

(11)	The Purchasers shall not take or agree to take any action or enter into any acquisition or other corporate transaction, whether directly or indirectly, including in connection with any Pre-Acquisition Reorganization, after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Date, that would be reasonably likely to (i) materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity, including the Required Regulatory Approvals, necessary to be obtained prior to the Effective Date, (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement, including the Arrangement, (iii) materially increase the risk of not being able to have vacated, lifted, reversed or overturned any such order on appeal or otherwise, or (iv) otherwise prevent or materially delay the consummation of the transaction contemplated by this Agreement, including the Arrangement.

(12)	Notwithstanding anything to the contrary contained in this Section 4.4, the Purchasers’ commercially reasonable efforts shall not require the Purchasers to enter into any settlement, undertaking, consent, decree, stipulation or other agreement or take any action or agree to take any action (including without limitation any divestitures) that would materially affect any of the businesses, operations or assets of the Purchasers or those of their affiliates, or that would, individually or in the aggregate materially and adversely affect the business, operation or assets of the Company and its Subsidiaries, taken as a whole.

(13)	Each Party shall promptly notify the other Party if it becomes aware that any (i) application, filing, document or other submission for a Regulatory Approval contains a Misrepresentation, or (ii) any Regulatory Approval contains, reflects or was obtained following the submission of an application, filing, document or other submission containing a Misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, the Parties will cooperate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement.

Section 4.5	Access to Information; Confidentiality

(1)	From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to Law, the Company shall, and shall cause its Subsidiaries and their respective officers, directors, Company Employees, independent auditors, advisers and agents to, afford the Purchasers and their affiliates, potential lenders and their respective officers, employees, agents and representatives such access as the Purchasers may reasonably request at all reasonable times, including for the purpose of facilitating integration business planning, financing, valuation and strategic planning regarding particular assets or projects for periods following the Effective Date, and/or any Pre-Acquisition Reorganization, to their offices, properties, books and records, Contracts and senior personnel and shall make available to the Purchasers and their affiliates all financial data and other information as the Purchasers may reasonably request (including continuing access to the Data Room); provided that: (i) the Purchasers provide the Company with reasonable notice of any request under this Section 4.5(1); (ii) access to any materials contemplated in this Section 4.5(1) (other than the materials on the Data Room) shall be provided during the Company’s normal business hours only and in such manner not to interfere unreasonably with the conduct of the business of the Company or its Subsidiaries. Notwithstanding the foregoing, the Company shall not be obligated to provide access to, or to disclose, any information to the Purchasers or their affiliates if the Company reasonably determines that such access or disclosure would violate applicable Law, result in the disclosure of any trade secrets or similar information or violate any obligations of the Company or any other Person with respect to confidentiality, jeopardize any privilege claim by the Company, any of its Subsidiaries or any of the Non-Controlled Entities, interfere unreasonably with the conduct of the business of the Company, its Subsidiaries or the Non-Controlled Entities or require action by the Company outside normal business hours.

(2)	Investigations made by or on behalf of the Purchasers or their affiliates, whether under this Section 4.5 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Company in this Agreement.

(3)	The Confidentiality Agreement shall continue to apply in accordance with its terms, and any information provided under Section 4.5(1) that is non-public or proprietary in nature shall be subject to the terms of the Confidentiality Agreement.

Section 4.6	Privacy Matters

(1)	For the purposes of this Section 4.6, “Transaction Personal Information” means the personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) to be disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Transferor”) as a result of or in conjunction with the Arrangement, and includes all such personal information disclosed to the Recipient prior to the execution of this Agreement.

(2)	Each Transferor acknowledges and confirms that the disclosure of Transaction Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Arrangement and that the disclosure of Transaction Personal Information is solely for the purposes of the completion of the Arrangement. Notwithstanding anything to the contrary in this Agreement, no Transferor shall be required to transfer to Recipient any Transaction Personal Information which is not necessary for the purposes of determining if the Parties shall proceed with the Arrangement or where such transfer is not in compliance with applicable Law.

(3)	In addition to its other obligations hereunder, the Recipient covenants and agrees to:

(a)	prior to the completion of the Arrangement, collect, use and disclose the Transaction Personal Information solely for the purpose of reviewing and completing the Arrangement, including for the purpose of determining to complete the Arrangement;

(b)	after the completion of the Arrangement, collect, use and disclose the Transaction Personal Information only for those purposes for which the Transaction Personal Information was initially collected from or in respect of the individual to which such Transaction Personal Information relates or for the completion of the transactions contemplated herein, unless (A) the Transferor or Recipient have first notified such individual of such additional purpose, and where required by Law, obtained the consent of such individual to such additional purpose, (B) such use or disclosure is permitted or authorized by Law, without notice to, or consent from, such individual or (C) to give effect to any withdrawal of consent to the collection, use and disclosure of Transaction Personal Information made by an individual;

(c)	where required by Law, promptly notify the individuals to whom the Transaction Personal Information relates that the Arrangement has taken place and that the Transaction Personal Information has been disclosed to Recipient;

(d)	return or destroy the Transaction Personal Information, at the option of the Transferor, should the Arrangement not be completed; and

(e)	notwithstanding any other provision herein, where the disclosure or transfer of Transaction Personal Information to Recipient requires the consent of, or the provision of notice to, the individual to which such Transaction Personal Information relates, to not require or accept the disclosure or transfer of such Transaction Personal Information until the Transferor has first notified such individual of such disclosure or transfer and the purpose for same, and where required by Laws, obtained the individual’s consent to same and to only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by Laws.

Section 4.7	Financing Assistance

(1)	The Company shall use its commercially reasonable efforts, and shall cause its Subsidiaries to use their commercially reasonable efforts, and shall use its commercially reasonable efforts to cause the Non-Controlled Entities to use their commercially reasonable efforts, provide and to cause their respective affiliates and Representatives to provide such customary cooperation (including with respect to timeliness) to the Purchasers as the Purchasers may reasonably request in connection with the arrangements by the Purchasers to obtain new or amend any existing credit facilities or arrange for any alternative financing in connection with the Arrangement (the “Debt Financing”), subject to the terms hereof (provided that: (i) such request is made on reasonable notice; (ii) such cooperation does not unreasonably interfere with the ongoing operations of the Company, its Subsidiaries or the Non-Controlled Entities; (iii) the Company shall not be required to provide, or cause any of its Subsidiaries to provide, or to use commercially reasonable efforts to cause the Non-Controlled Entities to provide, cooperation that involves any binding commitment or agreement (including entry into any agreement or the execution of any certificate) by the Company, its Subsidiaries or the Non-Controlled Entities (or commitment or agreement which becomes effective prior to the Effective Time) which is not conditional on the completion of the Arrangement and does not terminate without liability to the Company, its Subsidiaries or the Non-Controlled Entities upon the termination of this Agreement; (iv) none of the Company, any of Company’s Subsidiaries or any of the Non-Controlled Entities shall be required to take any action pursuant to any Contract, certificate or instrument that is not contingent upon the occurrence of the Effective Time or that would be effective prior to the Effective Time; (v) none of the Board or any of the Company’s Subsidiaries’ or the Non-Controlled Entities’ respective boards of directors (or equivalent bodies) shall be required to adopt any Debt Financing or Contracts related thereto (or any alternative financing) prior to the Effective Time (and no such directors that shall not be continuing directors shall be required to take such action) which is not conditional on the completion of the Arrangement and does not terminate without liability to the Company, its Subsidiaries or the Non-Controlled Entities upon the termination of this Agreement; (vi) no employee, officer or director of the Company, its Subsidiaries or the Non-Controlled Entities shall be required to take any action which would result in such Person incurring any personal liability (as opposed to liability in his or her capacity as an employee, officer or director of the Company, its Subsidiaries or the Non-Controlled Entities, as applicable) with respect to any matters related to the Debt Financing; (vii) none of the Company, any of Company’s Subsidiaries or any of the Non-Controlled Entities shall be liable for any adjustments to any pro forma financial information provided pursuant to the Debt Financing; and (vii) any actions taken hereunder shall be, and shall be deemed to be, in compliance with Section 4.1), including, but not limited to:

(a)	participating in a reasonable number of presentations, drafting sessions, due diligence sessions (including accounting due diligence sessions), and sessions with prospective lenders, arrangers, agents and underwriters, in each case at reasonable times and locations mutually agreed;

(b)	furnishing the Purchasers and their proposed lenders, arrangers, agents and underwriters with such business, financial statements, pro forma financials, projections, management discussions and analysis and other customary financial data and information reasonably required in connection with any Debt Financing;

(c)	cooperating with the proposed lenders’, arrangers’, agents’ and underwriters’ due diligence, to the extent customary and commercially reasonable;

(d)	obtaining customary accountants’ comfort letters, legal opinions, appraisals, surveys and other documentation and items relating to such Debt Financing as reasonably requested by the Purchasers and, if requested by the Purchasers, to cooperate with and assist the Purchasers in obtaining such documentation and items;

(e)	cooperating with the Purchasers’ legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with any Debt Financing;

(f)	assisting in preparation of appropriate and customary materials reasonably required in connection with the Debt Financing (including without limitation offering documents such as prospectuses, offering and information memoranda and materials for lender or rating agency presentations or other similar documents) and cooperating with the marketing efforts of the Purchasers and their lenders, arrangers, agents and underwriters, if any, for any of the Debt Financing (including making its senior management available to participate in meetings of prospective lenders, in each case at reasonable times and locations mutually agreed);

(g)	cooperating with the Purchasers in connection with applications to obtain such consents, approvals, authorizations and ratings from rating agencies which may be reasonably necessary or desirable in connection with such Debt Financing, to the extent customary and commercially reasonable;

(h)	assisting in the preparation of definitive financing documents, instruments and certificates as may be reasonably requested by the Purchasers, including guarantees and pledge and security documents;

(i)	facilitating (a) the provision of guarantees, granting of Liens, pledging of collateral and establishment of blocked account agreements in respect of the deposit accounts of the Company and its Subsidiaries and (b) the removal of Liens by arranging for customary payoff letters, Lien terminations and releases and acknowledgements of discharge (other than Liens on the property or assets of the Non-Controlled Entities) (including in connection with (A) the redemption of the APLP MTNs and the release of related Liens and (B) repayment of the obligations under the Term Loan B and the release of the related Liens), in each case provided that no obligation of the Company, its Subsidiaries or the Non-Controlled Entities under any agreement, document or pledge shall be required to be operative until the Effective Date;

(j)	providing information consistent with the information provided in the presentation materials for the Company’s quarterly earnings results conference calls for the fiscal quarters ended during the period from December 31, 2018 through and including December 31, 2020 and any fiscal quarter ended at least forty-five (45) days prior to the Effective Date;

(k)	coordinating with beneficiaries of letters of credit outstanding under the Term Loan B to facilitate the exchange of such letters of credit for alternative credit support, including letters of credit provided under the Debt Financing on the Effective Date;

(l)	making available, on a customary and reasonable basis and upon reasonable notice, appropriate personnel, documents and information relating to the Company, its Subsidiaries and the Non-Controlled Entities, in each case, as may be reasonably requested by the Purchasers or their lenders, arrangers, agents and underwriters;

(m)	taking all corporate action necessary to permit the consummation of the Debt Financing, including entering into one or more credit agreements or other instruments or agreements on terms reasonably satisfactory to the Purchasers in connection with the Debt Financing, to be effective no earlier than the Effective Date, to the extent direct borrowings or debt incurrence by the Company or its Subsidiaries is contemplated for such Debt Financing, and reasonably assisting in the negotiation thereof;

(n)	if requested by the Purchasers, furnishing the Purchasers and their proposed lenders, arrangers, agents and underwriters at least ten (10) Business Days prior to the closing of the Arrangement with all documentation and other information reasonably requested by them related to the Company, its Subsidiaries and the Non-Controlled Entities as required by any Governmental Entity with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the PATRIOT Act (United States), to the extent requested at least fifteen (15) Business Days prior to the Effective Date; and

(o)	otherwise using commercially reasonable efforts to assist the Purchasers in connection with the arrangements by the Purchasers to obtain the Debt Financing, including as may be required in satisfying the conditions precedent set forth in the definitive agreements entered into in connection with the Debt Financing.

(2)	Notwithstanding Section 4.7(1), none of the Company, any of Company’s Subsidiaries or any of the Non-Controlled Entities shall be required to: (i) pay any commitment, consent or other similar fee, incur any liability or provide or agree to provide any indemnity in connection with any such financing prior to the Effective Time; (ii) take any action or do anything that would: (A) contravene any applicable Law or its organization or constating documents; (B) contravene any of the Company’s, any of its Subsidiaries’ or the Non-Controlled Entities’ agreements that relate to borrowed money or any Contract; (C) be capable of impairing or preventing the satisfaction of any condition set forth in Article 6; or (D) cause any breach of this Agreement that would provide the Purchasers with the right to terminate this Agreement or seek indemnity, reimbursement of expenses or the payment of the Termination Fee under the terms hereof; (iii) disclose any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets or similar information or violate any obligations of the Company or any other Person with respect to confidentiality, (v) waive or amend any terms of this Agreement or (vi) enter into any binding commitment that is not contingent on the consummation of the transactions contemplated herein at the Effective Time. Nothing in this Agreement will require any Representative of the Company, any of its Subsidiaries or the Non-Controlled Entities’ to deliver any certificate or opinion or take any action pursuant to this Section 4.7 that would reasonably be expected to result in personal liability to such Representative.

(3)	The Purchasers shall, promptly upon request by the Company and from time to time (and in any event following termination of this Agreement), reimburse the Company, its Subsidiaries and the Non-Controlled Entities for all reasonable and documented out-of-pocket costs (including reasonable and documented out-of-pocket legal fees) incurred by the Company, its Subsidiaries or the Non-Controlled Entities in connection with any of the actions contemplated by this Section 4.7, and shall indemnify and hold harmless the Company, its Subsidiaries, the Non-Controlled Entities and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 4.7 or in connection with the Debt Financing, except to the extent resulting from the willful misconduct or gross negligence of any such Person (as determined by a final and non-appealable judgement by a court of competent jurisdiction).

(4)	The Company hereby consents to the customary and reasonable use of its and its Subsidiaries’ logos solely in connection with (i) the Debt Financing; provided that such logos are used in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) a description of the Company, its business or the transactions contemplated by this Agreement (including the Debt Financing).

Section 4.8	MTNs Transaction

(1)	APLP shall, and the Company shall cause APLP to, use commercially reasonable efforts to (i) commence, as soon as reasonably practicable following the date hereof a consent solicitation (“MTN Noteholder Consent Solicitation”) to seek, in accordance with the terms and conditions of the APLP MTNs Indenture, the consent in writing of MTN Noteholders holding not less than two-thirds of the aggregate principal amount of the outstanding APLP MTNs (the “MTN Noteholder Consent”) and (ii) hold the MTNs Meeting with a view to obtaining approval by the MTN Noteholders of the MTN Noteholder Resolution, in each case in respect of an offer to amend the APLP MTNs Indenture in order to include a mandatory conditional redemption obligation of APLP to redeem all outstanding APLP MTNs (the “MTNs Transaction”) for consideration equal to 106.071% of the principal amount of such APLP MTNs, plus accrued and unpaid interest thereon to but excluding the Effective Date (the “Noteholder Consideration”), all on terms set forth in Schedule F. The consummation of the MTNs Transaction shall be conditioned upon the Effective Time of the Arrangement.

(2)	In addition to APLP’s and the Company’s obligations set out in Section 4.8(3) below, APLP shall, and the Company shall cause APLP to, as promptly as reasonably practicable after the date of this Agreement, prepare all necessary and appropriate documentation in connection with the MTN Noteholder Consent Solicitation, including the consent solicitation statement, related letters of consent and other related documents (collectively, the “MTN Noteholder Consent Solicitation Documents”). APLP, the Company and the Purchasers shall cooperate, and shall use commercially reasonable efforts to cause their respective Representatives and advisors to cooperate with each other in the preparation of the MTN Noteholder Consent Solicitation Documents. All mailings to the MTN Noteholders in connection with the MTN Noteholder Consent Solicitation shall be subject to the prior review and comment by each of the Parties and shall be reasonably acceptable to each of them. APLP shall, and the Company shall cause APLP to, use its commercially reasonable efforts to obtain the MTN Noteholder Consent and/or the approval by the MTN Noteholders of the MTN Noteholder Resolution, including without limitation the entering into of one or more solicitation agent agreements with such Persons as shall be designated by the Purchasers and agreed by APLP, acting reasonably. Upon request by the Purchasers, APLP shall, and the Company shall cause APLP to, waive any condition to consummation of the MTNs Transaction other than satisfaction of the minimum consent condition that APLP obtain the MTN Noteholder Consent or the approval by the MTN Noteholders of the MTN Noteholder Resolution, as applicable, the condition that APLP has sufficient proceeds to pay the Noteholder Consideration and the condition that the consummation of the MTNs Transaction be concurrent with the Effective Time of the Arrangement.

(3)	APLP shall, and the Company shall cause APLP to, call and hold the MTNs Meeting and prepare the MTNs Circular in accordance with its obligations regarding the Company Meetings and Company Circular in Section 2.3 and Section 2.4, mutatis mutandis and as applicable, with the exception that (i) the MTNs Meeting shall not form part of the Plan of Arrangement or the Interim Order and (ii) the record date for notice of and voting at the MTNs Meeting shall be as soon as reasonably practicable after the date of this Agreement (and, subject to applicable Law, in any event on or before January 25, 2021); provided that the MTNs Circular shall not be required to contain any of the matters set forth in the second sentence of Section 2.4(2), provided further that the MTNs Circular shall contain a statement that the board of the general partner of APLP, after consulting with outside legal and financial advisors, determined that the MTNs Transaction is in the best interests of APLP and unanimously recommends that MTN Noteholders vote in favour of the MTN Noteholder Resolution (the “MTNs Board Recommendation”). The Purchasers shall provide APLP and the Company with the necessary information required to prepare the MTNs Circular and cooperate with APLP and the Company regarding the MTNs Meeting. Notwithstanding the foregoing, if the MTN Noteholder Consent is obtained further to the MTN Noteholder Consent Solicitation at any time prior to the MTN Noteholders approving the MTN Noteholder Resolution at the MTNs Meeting, the Company and APLP may cancel the MTNs Meeting.

Section 4.9	Company Debenture Transaction

(1)	The Company shall use commercially reasonable efforts to (i) commence, as soon as reasonably practicable following the date hereof a consent solicitation (“Debentureholder Consent Solicitation”) to seek, in accordance with the terms and conditions of the Company Debenture Indenture, the consent in writing of Company Debentureholders holding not less than two-thirds of the aggregate principal amount of the outstanding Company Debentures (the “Debentureholder Consent”) and (ii) hold the Debentureholder Meeting with a view to obtaining approval by the Company Debentureholders of the Debentureholder Resolution, in each case in respect of an offer to amend the Company Debenture Indenture in order to include a mandatory conditional conversion of all outstanding Company Debentures (the “Company Debenture Transaction”) into the Company Debenture Share Consideration and the payment in cash of all accrued and unpaid interest on the Company Debentures on each C$1,000 principal amount of such Company Debentures to, but excluding, the Effective Date (such cash payment, the “Company Debenture Cash Consideration”), all on terms set forth in Schedule C. The consummation of the Company Debenture Transaction shall be conditioned upon the Effective Time of the Arrangement.

(2)	In addition to the Company’s obligations set out in Section 4.9(3) below, the Company shall, as promptly as reasonably practicable after the date of this Agreement, promptly prepare all necessary and appropriate documentation in connection with the Debentureholder Consent Solicitation, including the consent solicitation statement, related letters of consent and other related documents (collectively, the “Debentureholder Consent Solicitation Documents”). The Company and the Purchasers shall cooperate, and shall use commercially reasonable efforts to cause their respective Representatives and advisors to cooperate with each other in the preparation of the Debentureholder Consent Solicitation Documents. All mailings to the Company Debentureholders in connection with the Debentureholder Consent Solicitation shall be subject to the prior review and comment by each of the Parties and shall be reasonably acceptable to each of them. The Company shall use its commercially reasonable efforts to obtain the Debentureholder Consent and/or the approval by the Company Debentureholders of the Debentureholder Resolution, including without limitation the entering into of one or more solicitation agent agreements with such Persons as shall be designated by the Purchasers and agreed by the Company, acting reasonably. Upon request by the Purchasers, the Company shall waive any condition to consummation of the Company Debenture Transaction other than satisfaction of the minimum consent condition that the Company obtain the Debentureholder Consent or the approval by the Company Debentureholders of the Debentureholder Resolution, as applicable and the condition that the consummation of the Company Debenture Transaction be concurrent with the Effective Time of the Arrangement.

(3)	The Company shall call and hold the Debentureholder Meeting and prepare the Debentureholder Circular in accordance with its obligations regarding the Company Meetings and Company Circular in Section 2.3 and Section 2.4, mutatis mutandis and as applicable, with the exception that (i) the Debentureholder Meeting shall not form part of the Plan of Arrangement or the Interim Order and (ii) the record date for notice of and voting at the Debentureholder Meeting shall be as soon as reasonably practicable after the date of this Agreement (and, subject to applicable Law, in any event on or before January 25, 2021); provided that the Debentureholder Circular shall not be required to contain any of the matters set forth in the second sentence of Section 2.4(2), provided further that the Debentureholder Circular shall contain (i) a summary and copy of the Fairness Opinion with respect to the Company Debentures; (ii) a statement that the Special Committee has received the Fairness Opinion with respect to the Company Debentures and has, after consulting with outside legal and financial advisors, unanimously recommended that the Board approve this Agreement and that the Company Debentureholders vote in favour of the Debentureholder Resolution; and (iii) a statement that the Board, after consulting with outside legal and financial advisors and receiving the recommendation of the Special Committee, determined that the Company Debenture Transaction is in the best interests of the Company and unanimously recommends that Company Debentureholders vote in favour of the Debentureholder Resolution (the “Company Debenture Board Recommendation”). The Purchasers shall provide the Company with the necessary information required to prepare the Debentureholder Circular and cooperate with the Company regarding the Debentureholder Meeting. Notwithstanding the foregoing, if the Debentureholder Consent is obtained further to the Debentureholder Consent Solicitation at any time prior to the Company Debentureholders approving the Debentureholder Resolution at the Debentureholder Meeting, the Company may cancel the Debentureholder Meeting.

Section 4.10	Public Communications

The Parties shall agree on the text of joint press releases by which they will announce (i) the execution of this Agreement and (ii) the completion of the transactions contemplated herein. Except as required by Law, no Party shall issue any press release or make any other public statement or disclosure with respect to this Agreement or the transactions contemplated herein without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any Party that is required to make disclosure by Law (other than in connection with the Required Regulatory Approvals contemplated by Section 4.4) shall use its commercially reasonable efforts to give the other Parties prior oral or written notice and a reasonable opportunity to review or comment on the disclosure (other than with respect to confidential information contained in such disclosure). The Party making such disclosure shall give reasonable consideration to any comments made by the other Party or its counsel. If such prior notice is not possible, the Party making such disclosure shall give such notice immediately following the making of such disclosure. The Parties acknowledge that the Company will file this Agreement and a material change report and Current Report on Form 8-K relating thereto on SEDAR and the SEC’s EDGAR website. For the avoidance of doubt, none of the foregoing shall prevent (A) the Company or the Purchasers from making (i) internal announcements to employees and having discussions with shareholders, financial analysts and other stakeholders, or (ii) public announcements in the Ordinary Course that do not relate to this Agreement or the transactions contemplated herein so long as such announcements and discussions are consistent in all material respects with the most recent press releases, public disclosures or public statements made by the Company or (B) the Purchasers or their affiliates from communicating with their respective investors concerning the terms of the transactions contemplated herein or funding arrangements in connection therewith.

Section 4.11	Insurance and Indemnification

(1)	Prior to the Effective Date, the Company shall, in reasonable consultation with the Purchasers, and, if the Company is unable to, the Purchasers shall cause the Company as of the Effective Time to, obtain from an insurance carrier with the same or better credit rating as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance, and fully pay a single premium for, customary “tail” policies of directors’ and officers’ liability insurance providing protection for not less than six years from and after the Effective Time and with terms, conditions, retentions and limits of liability that are no less favourable to the directors and officers in the aggregate than the protection provided by the policies maintained by the Company which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date. Notwithstanding any of the foregoing, in no event will the Company be permitted to expend for any insurance policies pursuant to this Section 4.11(1) an amount in excess of 300% of the annual premiums currently paid by Company for directors’ and officers’ liability insurance in effect as of the date hereof.

(2)	From and after the Effective Time, the Purchasers shall, and shall cause the Company to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and to also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of the Company and its Subsidiaries and each present and former designate or nominee of the Company or its Subsidiaries on the board of directors (or equivalent body) of the Non-Controlled Entities (each, an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or related to such Indemnified Person’s service as a director or officer of the Company, any of its Subsidiaries and/or any of the Non-Controlled Entities or services performed by such persons at the request of the Company, any of its Subsidiaries or any of the Non-Controlled Entities at or prior to or following the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the approval or completion of this Agreement and the Arrangement or any of the other transactions contemplated by this Agreement or arising out of or related to this Agreement and the transactions contemplated hereby. None of the Purchasers, the Company or any of their respective Subsidiaries shall, and they will use commercially reasonable efforts to ensure that no Non-Controlled Entity shall, settle, compromise or consent to the entry of any judgment in any Proceeding involving or naming an Indemnified Person or arising out of or related to an Indemnified Person’s service as a director or officer of the Company, any of its Subsidiaries and/or any of the Non-Controlled Entities or services performed by such Indemnified Person at the request of the Company, any of its Subsidiaries or any of the Non-Controlled Entities at or prior to or following the Effective Time without the prior written consent (not to be unreasonably withheld or delayed) of that Indemnified Person, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Proceeding.

(3)	From and after the Effective Time, the Purchasers shall cause the Company or the applicable Subsidiary of the Company to, and shall use commercially reasonable efforts to cause the Non-Controlled Entities to, honour all rights to indemnification or exculpation existing as of the date hereof in favour of present and former employees, directors and officers of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ designates, nominees and appointees as officers and directors of the Non-Controlled Entities to the extent they are disclosed in Section 4.11(3) of the Company Disclosure Letter, and acknowledges that such rights, to the extent they are so disclosed, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date.

(4)	If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 4.11 that is denied by the Company or the Purchasers, and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification, then the Company and the Purchasers shall pay such Indemnified Person’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Company or the Purchasers.

(5)	The rights of the Indemnified Persons under this Section 4.10 shall be in addition to any rights such Indemnified Persons may have under the Company Constating Documents or the constating documents of any of its Subsidiaries and the Non-Controlled Entities, or under any applicable Law or agreement of any Indemnified Person with the Company, any of its Subsidiaries or any of the Non-Controlled Entities. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto in favour of any Indemnified Person as provided in the Company Constating Documents or the constating documents of any of its Subsidiaries or any of the Non-Controlled Entities or any agreement between such Indemnified Person and the Company, any of its Subsidiaries or any of the Non-Controlled Entities shall survive the Effective Time for a period of not less than six (6) years and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

(6)	If any of the Company, its Subsidiaries or the Purchasers or any of their respective successors or assigns shall (i) amalgamate, consolidate with or merge or wind-up into any other Person and shall not be the continuing or surviving corporation or entity; or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns (including, as applicable, any acquirer of all or substantially all of the properties or assets of the Company, its Subsidiaries or the Purchasers) and transferees of the Company, its Subsidiaries or the Purchasers as the case may be, shall assume all of the obligations set forth in this Section 4.11.

Section 4.12	Pre-Acquisition Reorganization

The Company agrees that the Company shall, and shall cause each of the Company’s Subsidiaries to, and shall use commercially reasonable efforts to cause the Non-Controlled Entities to, use commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Law to effect such reorganizations of the Company’s or any of the Company’s Subsidiaries’ business, operations, assets, corporate structure or capital structure as the Purchasers may request, acting reasonably (each a “Pre-Acquisition Reorganization”), (ii) cooperate with the Purchasers and their advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken and (iii) cooperate with the Purchasers and their advisors to seek to obtain consents or waivers which might be required from the Company’s lenders under its existing credit facilities or counterparties to Material Contracts in connection with the Pre-Acquisition Reorganization, if any; provided, however, that the Pre-Acquisition Reorganization: (A) can be completed prior to the Effective Date and can be reversed or unwound in the event the Arrangement is not consummated without adversely affecting the Company, its Subsidiaries or the Non-Controlled Entities in any material manner and without adversely affecting the Company Securityholders, Company Debentureholders or MTN Noteholders, (B) does not require the approval of any of the Company Securityholders, Company Debentureholders or MTN Noteholders, (C) does not reduce, or impact the form of, the consideration to be received by the relevant Company Securityholders under the Plan of Arrangement (or, (i) in the case of the MTN Noteholders, does not reduce, or impact the form of, the Noteholder Consideration, and (ii) in the case of the Company Debentureholders, does not reduce or impact the form of, the Debentureholder Consideration), (D) is not prejudicial, in any material respect, to the Company Securityholders, Company Debentureholders or MTN Noteholders, (E) does not result in any breach or default by the Company, any of the Company’s Subsidiaries or the Non-Controlled Entities of, allow any Person to exercise any material rights under, or cause or permit the termination, cancellation, acceleration or other material change of any material right or material obligation or the loss of any material benefit to which the Company or any of its Subsidiaries or any of the Non-Controlled Entities is entitled under, any (i) Material Contract, (ii) Authorization, (iii) Law or (iv) its or their respective constating documents, (F) does not prevent, materially delay or impede the ability of the Purchasers or the Company to consummate the Arrangement, (G) does not result in Taxes being imposed on, or other adverse Tax consequences to, any class of the Company Securityholders, MTN Noteholders or Company Debentureholders, (H) shall not become effective unless the Purchasers have irrevocably waived or confirmed in writing the satisfaction of all conditions in their favour under Section 6.1 and Section 6.2 and shall have confirmed in writing that it is prepared, and able, to promptly and without condition proceed to effect the Arrangement, and (I) is effected as close as reasonably practicable to the Effective Time. The Purchasers acknowledge and agree that any Pre-Acquisition Reorganization shall not be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached. The Purchasers shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least twenty (20) Business Days prior to the Effective Date and, upon receipt by the Company of such notice, the Purchasers and the Company shall at the expense of the Purchasers work cooperatively and use their commercially reasonable efforts to prepare prior to the Effective Date all documentation necessary and do all such other acts and things as are reasonably necessary to give effect to such Pre-Acquisition Reorganization, including amending the Plan of Arrangement to give effect to the Pre-Acquisition Reorganization (provided that such amendments do not require the Company to obtain the approval of any Company Securityholders, Company Debentureholders or MTN Noteholders), and using commercially reasonable efforts to obtain all necessary consents, approvals or waivers from any Persons to effect each Pre-Acquisition Reorganization. The Purchasers shall forthwith reimburse the Company for all reasonable fees, costs and expenses, including legal fees and disbursements, incurred by the Company and the Company’s Subsidiaries in considering and effecting the Pre-Acquisition Reorganizations if the Arrangement is not completed. The Purchasers shall indemnify and save harmless the Company, the Company’s Subsidiaries and their respective officers, directors, employees, agents, advisors and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgements, penalties and Taxes suffered or incurred by any of them as a result of or in connection with implementing, modifying, reversing, terminating or unwinding of any Pre-Acquisition Reorganization, including, for the avoidance of doubt, any costs or expenses incurred by the Company or any of its Subsidiaries at the direction of the Purchasers in connection with obtaining the consent of any third party to implement, modify, reverse, terminate or unwind any Pre-Acquisition Reorganization. The obligations of the Purchasers hereunder shall survive termination of this Agreement.

Section 4.13	Delisting

Prior to the Effective Time, the Company, the AP Preferred Equity Issuer and APLP, as applicable, shall cooperate with the Purchasers and use commercially reasonable efforts to take, or cause to be taken, all actions, and use commercially reasonable efforts to do or cause to be done all things, reasonably necessary, proper or advisable on its part under Law and rules and policies of the TSX and NYSE to enable (i) the delisting by the Company of the Common Shares from the TSX, NYSE, (ii) the delisting by the AP Preferred Equity Issuer of the Preferred Shares from the TSX, (iii) the Company, the AP Preferred Equity Issuer and APLP ceasing to be reporting issuers under applicable Canadian securities laws, and (iv) the deregistration of the Common Shares under the U.S. Exchange Act, in each case as promptly as reasonably practicable after the consummation of all of the steps in the Plan of Arrangement. If the Company is reasonably likely to be required to file any quarterly or annual reports pursuant to the U.S. Exchange Act during the period between the filing date of the Form 25 and the filing date of the Form 15, in each case to be filed in connection with the transactions contemplated by this Agreement (such time period the “Delisting Period”), the Company, the AP Preferred Equity Issuer and APLP will use commercially reasonable efforts to prepare a draft, which is sufficiently developed such that it can be timely filed with a reasonable amount of effort within the time available, of any such reports reasonably likely to be required to be filed during the Delisting Period.

Section 4.14	Section 16

Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Common Shares (including derivative securities with respect to Common Shares) resulting from the transactions by each individual who is subject to the reporting requirements of Section 16(a) of the U.S. Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the U.S. Exchange Act.

Section 4.15	Employee Benefits

(1)	For at least one (1) year following the Effective Time, the Purchasers shall, or shall cause the Company and its Subsidiaries (or their successors) to, provide to each Company Employee for so long as such Company Employee remains an employee of the Purchasers or their affiliates (i) a salary or wage level, (ii) short-term incentive opportunities and (iii) benefits, perquisites and other terms and conditions of employment (excluding any equity-based compensation, long-term incentive opportunities, and any transaction, retention or similar bonus or payment), that are substantially comparable, considered in the aggregate, to those that such Company Employee was entitled to receive immediately prior to the Effective Time.

(2)	Following the Effective Time, (i) other than to the extent that limitations or exclusions are in effect in respect of any Company Employee under any applicable Employee Plan as of the date hereof, the Purchasers shall, or shall cause the Company (or its successor) to, use commercially reasonable efforts to arrange for the waiver of limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively at work exclusions or other limitations or restrictions on coverage applicable to any Company Employees or their dependents or beneficiaries under any health and welfare benefit plans in which such employees may be eligible to participate in connection with their employment by the Company or its Subsidiaries (as applicable) and (ii) the Purchasers shall, or shall cause the Company (or its successor) to use commercially reasonable efforts to, provide or cause to be provided that any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) up to (and including) the Effective Time shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out of pocket provisions and like adjustments or limitations on coverage under any such health and welfare benefit plans of the Purchasers or their affiliates, in each case, for the plan year that includes the Effective Time.

(3)	With respect to each employee benefit plan, policy, allowance or practice, including severance, vacation and paid time off plans, policies, allowances or practices, sponsored or maintained by the Company or its Subsidiaries (or their respective successors) (other than defined benefit, retiree, medical, or equity incentive plans) after the Effective Time, the Purchasers shall, or shall cause the Company (or its successor) to use commercially reasonable efforts to, grant, or cause to be granted to, all Company Employees from and after the Effective Time credit for all service with the Company or its Subsidiaries, and their respective predecessors, prior to the Effective Time for purposes of eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance, except to the extent such credit would result in the duplication of benefits for the same period of service.

(4)	Nothing in this Agreement, whether express or implied, shall: (i) confer upon any Company Employee any rights or remedies, including any right to employment or continued employment for any period or terms of employment, (ii) be interpreted to prevent or restrict the Company (or its successor) or its Subsidiaries from modifying or terminating the employment or terms of employment of any Company Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Effective Time, subject to the provisions of this Section 4.15 or (iii) be treated as an establishment, amendment or other modification of any Employee Plan or other employee benefit plan or arrangement.

Article 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1	Non-Solicitation

(1)	Except as provided in this Article 5, the Company and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of the Company or of any of its Subsidiaries (collectively, “Representatives”):

(a)	solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any of its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)	continue, enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Purchasers and their affiliates) regarding any Acquisition Proposal or inquiry, proposal or offer reasonably expected to lead to an Acquisition Proposal, provided that the Company may (i) communicate in writing (with a copy to the Purchasers) to any Person solely for the purposes of clarifying the terms of any inquiry, proposal or offer made by such Person that constitutes or would reasonably be expected to constitute or lead to, an Acquisitions Proposal (provided such inquiry, proposal or offer did not result from a breach by the Company of its obligations under this Article 5); (ii) advise any Person of the restrictions of this Agreement; and (iii) advise any Person making an Acquisition Proposal that the Board has determined that such Acquisition Proposal does not constitute a Superior Proposal, in each case, if, in so doing, no other information that is prohibited from being communicated under this Agreement is communicated to such Person;

(c)	make a Change in Recommendation;

(d)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for a period of no more than five (5) Business Days following such announcement or public disclosure will not be considered to be in violation of this Section 5.1 (or in the event that the Company Meetings are scheduled to occur within such five (5) Business Days period, prior to the third (3rd) Business Day prior to the date of the Company Meetings), provided the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five (5) Business Day period); or

(e)	accept, approve, endorse, recommend or execute or enter into or publicly propose to accept, approve, endorse, recommend or execute or enter into any agreement, letter of intent, understanding or arrangement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with Section 5.3).

(2)	The Company shall, and shall cause its Subsidiaries and its and their Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiation or other activities commenced prior to the date of this Agreement with any Person (other than the Purchasers, the Equity Investor and their respective affiliates) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, the Company will:

(a)	immediately discontinue disclosure of information to and access to the Data Room, any confidential information, properties, facilities and books and records for any such Person; and

(b)	within three (3) Business Days of the date hereof, request to the extent it is entitled to do so, (i) the return or destruction of all copies of any confidential information regarding the Company or any of its Subsidiaries provided to any such Person and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or any of its Subsidiaries provided to any such Person, in each case using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(3)	The Company covenants and agrees that (i) it shall take all commercially reasonable action necessary to enforce each confidentiality, standstill or similar agreement, restriction or covenant to which it or any of its Subsidiaries is a party and (ii) neither it, nor any of its Subsidiaries or any of their respective Representatives have or will, without the prior written consent of the Purchasers (which may be withheld or delayed in the Purchasers’ sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company or any of its Subsidiaries under any confidentiality, standstill or similar agreement, restriction or covenant to which the Company or any of its Subsidiaries is a party (it being acknowledged by the Purchasers that the automatic termination or release of any standstill restrictions as a result of entering into and announcing this Agreement shall not be a violation of this Section 5.1(3)).

Section 5.2	Notification of Acquisition Proposals

If the Company or any of its Subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any written or oral inquiry, proposal, request or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any of its Subsidiaries, including but not limited to information, access or disclosure relating to the properties, facilities, books or records of the Company or any of its Subsidiaries, the Company shall promptly (and in any event within 24 hours) notify the Purchasers, at first orally and then in writing, of such Acquisition Proposal, inquiry, proposal, request or offer, including a description of its material terms and conditions, and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request and shall provide the Purchasers with copies of all written documents, correspondence or other material received, and if not in writing or electronic form, a description of the material terms of such correspondence or communication, in respect of, from or on behalf of any such Person. The Company shall keep the Purchasers informed on a timely basis of the status of developments and (to the extent permitted by Section 5.3) negotiations with respect to any such Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to the material terms thereof, and shall respond as promptly as practicable to the Purchasers’ reasonable questions with respect thereto.

Section 5.3	Responding to an Acquisition Proposal

(1)	Notwithstanding Section 5.1 or any other agreement between the Parties, if at any time after the date hereof and prior to approval of the Arrangement Resolution by the Common Shareholders in accordance with the Interim Order, the Company receives a bona fide written Acquisition Proposal from a Person, the Company, any of its Subsidiaries or any of their respective Representatives may enter into, engage in, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, such Person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of any information properties, facilities, books or records of the Company and its Subsidiaries to such Person if, and only if:

(a)	the Board first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal;

(b)	such Acquisition Proposal did not result from a breach by the Company of its obligations under this Article 5;

(c)	such Person was not restricted from making such Acquisition Proposal pursuant to an existing standstill or similar restriction;

(d)	prior to providing any such copies, access or disclosure, (i) the Company enters into a confidentiality and standstill agreement with such Person on terms that are no less favourable to the Company and no more favourable to such Person, taken as a whole, than those of the Confidentiality Agreement (provided that such confidentiality and standstill agreement may permit such Person to submit an Acquisition Proposal on a confidential basis to the Board) and (ii) any such copies, access or disclosure (other than verbal disclosure) provided to such Person shall have already been (or shall simultaneously be) provided to the Purchasers;

(e)	the Company promptly provides the Purchasers with prior written notice stating the Company’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure; and

(f)	prior to providing any such copies, access or disclosure to such Person, the Company provides the Purchasers with a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 5.3(1)(d).

(2)	Subject to Section 4.10, nothing contained in this Agreement shall prohibit the Board, the Company, the board of AP Preferred Equity Issuer, the AP Preferred Equity Issuer, APLP or the board of directors of the general partner of APLP from making disclosure to Company Securityholders, Company Debentureholders and/or the MTN Noteholders, as applicable, if the Board, the board of AP Preferred Equity Issuer or the board of directors of the general partner of APLP, acting in good faith and upon the advice of outside legal counsel, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of such board or such disclosure is otherwise required under applicable Law in response to an Acquisition Proposal (including by responding to an Acquisition Proposal in a directors’ circular), provided that, notwithstanding that the Board, the Company, the board of AP Preferred Equity Issuer, the AP Preferred Equity Issuer, APLP or the board of directors of the general partner of APLP shall be permitted to make such disclosure, neither the Board, the board of AP Preferred Equity Issuer or the board of directors of the general partner of APLP nor any committee of the foregoing shall be permitted to make a Change in Recommendation in response to an Acquisition Proposal other than as permitted by Section 5.4(1). In addition, nothing contained in this Agreement shall prevent the Company, the Board, the board of AP Preferred Equity Issuer, the AP Preferred Equity Issuer, APLP or the board of directors of the general partner of APLP from calling and/or holding a meeting of the Common Shareholders, the Preferred Shareholders, the Company Debentureholders, or MTNs Noteholders requisitioned by such securityholders in accordance with the BCBCA, the ABCA, the Company Debenture Indenture, the APLP MTNs Indenture (as applicable) or ordered to be held by a court in accordance with applicable Laws that was not solicited, supported or encouraged by the Company or any of its Representatives.

Section 5.4	Right to Match

(1)	If, prior to the Arrangement Resolution being approved by the Common Shareholders in accordance with the Interim Order, the Company receives an Acquisition Proposal that the Board determines, in good faith, constitutes a Superior Proposal, the Board and any board (or equivalent body) of a Subsidiary of a Company may, subject to compliance with Article 7 and Section 8.2, authorize the Company and/or such Subsidiary (as applicable) to enter into a definitive agreement with respect to such Superior Proposal or make a Change in Recommendation, if and only if:

(a)	such Superior Proposal did not result from a breach by the Company of its obligations under this Article 5;

(b)	the Person making such Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill or similar restriction;

(c)	the Company has delivered to the Purchasers a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to enter into such definitive agreement with respect to such Superior Proposal or make a Change in Recommendation, together with a written notice from the Board regarding the value and financial terms that the Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal (a “Superior Proposal Notice”);

(d)	the Company has provided the Purchasers with a copy of the proposed definitive agreement for the Superior Proposal and all other agreements which are ancillary to such definitive agreement and all supporting materials, including financing commitment documents supplied to the Company in connection therewith;

(e)	at least five (5) Business Days have elapsed from the date that is the later of the date on which the Purchasers received the Superior Proposal Notice and the date on which the Purchasers received all of the materials set forth in Section 5.4(1)(d) (the “Matching Period”);

(f)	after the Matching Period, the Board has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by the Purchasers under Section 5.4(2)); and

(g)	prior to or concurrently with entering into such definitive agreement the Company terminates this Agreement pursuant to Section 7.2(1)(c)(ii) and pays the Termination Fee pursuant to Section 8.2.

(2)	During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (i) the Purchasers shall have the opportunity (but not the obligation), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal; (ii) the Board shall review any offer made by the Purchasers to amend the terms of this Agreement and the Arrangement, in good faith in and in consultation with outside legal and financial advisors, to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously determined to constitute a Superior Proposal ceasing to be a Superior Proposal; and (iii) the Company shall negotiate in good faith with the Purchasers to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchasers to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchasers and the Company and the Purchasers shall amend this Agreement to reflect such offer made by the Purchasers, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)	Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Common Shareholders or other material terms or conditions of such Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 5.4 and the Purchasers shall be afforded a new Matching Period from the later of the date on which the Purchasers received the Superior Proposal Notice and the date on which the Purchasers received all of the materials set forth in Section 5.4(1)(d) with respect to such new Superior Proposal; provided that, notwithstanding Section 5.4(1)(e) above, the duration of such Matching Period shall be three (3) Business Days rather than five (5) Business Days.

(4)	The Board shall promptly reaffirm the Board Recommendation by press release after any Acquisition Proposal that the Board has determined not to be a Superior Proposal is publicly announced or publicly disclosed or the Board determines that a proposed amendment to the terms of this Agreement or the Arrangement as contemplated under Section 5.4(2) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide the Purchasers and its outside legal counsel with a reasonable opportunity to review and comment on the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Purchasers and their counsel.

(5)	If the Company provides a Superior Proposal Notice to the Purchasers on a date that is less than ten (10) Business Days before the Company Meetings, the Company shall be entitled to, and the Purchasers shall be entitled to require the Company to, adjourn or postpone the Company Meetings to a date that is not more than ten (10) Business Days after the scheduled date of the Company Meetings; provided, however, that the Company Meetings shall not be adjourned or postponed to a date later than five (5) Business Days before the Outside Date.

Section 5.5	Breach by Subsidiaries and Representatives

Without limiting the generality of the foregoing, the Company shall advise its Subsidiaries and Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by the Company, its Subsidiaries or their respective Representatives shall be deemed to be a breach of this Article 5 by the Company.

Article 6
CONDITIONS

Section 6.1	Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(1)	Required Approvals. The Required Approvals shall have been obtained at the Company Meetings in accordance with the Interim Order.

(2)	MTNs Transaction Approval. Either (i) the MTN Noteholder Consent shall have been obtained by the Company and APLP and such MTN Noteholder Consent shall not have been withdrawn or revoked or (ii) the MTN Noteholder Resolution shall have been approved by the MTN Noteholders at the MTNs Meeting, as applicable.

(3)	Company Debenture Transaction Approval. Either (i) the Debentureholder Consent shall have been obtained by the Company and such Debentureholder Consent shall not have been withdrawn or revoked or (ii) the Debentureholder Resolution shall have been approved by the Company Debentureholders at the Debentureholder Meeting, as applicable.

(4)	Interim Order and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement and have not been set aside or modified in a manner unacceptable to either the Company or the Purchasers, each acting reasonably, on appeal or otherwise.

(5)	Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchasers from consummating the Arrangement.

(6)	Required Regulatory Approvals. Each of the Required Regulatory Approvals has been obtained, and has not been rescinded or modified.

Section 6.2	Additional Conditions Precedent to the Obligations of the Purchasers

The Purchasers are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions are for the exclusive benefit of the Purchasers and may only be waived, in whole or in part, by the Purchasers in their sole discretion:

(1)	Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 1 [Organization and Qualification], 2 [Authorization], 3 [Execution and Binding Obligation] of Schedule H shall be true and correct in all material respects as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date); (ii) the representations and warranties of the Company set forth in Sections 6 [Capitalization] and 7 [Subsidiaries and Non-Controlled Entities] of Schedule H shall be true and correct in all respects (except for de minimis errors) as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date); and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except to the extent that the failure or failures of such representations and warranties in this subparagraph (iii) to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect (and, for the purpose of this subparagraph (iii), any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored); and the Company has delivered a certificate confirming same to the Purchasers, executed by two senior officers of the Company (in each case in their capacity as officers of the Company and without personal liability) and addressed to the Purchasers and dated the Effective Date.

(2)	Performance of Covenants. The Company and its Subsidiaries shall have fulfilled or complied in all material respects with each of the covenants of the Company and its Subsidiaries contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company shall have delivered to the Purchasers a certificate addressed to the Purchasers, dated the Effective Date and executed by two of its senior officers (in each case in their capacity as officers of the Company and without personal liability), confirming same.

(3)	Pre-Arrangement Steps. The Pre-Arrangement Steps set forth in Section 2.6(1) of the Company Disclosure Letter shall have been consummated.

(4)	Dissent Rights. Dissent Rights shall not have been exercised, and not withdrawn or deemed to have been withdrawn, with respect to more than 10% of the issued and outstanding Common Shares, and the Company shall have delivered to the Purchasers a certificate addressed to the Purchasers, dated as of the Effective Date and executed by two of its senior officers (in their capacity as officers of the Company and without personal liability), confirming same.

(5)	Material Adverse Effect. Since the date of this Agreement there shall not have been or occurred a Material Adverse Effect.

(6)	No Legal Action. No Proceeding by any Governmental Entity shall be pending that is reasonably likely to:

(a)	cease trade, enjoin, prohibit, or impose any material limitations or conditions on, the Purchasers’ ability to acquire, hold, or exercise full rights of ownership over, any Common Shares, including the right to vote the Common Shares;

(b)	impose material terms or conditions on completion of the Arrangement or on the ownership or operation by the Purchasers of the business or assets of the Company or any of its Subsidiaries, or compel the Purchasers to dispose of or hold separate any material portion of the business or assets of the Purchasers, any of its affiliates, the Company or any of its Subsidiaries as a result of the Arrangement; or

(c)	prevent the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Effect.

(7)	Required Consents. Each of the Required Consents has been obtained on terms acceptable to the Purchasers, acting reasonably and has not been rescinded or modified.

Section 6.3	Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)	Representations and Warranties. The representations and warranties of the Purchasers set forth in this Agreement are true and correct in all material respects as of the Effective Time as if made at and as of the Effective Time (except, in each case, for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), in each case, except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not materially impede the completion of the Arrangement, and each of the Purchasers shall have delivered to the Company a certificate addressed to the Company, dated the Effective Date and executed by two of senior officers of the Purchasers (in each case in their capacity as officers of the Purchasers and without personal liability), confirming same.

(2)	Performance of Covenants. The Purchasers shall have fulfilled or complied in all material respects with each of its covenants contained in this Agreement to be fulfilled or complied with by them on or prior to the Effective Time, and each of the Purchasers shall have delivered to the Company, the AP Preferred Equity Issuer and APLP a certificate addressed to the Company, the AP Preferred Equity Issuer and APLP, dated the Effective Date and executed by two senior officers of the Purchasers (in each case in their capacity as officers of the Purchasers and without personal liability), confirming same.

(3)	Payment of Consideration. The Purchasers shall have complied with their obligations under Section 2.11 and the Depositary will have confirmed to the Company, the AP Preferred Equity Issuer and APLP receipt from or on behalf of the Purchasers of the funds contemplated by Section 2.11.

Section 6.4	Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released at the Effective Time. For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between the Purchasers and the Depositary, all funds held in escrow by the Depositary pursuant to Section 2.11 hereof shall be released from escrow, without any further act or formality required on the part of any Person, at the Effective Time.

Article 7
TERM AND TERMINATION

Section 7.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2	Termination

(1)	This Agreement may be terminated and the Arrangement abandoned at any time prior to the Effective Time (notwithstanding obtention of the Required Approvals and/or receipt of the Final Order) by:

(a)	the mutual written agreement of the Parties; or

(b)	the Company or the Purchasers, if:

(i)	(A) the Required Approvals are not obtained at the Company Meetings in accordance with the Interim Order, (B) neither the MTN Noteholder Consent nor the approval of the MTN Noteholder Resolution at the MTNs Meeting, as applicable, is obtained, and/or (C) neither the Debentureholder Consent nor the approval of the Debentureholder Resolution at the Debentureholder Meeting, as applicable, is obtained, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(i) if the failure to obtain the Required Approvals, the MTN Noteholder Consent, the approval of the MTN Noteholder Resolution, the Debentureholder Consent or the approval of the Debentureholder Resolution has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(ii)	after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that has the effect set forth in Section 6.1(5) and such Law has, if applicable, become final and non-appealable, provided the Party seeking to terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) has used its commercially reasonable efforts to, as applicable, prevent, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or

(iii)	the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(c)	the Company, if:

(i)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchasers under this Agreement occurs that would cause any condition in Section 6.3(1) [Additional Conditions Precedent to the Obligations of the Company—Representations and Warranties] or Section 6.3(2) [Additional Conditions Precedent to the Obligations of the Company—Performance of Covenants] not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 7.3; provided that the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) not to be satisfied; or

(ii)	prior to approval of the Arrangement Resolution by the Common Shareholders, the Board authorizes the Company, to enter into a written agreement (other than a confidentiality or standstill agreement permitted by and in accordance with Section 5.3) with respect to a Superior Proposal, provided the Company is then in compliance with Article 5 and that prior to or concurrent with such termination the Company pays the Termination Fee in accordance with Section 8.2; or

(d)	the Purchasers, if:

(i)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) [Additional Conditions Precedent to the Obligations of the Purchasers—Representations and Warranties] or Section 6.2(2) [Additional Conditions Precedent to the Obligations of the Purchasers—Performance of Covenants] not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 7.3; provided that the Purchasers are not then in breach of this Agreement so as to cause any condition in Section 6.3(1) [Additional Conditions Precedent to the Obligations of the Company—Representations and Warranties] or Section 6.3(2) [Additional Conditions Precedent to the Obligations of the Company—Performance of Covenants] not to be satisfied; or

(ii)	(A) any of the Board, the board of directors of the AP Preferred Equity Issuer or the board of directors of the general partner of APLP (as applicable) fails to recommend or publicly withdraws, amends, modifies or qualifies, or publicly proposes to withdraw, amend, modify or qualify, the Board Recommendation, in each case in a manner adverse to the Purchasers (it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for a period of no more than five (5) Business Days (or beyond the third (3rd) Business Day prior to the date of the Company Meetings, the Debentureholder Meeting or the MTNs Meeting, as applicable, if sooner) following such announcement or public disclosure will not be considered an adverse withdrawal, amendment, modification or qualification, provided the Board, the board of directors of the AP Preferred Equity Issuer or the board of directors of the general partner of APLP, as applicable, has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five (5) Business Day period), (B) any of the Board, the board of directors of the AP Preferred Equity Issuer or the board of directors of the general partner of APLP accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend, an Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for a period of no more than five (5) Business Days (or beyond the third (3rd) Business Day prior to the date of the Company Meetings, the Debentureholder Meeting or the MTNs Meeting, as applicable, if sooner) following such announcement or public disclosure will not be considered to be an acceptance, approval, endorsement or recommendation of such Acquisition Proposal, provided the Board, the board of directors of the AP Preferred Equity Issuer or the board of directors of the general partner of APLP, as applicable, has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five (5) Business Day period), (C) any of the Board, the board of directors of the AP Preferred Equity Issuer or the board of directors of the general partner of APLP accepts or enters into or publicly proposes to accept or enter into any written agreement, understanding or arrangement in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by and in accordance with Section 5.3), (D) if, in Purchasers’ reasonable good faith judgment, there are circumstances that create uncertainty in the public markets regarding the Board Recommendation, any of the Board, the board of directors of the AP Preferred Equity Issuer or the board of directors of the general partner of APLP fails to publicly reaffirm the Board Recommendation within five (5) Business Days of the Purchasers requesting such reaffirmation (or in the event that the Company Meetings, the Debentureholder Meeting or the MTNs Meeting are scheduled to occur within such five (5) Business Days period, prior to the third (3rd) Business Day prior to the date of the Company Meetings, the Debentureholder Meeting or the MTNs Meeting, as applicable) (each, a “Change in Recommendation”), or (E) the Company breaches Section 5.1 in a material respect.

(iii)	any event occurs as a result of which the conditions set forth in Section 6.2(4) [Dissent Rights], Section 6.2(5) [Material Adverse Effect] or Section 6.2(7) [Required Consents], are not capable of being satisfied by the Outside Date.

(2)	The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a) Mutual Agreement) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.3	Notice and Cure Provisions

(1)	Each Party shall promptly notify the other Party of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of (i) the termination of this Agreement in accordance with its terms and (ii) the Effective Time, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)	cause any of the representations or warranties of any Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time (provided that this Section 7.3(1)(a) shall not apply in the case of any event or state of facts resulting from the actions or omissions of another Party which are required under this Agreement); or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party under this Agreement.

(2)	Notification provided under this Section 7.3 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)	The Purchasers may not elect to exercise its right to terminate this Agreement, pursuant to Section 7.2(1)(d)(i) [Company Breach of Representation, Warranty or Covenant] and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c)(i) [Purchasers Breach of Representation, Warranty or Covenant], unless the Party seeking to terminate this Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed incurable), the Terminating Party may not exercise such termination right until the earlier of (i) the Outside Date, and (ii) the date that is twenty(20) Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meetings, unless the Parties agree otherwise, the Company may, and shall if requested by the Purchasers, postpone or adjourn the Company Meetings to the earlier of (a) five (5) Business Days prior to the Outside Date and (b) the date that is fifteen (15) Business Days following receipt of such Termination Notice by the Breaching Party (without causing any breach of any other provision contained herein).

Section 7.4	Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that (i) in the event of termination under Section 7.1 as a result of the Effective Time occurring, (x) Section 2.12 and Section 4.11(2) shall survive and (y) Section 4.11(1) and Section 4.11(3) through to and including Section 4.11(6) shall survive for a period of six years thereafter; (ii) in the event of termination under Section 7.2, then Section 2.4(5), Section 2.12, Section 4.5(3), Section 4.6, Section 4.7(3), Section 4.12, this Section 7.4 and Section 8.2 through to and including Section 8.14 shall survive; (iii) neither the termination of this Agreement nor anything contained in this Section 7.4 shall relieve any Party from any liability for any breach of this Agreement; and (iv) the provisions of the Limited Guaranty shall survive thereafter in accordance with its terms.

Article 8
GENERAL PROVISIONS

Section 8.1	Amendments

(1)	This Agreement and/or the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meetings, the Debentureholder Meeting or the MTNs Meeting, but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Common Shareholders, the Preferred Shareholders, the Company Debentureholders or the MTN Noteholders and any such amendment may, subject to the Interim Order and Final Order and Laws, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies in or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions contained in this Agreement.

(2)	Notwithstanding anything to the contrary contained herein, Section 8.7(2), Section 8.12(3), Section 8.14(3), the definition of “Debt Financing” or the definition of “Debt Financing Sources” (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplement, waived or otherwise modified in any manner that is detrimental to or is otherwise adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 8.2	Termination Fee

(1)	If a Termination Fee Event occurs, the Company shall pay or cause to be paid to the BidCo the Termination Fee in accordance with Section 8.2(3).

(2)	For the purposes of this Agreement, “Termination Fee” means $12,500,000.00, and “Termination Fee Event” means the termination of this Agreement:

(a)	by the Purchasers, pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation or Breach of Article 5];

(b)	by the Company, pursuant to Section 7.2(1)(c)(ii) [Superior Proposal];

(c)	by the Company or the Purchasers, pursuant to Section 7.2(1)(b)(i) [Required Approvals not Obtained] or Section 7.2(1)(b)(iii) [Effective Time not Prior to Outside Date], or by the Purchasers pursuant to Section 7.2(1)(d)(i) [Breach of Representations and Warranties or Covenants by the Company], but only if:

(i)	prior to such termination, a bona fide Acquisition Proposal is publicly announced or otherwise publicly disclosed by any Person (other than the Purchasers or their affiliates) after the date of this Agreement and not withdrawn prior to the Company Meetings (or, if earlier, prior to the time of termination of this Agreement); and

(ii)	within twelve (12) months following the date of such termination, (i) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) is consummated, or (ii) the Company or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into an agreement in respect of an Acquisition Proposal and such Acquisition Proposal is later consummated (whether or not within the twelve (12) month period following such termination).

For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that references to “20% or more” shall be deemed to be references to “50% or more”.

(3)	If a Termination Fee Event occurs due to a termination of this Agreement by the Company pursuant to Section 7.2(1)(c)(ii) [Superior Proposal], the Termination Fee shall be paid prior to or concurrently with the occurrence of such Termination Fee Event. If a Termination Fee Event occurs due to a termination of this Agreement by the Purchasers pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation or Breach of Article 5], the Termination Fee shall be paid within two (2) Business Days following such Termination Fee Event. If a Termination Fee Event occurs in the circumstances set out in Section 8.2(2)(c) [Acquisition Proposal Tail], the Termination Fee shall be paid within two (2) Business Days following the consummation/closing of the Acquisition Proposal referred to therein. Any Termination Fee shall be paid, or caused to be paid, by the Company to the Purchasers (or as directed by the Purchasers) by wire transfer in immediately available funds to an account designated by the Purchasers. For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion, whether the Termination Fee may be payable pursuant to one or more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events.

(4)	If a Reverse Termination Fee Event occurs, the Purchasers shall pay or cause to be paid to the Company the Reverse Termination Fee in accordance with Section 8.2(6).

(5)	For purposes of this Agreement, “Reverse Termination Fee” means $15,000,000, and “Reverse Termination Fee Event” means the termination of this Agreement by the Company pursuant to Section 7.2(1)(c)(i) [Purchaser Breach].

(6)	If a Reverse Termination Fee Event occurs, the Reverse Termination Fee shall be paid within two (2) Business Days following such Reverse Termination Fee Event. Any Reverse Termination Fee shall be paid by BidCo to the Company by wire transfer in immediately available funds to an account designated by the Company. For the avoidance of doubt, in no event shall the Purchasers be obligated to pay the Reverse Termination Fee on more than one occasion, whether the Reverse Termination Fee may be payable pursuant to one or more than one provision of this Agreement at the same time or at difference times and upon the occurrence of different events.

(7)	Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement, and that the Termination Fee and Reverse Termination Fee amounts set out in this Section 8.2 are in consideration for the disposition of the Purchasers’ and the Company’s rights, respectively, under this Agreement, and represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which will be suffered or incurred as a result of the event giving rise to such damages, and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(8)	Subject to the Company’s right to (i) injunctive and other equitable relief or other form of specific performance in accordance with Section 8.6 to prevent breaches or threatened breaches of this Agreement and to enforce compliance with the terms of this Agreement and (ii) reimbursement of expenses to which the Company is entitled to under Section 4.7(3) and Section 4.12, if any, in the event the Reverse Termination Fee is paid to the Company in circumstances for which such fee is payable, payment of the Reverse Termination Fee shall be the sole and exclusive remedy of the Company and its Subsidiaries against the Purchasers or any of their former, current or future general or limited partners, stockholders or equity holders, controlling persons, financing sources, managers, members, directors, officers, employees, agents or affiliates (including other funds and separately managed accounts by the general partner of the Equity Investor, or subsidiaries or portfolio companies of the Equity Investor) or any former, current or future general or limited partners, stockholders or equity holders, controlling persons, financing sources, managers, members, directors, officers, employees, agents or affiliates of any of the foregoing (collectively, the “Purchaser Related Parties”) for any loss suffered as a result of the failure of the Arrangement or the transactions contemplated hereby to be consummated or for a breach or failure to perform any obligations required to be performed under this Agreement or otherwise relating to or arising out of this Agreement or the Arrangement, and upon payment of such amount none of the Purchaser Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Arrangement, and no Company Related Party shall seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against any Purchaser Related Parties in connection with this Agreement or the transactions contemplated by this Agreement (except that the Equity Investor shall be obligated pursuant to the terms and conditions of the Limited Guaranty).

(9)	Subject to the Purchasers’ right to injunctive and other equitable relief or other form of specific performance in accordance with Section 8.6 to prevent breaches or threatened breaches of this Agreement and to enforce compliance with the terms of this Agreement, in the event the Termination Fee is paid to the Purchasers in circumstances for which such fee is payable, payment of the Termination Fee shall be the sole and exclusive remedy of any Purchaser Related Parties against the Company or any of its former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or affiliates (collectively, the “Company Related Parties”) for any loss suffered as a result of the failure of the Arrangement or the transactions contemplated hereby to be consummated or for a breach or failure to perform any obligations required to be performed under this Agreement or otherwise relating to or arising out of this Agreement or the Arrangement, and upon payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Arrangement, and no Purchaser Related Party shall seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against any Company Related Parties in connection with this Agreement or the transactions contemplated by this Agreement.

Section 8.3	Expenses

(1)	Except as expressly otherwise provided in this Agreement, fees, costs and all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement and the transactions contemplated hereunder and thereunder shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

(2)	The Company confirms that other than the fees described in Paragraph 30 of the Representations and Warranties of the Company, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 8.4	Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement will be sufficient if in writing and (i) hand delivered, (ii) sent by certified or registered mail, (iii) sent by express courier or (iv) if notice is also contemporaneously sent by one of the other methods of delivery, sent by facsimile or email, addressed as follows:

(a)	to the Purchasers at:

Tidal Power Holdings Limited/Tidal Power Aggregator, LP

c/o I Squared Capital Advisors (US) LLC
600 Brickell Avenue
Penthouse
Miami, Florida 33131

	Attention:	General Counsel
	Email:	generalcounsel@isquaredcapital.com

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
1155 René-Lévesque Boulevard West
41st Floor
Montreal, QC H3B 3V2

Attention:	John W. Leopold
Facsimile:	514.397.3222
Email:	JLeopold@stikeman.com

and

Attention:	David Massé
Facsimile:	514.397.3581
Email:	DMassé@stikeman.com

with a copy to (which shall not constitute notice):

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019

Attention:	Tara Higgins
Facsimile:	212.839.5599
Email:	THiggins@sidley.com

(b)	to the Company, the AP Preferred Equity Issuer or APLP at:

Atlantic Power Corporation
3 Allied Drive
Suite 155
Dedham, MA 02026

Attention:	Terry Ronan
Email:	tronan@atlanticpower.com

with a copy (which shall not constitute notice) to:

Goodmans LLP
333 Bay St., Suite 3400
Toronto, Ontario M5H 2S7

Attention:	Robert Vaux
Facsimile:	416.979.1234
Email:	rvaux@goodmans.ca

and

Attention:	Jamie van Diepen
Facsimile:	416.979.1234
Email:	jvandiepen@goodmans.ca

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Attention:	Craig B. Brod
Facsimile:	212.225.3999
Email:	cbrod@cgsh.com

and

Attention:	Benet J. O’Reilly
Facsimile:	212.225.3999
Email:	boreilly@cgsh.com

Any notice or other communication is deemed to be given and received on the day on which it was delivered or, in the case of notices or other communications transmitted by facsimile or email, transmitted (or if such day is not a Business Day or if such notice or communication was delivered or transmitted after 5:00 p.m. (local time in the place of receipt) on the next following Business Day). Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 8.5	Time of the Essence

Time is of the essence in this Agreement.

Section 8.6	Specific Performance

(1)	Subject to Section 8.6(2), the Parties agree that irreparable damage would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Company, AP Preferred Equity Issuer and APLP, on the one hand, and the Purchasers, on the other hand, will be entitled to injunctive and other equitable relief without proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the Party’s obligations to consummate the Arrangement, the MTNs Transaction and the Company Debenture Transaction and the Purchasers’ obligation to pay, and the right for the Company Securityholders, MTN Noteholders, Company Debentureholders to receive, the aggregate amount payable by the Company and/or its Subsidiaries (as appliable) and the Purchasers contemplated by the Plan of Arrangement and the other transactions contemplated hereby, including the MTNs Transaction and the Company Debenture Transaction) without any requirement under any law for the provision, furnishing, securing or posting of any bond as a prerequisite to obtaining equitable relief. Such equitable relief will be in addition to any other remedy to which such Party is entitled at law or equity. Each of the Parties hereto hereby further waives any defence in any action for specific performance that a remedy at law would be adequate. If, prior to the Outside Date, any Party brings any action in accordance with this Section 8.6 to enforce specifically the performance of the terms and provisions hereby by any other Party, the Outside Date shall automatically be extended (i) for the period during which such action is pending, plus twenty (20) Business Days, or (ii) by such other time period established by the court presiding over such action, as the case may be.

(2)	Notwithstanding anything to the contrary in this Agreement, it is explicitly acknowledged and agreed that the Company, the AP Preferred Equity Issuer and/or APLP will be entitled to seek specific performance or injunctive relief as a third party beneficiary with respect to the Purchasers’ obligation to cause the Equity Financing to be funded to consummate the transactions contemplated hereby, only in the event that:

(a)	all the conditions in Section 6.1 and Section 6.2 have been satisfied or waived by the applicable Party or Parties (other than those conditions that by their nature are to be, and can be satisfied by, actions taken at the Effective Time);

(b)	the Purchasers fail to comply with its obligations under Section 2.11; and

(c)	the Company the AP Preferred Equity Issuer and/or AP LP seeks specific performance or injunctive relief prior to termination of the Agreement and has irrevocably confirmed in writing to the Purchasers that (A) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than Section 6.3(3) and those conditions that by their nature are to be, and can be, satisfied by actions taken at the Effective Time) or will be waived by the Company; (B) it is prepared to consummate the closing of the transactions contemplated hereby and it stands, ready, willing and able to consummate such transactions and (C) if specific performance is granted and the Equity Financing is funded, then the closing of the transactions contemplated hereby will occur.

Section 8.7	Third Party Beneficiaries

(1)	Except as provided in Section 2.4(5), Section 4.7(3), Section 4.11, Section 4.12, Section 8.6 and Section 8.14, which, without limiting their terms, are intended as stipulations for the benefit of the Indemnified Persons and of the other Persons identified therein as the beneficiaries thereof, the Company and the Purchasers intend that this Agreement will not benefit or create any right or cause of action in favour of any Person other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any Proceeding or other forum (and, for greater certainty, the Persons identified as the beneficiaries of Section 4.7(3) and Section 4.11 shall have the benefit of Section 2.12(2) to the extent Section 2.12(2) applies to Section 4.7(3) or Section 4.11);

(2)	Despite the foregoing, the Parties acknowledge to (i) each of the Indemnified Persons and each of the other Persons identified as being entitled to indemnification in Section 2.4(5), Section 4.7(3), Section 4.11, Section 4.12 to enforce their direct rights against the applicable Party under Section 2.4(5), Section 4.7(3), Section 4.11, Section 4.12, (ii) APLP as being entitled, under Section 8.6, to specifically enforce this Agreement, the funding of the Equity Financing and the consummation of the transactions contemplated hereunder, each of which are intended for the benefit of, and shall be enforceable by, each Indemnified Person, each such other Person, his or her heirs and his or her legal representatives, and APLP (as applicable) and for such purpose, the Company or the Purchasers, as applicable, confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf and that such provisions shall be binding on the Purchasers and their successors and (iii) the Debt Financing Sources as having the rights under Section 8.1(2), Section 8.12(3) and Section 8.14(3), that the Debt Financing Sources shall be express third-party beneficiaries of such Sections and that such Sections shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. The Parties reserve the right to vary or rescind their rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person, including any Indemnified Person.

Section 8.8	Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.9	Entire Agreement

This Agreement, together with the Confidentiality Agreement and the Limited Guaranty, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.10	Successors and Assigns

(1)	This Agreement becomes effective only when executed by the Company and the Purchasers. After that time, it will be binding upon and enure to the benefit of the Company and the Purchasers and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party, provided that the Purchasers may assign all or part of their rights under this Agreement to, and all or part of their obligations under this Agreement may be assumed by, any of their affiliates if the Purchasers continue to be liable jointly and severally with such affiliate for all of their obligations hereunder.

Section 8.11	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.12	Governing Law

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(2)	Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of British Columbia and waives objection to the venue of any Proceeding in such court or that such court provides an inconvenient forum, provided that any court Proceedings will be conducted in the English language.

(3)	Notwithstanding anything herein to the contrary, each Company Related Party and each of the other parties hereto (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.4 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final, non-appealable judgment in any such action by a court of competent jurisdiction shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH COMPANY RELATED PARTY AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ARRANGEMENT, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE.

Section 8.13	Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

Section 8.14	Limited Liability

(1)	No director or officer of the Purchasers or any of their affiliates shall have any personal liability whatsoever to the Company or any third party beneficiary under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchasers or any of their affiliates. No director or officer of the Company or any of its Subsidiaries, or the Company’s or its Subsidiaries’ appointed, designated or nominated directors on the board of directors (or equivalent body) of or officers of the Non-Controlled Entities shall have any personal liability whatsoever to the Purchasers under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company, any of its Subsidiaries or any of the Non-Controlled Entities.

(2)	Except as set out in Section 8.6 and as expressly set out in the Limited Guaranty, it is acknowledged and agreed that the Equity Investor and its directors, officers, equityholders, managers, affiliates, employees, representatives and other agents have no liability for any claims or damages to the Company in connection with this Agreement, the Equity Commitment Letter, the Equity Financing or the transactions contemplated hereby or thereby. For greater certainty, and notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance as a third party beneficiary of the Purchasers’ rights against the Equity Investor and to seek specific performance to cause the Purchasers to enforce the obligations of the Equity Investor, as set out in Section 8.6.

(3)	In no event shall the Company or any of its Subsidiaries be entitled to seek or obtain any recovery or judgment against the Debt Financing Sources, including for any type of damage relating to this Agreement or the transactions contemplated hereby, whether at law or in equity, in contract, in tort or otherwise. No Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

Notwithstanding anything to the contrary contained herein, no Company Related Party (other than the Purchasers) shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Company Related Party (other than the Purchasers) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Arrangement, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto

Section 8.15	Counterparts

This Agreement may be executed, including by electronic signature, in any number of counterparts (including counterparts by facsimile or any other form of electronic communication) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

* * * * * * *

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first written above.

ATLANTIC POWER CORPORATION

By:	/s/ Terrence Ronan
Authorized Signing Officer

ATLANTIC POWER PREFERRED EQUITY LTD.

By:	/s/ Terrence Ronan
Authorized Signing Officer

ATLANTIC POWER LIMITED PARTNERSHIP, acting through its general partner, ATLANTIC POWER GP INC.

By:	/s/ Terrence Ronan
Authorized Signing Officer

TIDAL POWER HOLDINGS LIMITED

By:	/s/ Dominic Spiri
Authorized Signing Officer

TIDAL POWER AGGREGATOR, LP, acting through its general partner, ISQ Global Fund II GP, LLC

By:	/s/ Adil Rahmathulla
Authorized Signing Officer

Schedule A
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER DIVISION 5 OF PART 9 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
INTERPRETATION

Section 1.1           Definitions

Unless indicated otherwise, any capitalized term used herein but not defined shall have the meaning ascribed thereto in the Arrangement Agreement and the following terms shall have the respective meanings set out below (and grammatical variations of such terms shall have corresponding meanings):

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions.

“AP Preferred Equity Issuer” means Atlantic Power Preferred Equity Ltd., a wholly-owned Subsidiary of the Company incorporated under the laws of the Province of Alberta.

“AP Preferred Equity Issuer Meeting” means the special meeting of holders of the common shares of the AP Preferred Equity Issuer and the Preferred Shareholders including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Continuance Resolution and the Preferred Shareholder Resolution and for any other proper purpose as may be set out in the Company Circular and agreed to in writing by the Purchasers.

“Arrangement” means an arrangement under Division 5 of Part 9 of the BCBCA, on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations hereto made in accordance with the terms of the Arrangement Agreement or Section 5.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company, the AP Preferred Equity Issuer and the Purchasers, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement made as of January 14, 2021 between the Purchasers, the Company, the AP Preferred Equity Issuer and APLP (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Common Shareholder Meeting by the Common Shareholders entitled to vote thereon pursuant to the Interim Order.

“BCBCA” means the Business Corporations Act (British Columbia).

“Business Day” means any day of the year, other than a Saturday, a Sunday or a day on which major banks are closed for business in Toronto, Ontario, Vancouver, British Columbia or Miami, Florida.

“Common Shareholders” means the registered and/or beneficial holders of the Common Shares, as the context requires.

“Common Shares” means the common shares in the capital of the Company.

“Company” means Atlantic Power Corporation, a corporation existing under the laws of British Columbia, Canada.

“Company LTIP” means the Company’s Sixth Amended and Restated Long-Term Incentive Plan effective as of January 23, 2019, as amended by Amendment No. 1, dated as of June 17, 2020, or the Company’s Fifth Amended and Restated Long-Term Incentive Plan effective as of April 11, 2013, as amended by Amendment No. 1, dated as of June 20, 2014 and by Amendment No. 2, dated as of June 20, 2017, as applicable.

“Company Meetings” means, collectively, the Common Shareholder Meeting and the AP Preferred Equity Issuer Meeting.

“Company Securityholders” means, collectively, the Common Shareholders, the Preferred Shareholders, the holders of TSUs, the holders of DSUs and the holders of Transition Units.

“Common Shareholder Meeting” means the special meeting of Common Shareholders including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other proper purpose as may be set out in the Company Circular and agreed to in writing by the Purchasers.

“Consideration” means US$3.03 in cash per Common Share, without interest.

“Depositary” means such Person as the Company, the AP Preferred Equity Issuer may appoint to act as depositary for the Common Shares and the Preferred Shares in relation to the Arrangement, with the approval of the Purchasers, acting reasonably.

“Director DSU Plan” means the director deferred share unit plan of the Company effective April 24, 2007.

“Dissent Rights” has the meaning ascribed thereto in Section 3.1.

“Dissenting Holder” means a registered Common Shareholder or Preferred Shareholder as of the record date of the Common Shareholder Meeting or the AP Preferred Equity Issuer Meeting, as applicable, who (i) has validly exercised its Dissent Rights in strict compliance with Dissent Right provisions of this Plan of Arrangement and (ii) has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Common Shares and Preferred Shares in respect of which Dissent Rights are validly exercised by such registered Common Shareholder or Preferred Shareholder.

“DSUs” means the deferred share units issued under the Director DSU Plan.

“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.10 of the Arrangement Agreement.

“Effective Time” means ● a.m., Vancouver time, on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

“Final Order” means the final order of the Court in a form acceptable to the Company, the AP Preferred Equity Issuer and the Purchasers, each acting reasonably, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of the Company, the AP Preferred Equity Issuer and the Purchasers, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended (provided that any such amendment is acceptable to the Company, the AP Preferred Equity Issuer and the Purchasers, each acting reasonably) on appeal.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor-in-council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self- regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.

“Incentive Securities” means, collectively, the TSUs, DSUs and Transition Units.

“Interim Order” means the interim order of the Court in a form acceptable to the Company, the AP Preferred Equity Issuer and the Purchasers, each acting reasonably, providing for, among other things, the calling and holding of the Company Meetings and the voting requirements with respect to the Arrangement Resolution and the Preferred Shareholder Resolution, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Company, the AP Preferred Equity Issuer and the Purchasers, each acting reasonably.

“Law” means, with respect to any Person, any and all applicable law (statutory, common, civil or otherwise), constitution, treaty, convention, ordinance, by-law, code, rule, regulation, order, injunction, judgment, award, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.

“Letter of Transmittal” means the letter of transmittal sent to holders of Common Shares and Preferred Shares for use in connection with the Arrangement.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, option, right of first refusal or first offer, purchase right, lien (statutory or otherwise) or restriction or adverse right or claim or other encumbrance of any kind, in each case, whether contingent or absolute.

“Parties” means, collectively, the Company, the AP Preferred Equity Issuer and the Purchasers and “Party” means any one of them.

“Person” includes any individual, partnership, limited partnership, association, body corporate, organization, joint venture, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations made in accordance with the Arrangement Agreement or Section 5.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company, the AP Preferred Equity Issuer and the Purchasers, each acting reasonably.

“Preferred Share Consideration” means C$22.00 in cash per Preferred Share, without interest.

“Preferred Shareholder Resolution” means the resolution approving the Plan of Arrangement to be considered at the AP Preferred Equity Issuer Meeting by the Preferred Shareholders entitled to vote thereon pursuant to the Interim Order.

“Preferred Shareholders” means the registered and/or beneficial holders of the Preferred Shares.

“Preferred Shares” means (i) the 4.85% cumulative redeemable preferred shares, Series 1 in the capital of the AP Preferred Equity Issuer, (ii) the 7.0% cumulative rate reset preferred shares, Series 2 in the capital of the AP Preferred Equity Issuer and (iii) the cumulative floating rate preferred shares, Series 3 in the capital of the AP Preferred Equity Issuer.

“Purchasers” means, collectively, Tidal Power Holdings Limited, a private limited company existing under the laws of the United Kingdom and Tidal Power Aggregator, LP, a limited partnership existing under the laws of the Cayman Islands.

“Rights Plan” means the shareholder rights plan agreement dated effective as of February 28, 2013, between the Company and Computershare Investor Services Inc.

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions. and for the purposes of this Plan of Arrangement, “control” shall include the possession, directly or indirectly, of the power to direct or cause the direction of the policies, management and affairs of any Person, whether through ownership of voting securities, by contract or otherwise, including with respect to any general partner of another Person with the power to direct the policies, management and affairs of such Person.

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, escheat, unclaimed property, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any other Person.

“TSUs” means time-base restricted stock units of the Company issued under the Company LTIP.

“Transition Equity Grant Participation Agreement” means the transition equity grant participation agreement dated January 22, 2015 among James J. Moore and Atlantic Power Services, LLC, as amended pursuant to the amendment dated January 23, 2019 between James J. Moore and Atlantic Power Services, LLC.

“Transition Units” means (i) the performance-based notional share units and (ii) the time-based notional share units, in each case issued under the Transition Equity Grant Participation Agreement.

Section 1.2             Certain Rules of Interpretation

In this Plan of Arrangement, unless otherwise specified:

(a)	Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(b)	Currency. All references to “dollars” or to “$” are references to U.S. dollars, unless specified otherwise.

(c)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(d)	Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation”, (ii) “or” is not exclusive, (iii) “day” means “calendar day”, (iv) “hereof”, “herein”, “hereunder” and words of similar import, shall refer to this Plan of Arrangement as a whole and not to any particular provision of this Plan of Arrangement, (v) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, (vi) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”, and (vii) unless stated otherwise, “Article” or “Section” followed by a number or letter mean and refer to the specified Article or Section of this Plan of Arrangement.

(e)	Statutes and Rules. Any reference to a statute or to a rule of a self-regulatory organization, including any stock exchange, refers to such statute or rule and all rules, resolutions and regulations, administrative policy statements, instruments, blanket orders, notices, directions and rulings issued or adopted under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(f)	Date for Any Action. If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day. Any reference to a number of days shall refer to calendar days unless Business Days are specified.

(g)	Time. Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time in Toronto, Ontario unless otherwise stipulated herein.

Article 2
THE ARRANGEMENT

Section 2.1              Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

Section 2.2              Binding Effect

At the Effective Time, this Plan of Arrangement and the Arrangement will become effective, and be binding on the Purchasers, the Company, the AP Preferred Equity Issuer, all Common Shareholders (including Dissenting Holders), all holders of Incentive Securities, all the Preferred Shareholders (including Dissenting Holders) the registrar and transfer agents of the Company and the AP Preferred Equity Issuer, the Depositary and all other Persons at and after the Effective Time, without any further act or formality required on the part of any Person.

Section 2.3              Arrangement

Commencing at the Effective Time, each of the following events shall occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at one minute intervals starting at the Effective Time:

(a)	If the Debentureholder Consent is obtained or the Debentureholder Resolution is approved by the Company Debentureholders at the Debentureholder Meeting, the Company shall effect the mandatory conditional conversion of all outstanding Company Debentures contemplated by the Company Debenture Transaction;

(b)	notwithstanding the terms of the Rights Plan, the Rights Plan shall be terminated and all rights issued pursuant to the Rights Plan shall be cancelled without any payment in respect thereof;

(c)	simultaneously:

(i)	(A) any vesting conditions applicable to each Incentive Security shall, automatically and without any required action on the part of the holder thereof, accelerate in full, (B) the Company LTIP, Director DSU Plan and Transition Equity Grant Participation Agreement shall be terminated and (C) each such Incentive Security shall, automatically and without any required action on the part of the holder thereof, be transferred to the Company in exchange for, subject to Section 4.3, an amount in cash from the Company equal to the Consideration, less any applicable Taxes required to be withheld, and each such Incentive Security shall be cancelled; and

(ii)	with respect to each Incentive Security that is cancelled pursuant to Section 2.3(c)(i), the holder thereof will cease to be the holder of such Incentive Security, will cease to have any rights as a holder in respect of such Incentive Security or under the Director DSU Plan, the Company LTIP or the Transition Equity Grant Participation Agreement, as applicable, other than the right to receive the consideration to which such holder is entitled pursuant to Section 2.3(c)(i), and such holder’s name will be removed from the applicable register, and all agreements, grants and similar instruments relating thereto will be cancelled;

(d)	each Common Share held by a Dissenting Holder will be deemed to be transferred by the holder thereof, without any further act or formality on its part to BidCo and thereupon such holder’s name will be removed from the securities register of the Company in respect of such share, BidCo shall be entered in the securities register of the Company as the holder thereof and at such time each Dissenting Holder will have the rights set out in Section 3.1;

(e)	each Preferred Share held by a Dissenting Holder will be deemed to be redeemed and transferred to the AP Preferred Equity Issuer for cancellation by the holder thereof, without any further act or formality on its part, and thereupon such holder’s name will be removed from the securities register of the AP Preferred Equity Issuer in respect of such share and at such time each Dissenting Holder will have the rights set out in Section 3.1;

(f)	each outstanding Common Share (which, for greater certainty, excludes any Common Share held by a Dissenting Holder, but includes all Common Shares issued as the Company Debenture Share Consideration pursuant to the Company Debenture Transaction) not already held by BidCo will be transferred to, and acquired by BidCo from Common Shareholders in exchange for, subject to Section 4.3, the right to receive the Consideration and, in respect of each such Common Share:

(i)	each holder of such Common Shares will cease to be the holder of such Common Shares so transferred concurrently with the transfer referred to in this Section 2.3(f) and such holder’s name will be removed from the securities register of the Company in respect of such share at such time; and

(ii)	BidCo will be deemed to be the holder of such Common Shares at the time of the transfer pursuant to this Section 2.3(f) and will be entered in the securities register of the Company as the holder thereof;

(g)	each outstanding Preferred Share (which, for greater certainty, excludes any Preferred Share held by a Dissenting Holder) not already redeemed and transferred to AP Preferred Equity Issuer for cancellation will be transferred from Preferred Shareholders to AP Preferred Equity Issuer in exchange for, subject to Section 4.3, the right to receive the Preferred Share Consideration and, in respect of each such Preferred Share:

(i)	each holder of such Preferred Shares will cease to be the holder of such Preferred Shares so transferred concurrently with the transfer referred to in this Section 2.3(g) and such holder’s name will be removed from the securities register of the AP Preferred Equity Issuer in respect of such share at such time;

(ii)	AP Preferred Equity Issuer shall be deemed to have redeemed for cancellation such Preferred Share; and

(iii)	no portion of the Preferred Share Consideration will be paid in respect of any accrued and unpaid dividends on the Preferred Shares;

provided that none of the foregoing will occur or will be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing will be deemed to occur without further act or formality.

Article 3
RIGHTS OF DISSENT

Section 3.1              Rights of Dissent

Subject to Section 3.2, each registered Common Shareholder and registered Preferred Shareholder as of the record date for the Common Shareholder Meeting and the Preferred Shareholder Meeting, as applicable, respectively, may exercise dissent rights with respect to the Common Shares or Preferred Shares held by such holder as of such date (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 237 through Section 247 of the BCBCA, as modified by the Interim Order and this Article 3; provided that, notwithstanding Section 242(1)(a) of the BCBCA, the written objection to the Arrangement Resolution or the Preferred Shareholder Resolution, as applicable, and exercise of Dissent Rights must be received by the Company or the AP Preferred Equity Issuer, as applicable, not later than 5:00 p.m. (Toronto time) two (2) Business Days immediately preceding the date of the Common Shareholder Meeting or the Preferred Shareholder Meeting, respectively (in each case, as such meeting may be adjourned or postponed from time to time). Dissenting Holders who duly exercise their Dissent Rights shall be deemed to have transferred the Common Shares held by them in respect of which Dissent Rights have been validly exercised to BidCo, and to have had the Preferred Shares held by them in respect of which Dissent Rights have been validly exercised redeemed and transferred to AP Preferred Equity Issuer without any further act or formality as provided in Section 2.3(d) and if they:

(a)	ultimately are entitled to be paid fair value for such Common Shares or Preferred Shares, as applicable: (i) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(d) or Section 2.3(e), as applicable); (ii) will be entitled to be paid, subject to Section 4.3, the fair value of such Common Shares by BidCo or of such Preferred Shares by AP Preferred Equity Issuer, which fair value shall be determined as of immediately before the Arrangement Resolution or the Preferred Shareholder Resolution was adopted at the Common Shareholder Meeting or the Preferred Shareholder Meeting, as applicable; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Common Shares or Preferred Shares, as applicable; or

(b)	ultimately are not entitled, for any reason, to be paid fair value for such Common Shares or Preferred Shares in respect of which they exercised Dissent Rights, as applicable, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting Common Shareholders or Preferred Shareholders, as applicable, (and shall be entitled to receive the Consideration from BidCo or AP Preferred Equity Issuer, as applicable, in the same manner as such non-Dissenting Holders).

Section 3.2            Recognition of Dissenting Holders

(a)	In no circumstances shall the Purchasers, the Company, the AP Preferred Equity Issuer, the Depositary or any other Person be required to recognize a Person exercising Dissent Rights (i) unless, as of the deadline for exercising Dissent Rights (as set forth in Section 3.1), such Person is the registered holder of those Common Shares or Preferred Shares, as applicable in respect of which such Dissent Rights are sought to be exercised, (ii) if such Person has voted or instructed a proxy holder to vote such Common Shares or Preferred Shares, as applicable, in favour of the Arrangement Resolution or the Preferred Shareholder Resolution, as applicable, or (iii) unless such Person has strictly complied with the procedures for exercising Dissent Rights and does not withdraw such dissent prior to the Effective Time.

(b)	For greater certainty, in no case shall the Purchasers, the Company, the AP Preferred Equity Issuer, the Depositary or any other Person be required to recognize Dissenting Holders as holders of the Common Shares or Preferred Shares, as applicable, in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 2.3(d).

(c)	In addition to any other restrictions under Division 2 of Part 8 of the BCBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Incentive Securities (in their capacity as holders of Incentive Securities); (ii) Common Shareholders who vote or have instructed a proxyholder to vote Common Shares in favour of the Arrangement Resolution, (iii) Preferred Shareholders who vote or have instructed a proxyholder to vote Preferred Shares in favour of the Preferred Shareholder Resolution and (iv) the Purchasers or its affiliates.

Article 4
EXCHANGE OF CERTIFICATES AND PAYMENTS

Section 4.1             Payment of Consideration

(a)	Following receipt of the Final Order and prior to the Effective Date, the Purchasers will deposit, or will cause to be deposited, the amounts payable in respect of (i) the Common Shares (with the amount per Common Share in respect of which Dissent Rights have been exercised being deemed to be the Consideration for this purpose), (ii) the amounts payable in respect of the Preferred Shares (with the amount per Preferred Share in respect of which Dissent Rights have been exercised being deemed to be the Preferred Share Consideration for this purpose) and (iii) the amounts payable in respect of the DSUs, each required by Section 2.3 of this Plan of Arrangement, as applicable.

(b)	The consideration contemplated by Section 4.1(a) shall be held by the Depositary as agent and nominee for such Common Shareholders and the Preferred Shareholders in accordance with the provisions of Article 4 hereof. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Common Shares that were transferred pursuant to Section 2.3(f) or Preferred Shares that were transferred pursuant to Section 2.3(g), as applicable, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall, upon the effectiveness of Section 2.3(f) or Section 2.3(g), as applicable, be entitled to receive, and the Depositary shall deliver (and BidCo shall cause the Depositary to deliver) to such holder a cheque (or other form of immediately available funds) representing the Consideration or Preferred Share Consideration, as applicable, which such holder has the right to receive pursuant to the Plan of Arrangement in respect of such Common Shares or Preferred Shares, as applicable, without interest and less any amounts withheld pursuant to Section 4.3 hereof, and any certificate so surrendered shall forthwith be cancelled.

(c)	No dividend, interest or other distribution declared or made after the Effective Time with respect to the Common Shares or the Preferred Shares, as applicable, with a record or payment date after the Effective Time, shall be paid to the holders of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Common Shares or Preferred Shares, as applicable.

(d)	After the Effective Time and until surrendered for cancellation as contemplated by Section 4.1(a) each certificate which immediately prior to the Effective Time represented Common Shares or Preferred Shares shall be deemed at all times to represent only the right to receive upon such surrender the entitlements which the holder of such certificate is entitled to receive in accordance with this Plan of Arrangement.

(e)	Any certificate that immediately prior to the Effective Time represented outstanding Common Shares or Preferred Shares not duly surrendered with all other documents required by this Plan of Arrangement on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder thereof of any kind or nature against or in the Company, the AP Preferred Equity Issuer or the Purchasers. On such date, all consideration to which such former holder was entitled under the Plan of Arrangement shall be deemed to have been surrendered to BidCo (in the case of Common Shares) or to the AP Preferred Equity Issuer (in the case of Preferred Shares), together with all entitlements to dividends, distributions and interest thereon held for such former registered holder.

(f)	As soon as practicable after the Effective Time, BidCo shall cause the Depositary to delivery to the holders of DSUs the amounts, less any amounts withheld pursuant to Section 4.3 hereof, to be paid to holders of DSUs pursuant to this Plan of Arrangement by cheque (delivered to such holder of DSUs as reflected on the register maintained by the Company in respect of the DSUs).

(g)	As soon as practicable after the Effective Date (and not later than the first regularly scheduled payroll date, provided that such payroll date is not less than five (5) Business Days after the Effective Date), BidCo shall cause the Company (or the relevant Subsidiary of the Company) to pay the amounts, less any amounts withheld pursuant to Section 4.3 hereof, to be paid to holders of TSUs and Transition Units pursuant to this Plan of Arrangement, either (i) pursuant to the normal payroll practices and procedures of the Company or the relevant Subsidiary of the Company, or (ii) in the event that payment pursuant to the normal payroll practices and procedures of the Company is not practicable for any such holder, by cheque (delivered to such holder of TSUs or Transition Units, as applicable, as reflected on the register maintained by the Company in respect of the TSUs and/or Transition Units, as applicable).

Section 4.2                        Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares or Preferred Shares that were exchanged pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary shall issue and deliver (and BidCo shall cause the Depositary to issue deliver) to such Person, in exchange for such lost, stolen or destroyed certificate, a cheque (or other form of immediately available funds) representing the aggregate consideration in respect thereof which such holder is entitled to receive pursuant to the Arrangement, deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom such consideration is to be delivered shall, as a condition precedent to the delivery of such consideration, give an affidavit (in form and substance reasonably acceptable to BidCo) of the claimed loss, theft or destruction of such certificate and a bond or surety satisfactory to BidCo and the Depositary (each acting reasonably) in such reasonable and customary sum as BidCo may direct, or otherwise indemnify BidCo, the Company, the AP Preferred Equity Issuer and the Depositary in a manner satisfactory to BidCo and the Depositary, each acting reasonably, against any claim that may be made against BidCo, the Company, the AP Preferred Equity Issuer and/or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.3                        Withholding Rights

The provisions of Section 2.12 of the Arrangement Agreement shall apply to payments under this Plan of Arrangement.

Section 4.4                        No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

Section 4.5                        Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Common Shares, Incentive Securities and Preferred Shares issued or outstanding prior to the Effective Time, (b) the rights and obligations of the Common Shareholders, the holders of Incentive Securities, the Preferred Shareholders, the Company and its Subsidiaries, the Purchasers and its Subsidiaries and affiliates, the Depositary and any transfer agent or other depositary therefor in relation to this Plan of Arrangement shall be solely as provided for in this Plan of Arrangement and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Common Shares, Incentive Securities or Preferred Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

Article 5

AMENDMENTS

Section 5.1                        Amendments to Plan of Arrangement

(a)	The Parties may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by the Parties, each acting reasonably, (iii) filed with the Court and, if made following the Company Meetings, approved by the Court, and (iv) communicated to the Company Securityholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by any of the Parties at any time prior to the Company Meetings (provided that the other Parties have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meetings (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meetings shall be effective only if (i) it is consented to in writing by each of the Parties (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Common Shareholders and Preferred Shareholders voting in the manner directed by the Court. Any amendment, modification or supplement to this Plan of Arrangement may be made following the Company Meetings without filing such amendment, modification or supplement with the Court or seeking Court approval, provided that (A) it concerns a matter which, in the reasonable opinion of the Parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the interest of any Company Securityholder or (B) is an amendment contemplated in Section 5.1(d).

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchasers, provided that it concerns a matter which, in the reasonable opinion of the Purchasers, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the interest of any former Company Securityholder.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

Article 6

FURTHER ASSURANCES

Section 6.1                        Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, following the Effective Time, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required or advisable by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

Schedule B
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.	The arrangement (as may be amended, supplemented or varied, the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Atlantic Power Corporation (the “Company”), pursuant to the arrangement agreement between the Company, Atlantic Power Preferred Equity Ltd., Tidal Power Holdings Limited and Tidal Power Aggregator, LP dated January 14, 2021, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), the full text of which is set out as Appendix ● to the management information circular and proxy statement of the Company dated ●, 2021 (the “Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.	The plan of arrangement, the full text of which is set out as Appendix ● to the Circular, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms, involving the Company (the “Plan of Arrangement”), is hereby authorized, approved and adopted.

3.	The Arrangement Agreement and all the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto are hereby ratified and approved.

4.	The Company is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement in accordance with and subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement.

5.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by any or all of the Common Shareholders (as defined in the Arrangement Agreement) entitled to vote thereon or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of the Company Securityholders: (i) to amend or modify the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

6.	Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

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Schedule C
COMPANY DEBENTURE TRANSACTION TERMS

Company Debentures Transaction:	Amendment to the Company Debentures Indenture
Proposed Amendment:	Addition of a mandatory conditional conversion of all outstanding Company Debentures in consideration of the Debentureholder Consideration
Make Whole Premium Shares:

For purposes of determining the number of Make Whole Premium Shares (as defined under the Company Debenture Indenture) to which each Company Debentureholder shall be entitled upon exercise by the Company of its mandatory conversion right:

(i)   the Stock Price (as defined in the Company Debenture Indenture) shall be deemed to be US$3.03, converted into Canadian dollars by applying the CAD/USD daily exchange rate quoted by the Bank of Canada on the eleventh (11th) trading day prior to the Effective Date; and

(ii)  the Effective Date (as defined in the Company Debenture Indenture) shall be deemed to be the Effective Date of the Arrangement

Conversion Condition:	The amendments to the Company Debenture Indenture shall be conditioned upon the occurrence of the Effective Time

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Schedule D
PREFERRED SHAREHOLDER RESOLUTION

BE IT RESOLVED THAT:

1.	The arrangement (as may be amended, supplemented or varied, the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Atlantic Power Preferred Equity Ltd. (the “Company”), pursuant to the arrangement agreement between Atlantic Power Corporation, the Company, Tidal Power Holdings Limited and Tidal Power Aggregator, LP dated January 14, 2021, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), the full text of which is set out as Appendix ● to the management information circular and proxy statement of the Company dated ●, 2021 (the “Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.	The plan of arrangement, the full text of which is set out as Appendix ● to the Circular, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms, involving the Company (the “Plan of Arrangement”), is hereby authorized, approved and adopted.

3.	The Arrangement Agreement and all the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto are hereby ratified and approved.

4.	The Company is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement in accordance with and subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement.

5.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by any or all of the Preferred Shareholders (as defined in the Arrangement Agreement) entitled to vote thereon or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of the Company Securityholders: (i) to amend or modify the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

6.	Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

D - 1

Schedule E
CONTINUANCE RESOLUTION

BE IT RESOLVED THAT:

1.	The continuance of Atlantic Power Preferred Equity Ltd. (the “Company”) from the jurisdiction of the Province of Alberta to the jurisdiction of the Province of British Columbia pursuant to section 302 of the Business Corporations Act (British Columbia) (the “BCBCA”) and section 189 of the Business Corporations Act (Alberta) is hereby authorized and approved.

2.	The Company is hereby authorized to apply to the Registrar of Corporations in Alberta for authorization to continue the Company out of the jurisdiction of the Province of Alberta and into the jurisdiction of the Province of British Columbia.

3.	The Company is hereby authorized to apply to the Registrar of Companies in British Columbia (the “Registrar”) for a certificate of continuation continuing the Company under the BCBCA as if it had been incorporated thereunder and to file with the Registrar a continuation application and such other documents as may be required in the form or forms prescribed by the BCBCA.

4.	Effective upon the issuance of a certificate of continuation by the Registrar and the Notice of Articles and Articles in the forms set out as Appendix ● to the management information circular and proxy statement of the Company dated ●, 2021 (the “Circular”), with any and all amendments to the Notice of Articles and Articles of the Company as determined by the counsel to the Company to be reasonably necessary, be and are hereby adopted and confirmed in substitution for the Articles and by-laws of the Company.

5.	The directors of the Company are hereby authorized, in their discretion, by resolution, to abandon the application for continuance of the Company out of the Province of Alberta without further approval, ratification or confirmation by the shareholders of the Company.

6.	Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

E - 1

Schedule F
MTNS TRANSACTION TERMS

MTNs Transaction:	Amendment to the APLP MTNs Indenture
Proposed Amendment:	Addition of a mandatory conditional redemption obligation of APLP in respect of the outstanding APLP MTNs for consideration equal to the Noteholder Consideration
Redemption Condition:	The amendments to the APLP MTNs Indenture shall be conditioned upon the Effective Time of the Arrangement
Redemption Notice:	The redemption notice must be issued by APLP no later than ten (10) Business Days following the Effective Time of the Arrangement
Redemption Notice Period:	Three (3) Business Days, may be conditional
Consent Fee	0.25% consent fee for delivery of written consent in connection with consent solicitation process contemplated by the MTN Noteholder Consent Solicitation Documents, conditional on closing of the Arrangement

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Schedule G
REQUIRED REGULATORY APPROVALS

Competition Act Approval

HSR Clearance

FERC Approval under Section 203 of the FPA

FERC Acceptance of Informational Filing Pursuant to Schedule 2 to the PJM Interconnection, L.L.C. Open Access Transmission Tariff

Approval from the U.S. Federal Communications Commission under Section 310(d) of the Communications Act, as amended, and Section 1.948 of the FCC’s rules with respect to the following wireless licenses:

1.	FCC Radio Station Authorization (Call Sign WNYG709; FRN 0001532647) issued to Koma Kulshan Associates Inc., effective as of June 2, 2012 and expiring January 24, 2022.

2.	FCC Radio Station Authorization (Call Sign WNYT699; FRN 0006377790) issued to Grayling Generating Station LP, effective as of April 24, 2012, expiring March 13, 2022.

3.	FCC Radio Station Authorization (Call Sign WPVL627; FRN 0007053259) issued to Fredrickson Power, effective as of June 6, 2012 and expiring July 10, 2022.

4.	FCC Radio Station Authorization (Call Sign WNSU934; FRN 0007170582) issued to Craven County Wood Energy, effective as of March 13, 2013, expiring August 20, 2022.

5.	FCC Radio Station Authorization (Call Sign; WQQF850; FRN 0021919451) issued to Piedmont Green Power LLC, effective as of November 29, 2012 and expiring November 29, 2022.

6.	FCC Radio Station Authorization (Call Sign KD42460; FRN 0002971786) issued to E F Kenilworth Inc., effective as of February 26, 2014, expiring May 11, 2024.

7.	FCC Radio Station Authorization (Call Sign WQBB938; FRN 0010983369) issued to Orlando Cogeneration Ltd., effective as of June 27, 2014, expiring September 16, 2024.

8.	FCC Radio Station Authorization (Call Sign WQZJ564; FRN 0026481804) issued to Cadillac Renewable Energy, effective as of June 7, 2017 and expiring on June 7, 2027.

G - 1

Schedule H
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

1.	Organization and Qualification. The Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Non-Controlled Entities is a corporation or other entity duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has all requisite power and capacity to own, lease and operate its assets and properties and to conduct its business as presently owned, leased, operated and conducted. The Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Non-Controlled Entities is duly qualified, licensed, registered or otherwise authorized to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, whether owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification, licensing, registration or other authorization necessary, and has all Authorizations required to carry on its business as presently conducted, except as to the extent that any failure of the Company, any of its Subsidiaries or the Non-Controlled Entities to be so qualified, licensed or registered or to possess such Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.	Authorization Relative to this Agreement. Each of the Company, the AP Preferred Equity Issuer and APLP has the requisite corporate power and authority to enter into this Agreement and the agreements and other documents to be entered into by it hereunder, and subject to obtaining the Interim Order, the Final Order, the approval of the Arrangement Resolution and the Preferred Shareholder Resolution in the manner required by the Interim Order and Law, the approval of the Continuance Resolution in the manner required by Law, the receipt of the MTN Noteholder Consent or the approval of the MTN Noteholder Resolution in the manner required under the AP MTNs Indenture, as applicable, the receipt of the Debentureholder Consent or the approval of the Debentureholder Resolution in the manner required under the Company Debenture Indenture, as applicable, and approval of the Arrangement by the Court, to perform its obligations hereunder and thereunder. The execution, delivery and performance by each the Company, the AP Preferred Equity Issuer and APLP of its obligations under this Agreement and the agreements and other documents to be entered by it hereunder and the consummation of the Arrangement and the other transactions contemplated hereby and thereby have been duly authorized by the Board and no other corporate proceedings on the part of the Company, the AP Preferred Equity Issuer or APLP are necessary to authorize this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby, other than obtaining the Interim Order, the Final Order, the approval of the Arrangement Resolution and the Preferred Shareholder Resolution in the manner required by the Interim Order and Law, the approval of the Continuance Resolution in the manner required by Law, the receipt of the MTN Noteholder Consent or the approval of the MTN Noteholder Resolution in the manner required under the AP MTNs Indenture, as applicable, the receipt of the Debentureholder Consent or the approval of the Debentureholder Resolution in the manner required under the Company Debenture Indenture, as applicable, and approval of the Arrangement by the Court.

3.	Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Company, the AP Preferred Equity Issuer and APLP, and constitutes a legal, valid and binding agreement of the Company, the AP Preferred Equity Issuer and APLP enforceable by the Purchasers against the Company, the AP Preferred Equity Issuer and APLP in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally, the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction and by the fact that the right to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable Law.

4.	Governmental Authorization. The execution, delivery and performance by each of the Company, the AP Preferred Equity Issuer and APLP of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company or by any of its Subsidiaries, or, to the knowledge of the Company, by any of the Non-Controlled Entities other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) the Required Regulatory Approvals; (iv) filings with the Securities Authorities, the TSX and the NYSE; (v) filings with the Registrar under the BCBCA or the Registrar of Corporations in Alberta under the ABCA; (vi) filings and other actions to comply with ISRA regarding the Kenilworth project; (vii) any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company or by any of its Subsidiaries, or, to the knowledge of the Company, by any of the Non-Controlled Entities, required in connection with a Pre-Acquisition Reorganization; and (viii) any Authorizations which, if not obtained, or any actions by or in respect of, or filings with or notifications to, any Governmental Entity which if not taken or made, (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (B) would be required solely as a result of the identity or the legal or regulatory status of the Purchasers or the Equity Investor.

5.	Non-Contravention. The execution, delivery and performance by each of the Company, the AP Preferred Equity Issuer and APLP of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition (or combination thereof)):

(a)	contravene, conflict with, or result in any violation or breach of the Company Constating Documents or the organizational documents of any of its Subsidiaries or, to the knowledge of the Company, the organizational documents of any of the Non-Controlled Entities;

(b)	assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of the Company, any of the Non-Controlled Entities or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)	except as set out in Paragraph 5(c) of the Company Disclosure Letter and other than any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company or by any of its Subsidiaries, or, to the knowledge of the Company, by any of the Non-Controlled Entities identified in clauses (i) through (viii) of Paragraph (4)), allow any Person to exercise any rights, require any consent or notice to or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Non-Controlled Entities, is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Material Contract or Company Lease (as defined below) or any Authorization to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Non-Controlled Entities, is a party or by which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Non-Controlled Entities is bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

(d)	result in the creation or imposition of any Lien (other than Permitted Liens and any Lien created or imposed by the Debt Financing) upon any of the material properties or material assets of the Company or any of its Subsidiaries, or, to the knowledge of the Company, upon any of the material properties or material assets of any of the Non-Controlled Entities.

6.	Capitalization.

(a)	The authorized capital of the Company consists of an unlimited number of Common Shares. As of the close of business on January 11, 2021, there were 89,222,568 Common Shares issued and outstanding. As of the close of business on January 11, 2021, the Company also had $ CDN$115,000,000 aggregate principal amount of Company Debentures issued and outstanding. As of close of business on January 11, 2021, APLP, a wholly-owned Subsidiary of the Company, had $ CDN$210,000,000 aggregate principal amount of APLP MTNs issued and outstanding. As of close of business on January 11, 2021, the AP Preferred Equity Issuer, a wholly-owned Subsidiary of the Company, had 3,465,706 4.85% cumulative redeemable preferred shares, Series 1, 2,441,766 7.0% cumulative rate reset preferred shares, Series 2, and 957,391 cumulative floating rate preferred shares, Series 3 in the capital of the AP Preferred Equity Issuer issued and outstanding. All outstanding Common Shares have been duly authorized and validly issued, are fully paid and non-assessable. All of the Common Shares issuable upon the conversion of the Company Debentures have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. All outstanding Preferred Shares have been duly authorized and validly issued, are fully paid and non-assessable. All 7.0% cumulative rate reset preferred shares, Series 2 issuable upon the conversion of the cumulative floating rate preferred shares, Series 3 of the AP Preferred Equity Issuer, and all cumulative floating rate preferred shares, Series 3 issuable upon the conversion of the 7.0% cumulative rate reset preferred shares, Series 2 of the AP Preferred Equity Issuer have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. All outstanding Common Shares, Company Debentures, APLP MTNs or Preferred Shares have been issued in material compliance with all applicable Laws and not in violation of any pre-emptive or similar rights applicable to them.

(b)	As of the close of business on January 11, 2021: an aggregate of 27,380,952 Common Shares were issuable upon conversion of the Company Debentures, based on a conversion rate of approximately 238.0952 Common Shares per CDN$1,000 principal amount of Company Debentures, representing a conversion price of CDN$4.20 per Common Share, and the Company Debentures mature on January 31, 2025.

(c)	As of the close of business on January 11, 2021, there are: 3,492,453 TSUs, 689,238 DSUs and 269,952 Transition Units issued and outstanding. Paragraph 6(c) of the Company Disclosure Letter contains a complete and accurate list of all TSUs, DSUs and Transition Units issued and outstanding as of the close of business on January 11, 2021, including, with respect to each such TSU, DSU and Transition Unit, a unique identifier for the holder, the date of grant, the plan pursuant to which such award was granted, the number of Common Shares covered by such TSU, DSU and Transition Unit, as applicable at the time of grant (as adjusted to reflect all dividends and other adjustments) and the vesting schedule. No Common Shares are issuable upon settlement of any DSUs. There are no accrued or unpaid dividends or dividend equivalent rights with respect to any TSU, DSU or Transition Unit that are not reflected in Paragraph 6(c) of the Company Disclosure Letter. The treatment of TSUs, DSUs and Transition Units under this Agreement complies in all respects with (i) applicable Law and (ii) with the terms of the Company LTIP or the Director DSU Plan, as applicable.

(d)	Except as set out in Paragraph 6(d) of the Company Disclosure Letter, the rights under the Company Debentures, the Preferred Shares and the Incentive Securities, there are no:

(i)	issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments that obligate the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of the Non-Controlled Entities, to, directly or indirectly, issue or sell any securities of the Company or any of its Subsidiaries or any of the Non-Controlled Entities or give any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Non-Controlled Entities;

(ii)	obligations of the Company or of any of its Subsidiaries, or, to the knowledge of the Company, of any of the Non-Controlled Entities to repurchase, redeem or otherwise acquire any securities of the Company, any of its Subsidiaries or any of the Non-Controlled Entities (or securities convertible into or exchangeable for such securities), or qualify securities for public distribution in Canada, the U.S. or elsewhere, or, other than as contemplated by this Agreement, with respect to the voting or disposition of any securities of the Company or of any of its Subsidiaries, or, to the knowledge of the Company, of any of the Non-Controlled Entities; or

(iii)	notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Common Shares on any matter.

7.	Subsidiaries and Non-Controlled Entities.

(a)	The following information with respect to each Subsidiary of the Company and the Non-Controlled Entities is accurately set out in Paragraph 7(a) of the Company Disclosure Letter: (i) its name; (ii) the percentage owned directly or indirectly by the Company; (iii) to the knowledge of the Company, the name of and percentage owned by any registered holders of shares or other equity interests if other than the Company and its wholly-owned Subsidiaries; and (iv) its jurisdiction of incorporation, organization or formation.

(b)	(i) Except as disclosed in Paragraph 7(b)(i) of the Company Disclosure Letter, all of the outstanding securities or other ownership interests of the Company’s Subsidiaries are owned, directly or indirectly, by the Company and (ii) the outstanding securities or other ownership interest of the Non-Controlled Entities set out in Paragraph 7(b)(ii) of the Company Disclosure Letter are owned, directly or indirectly by the Company, in each case, free and clear of any Liens (other than Permitted Share Encumbrances) and all such securities or other ownership interests so owned by the Company have been validly issued and are fully paid and non-assessable, as the case may be, and no such securities or other ownership interests have been issued in violation of any pre-emptive or similar rights.

(c)	Except for the securities or other ownership interests owned by the Company in any of its Subsidiaries and the Non-Controlled Entities, the Company does not own, beneficially or of record, any equity interests of any kind in any other Person.

8.	Securities Law Matters. The Company, APLP and the AP Preferred Equity Issuer are “reporting issuers” under Securities Laws in each of the provinces and territories of Canada. The Common Shares are registered under Section 12 of the United States Securities Exchange Act of 1934. The Common Shares and the Preferred Shares are listed and posted for trading on the TSX. The Common Shares are also listed for trading on the NYSE. None of the Company, APLP nor the AP Preferred Equity Issuer has any securities listed or posted for trading on any securities exchange other than the TSX and the NYSE, as applicable. The Company is not in default of any material requirements of any Securities Laws or the rules and regulations of the TSX or NYSE. None of the Company, APLP nor the AP Preferred Equity Issuer is subject to any continuous or periodic or other disclosure requirements under the securities laws of any jurisdiction other than the provinces and territories of Canada (and in respect of the Company only, the securities laws of the United States). As of the date of this Agreement, none of the Company, APLP nor the AP Preferred Equity Issuer has taken any action to cease to be a reporting issuer in any province or territory of Canada, nor has any of the Company, APLP or the AP Preferred Equity Issuer received notification from any Securities Authorities seeking to revoke the reporting issuer status of the Company, APLP or the AP Preferred Equity Issuer. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Company, APLP or the AP Preferred Equity Issuer is pending, in effect or, to the knowledge of the Company, has been threatened, or is expected to be implemented or undertaken (other than in connection with the transactions contemplated by this Agreement), and, to the knowledge of the Company, none of the Company, APLP or the AP Preferred Equity Issuer is subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction. The Company, APLP and the AP Preferred Equity Issuer have, since January 1, 2019, filed or furnished with the applicable Securities Authorities and the TSX (and, in the case of the Company only, applicable U.S. securities laws and the SEC and the NYSE) all documents and other materials required to be filed or furnished by the Company, APLP or the AP Preferred Equity Issuer, as applicable under Securities Laws with such Securities Authorities and/or the TSX (and, in the case of the Company only, all materials required to be filed or furnished by the Company under applicable U.S. securities laws with the SEC and/or the NYSE), as applicable. The documents comprising the Company Filings, as of their respective dates (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), complied in all material respects with all Securities Laws and did not contain any Misrepresentation. None of the Company, APLP or the AP Preferred Equity Issuer has filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings filed to or furnished with, as applicable, any Securities Authority or stock exchange.

9.	Financial Statements.

(a)	The Company’s audited consolidated financial statements as at and for the fiscal years ended December 31, 2019 and 2018 (including the notes and schedules thereto and the auditor’s report thereon) (the “Audited Financial Statements”) and unaudited consolidated interim financial statements as at and for the three and nine months ended September 30, 2020 (including the notes and schedules thereto) (the “Unaudited Financial Statements” and collectively, the “Company Financial Statements”), in each case filed as part of the Company Filings: (i) were prepared in accordance with U.S. GAAP and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries (including their interests held in the Non-Controlled Entities) as of their respective dates and the results of operations and cash flows of the Company and its Subsidiaries (including their interests held in the Non-Controlled Entities) for the respective periods covered thereby (except (i) in the case of the Unaudited Financial Statements, for normal and year-end adjustments as permitted by U.S. GAAP and the omission of notes which are not required by applicable Laws in the Unaudited Financial Statements and (ii) as otherwise indicated in such Company Financial Statements and the notes thereto or, in the case of the Audited Financial Statements, in the related report of the Company’s independent auditors, as the case may be). Except as set forth in the Company Financial Statements, neither of the Company nor any of its Subsidiaries is party to any “off-balance sheet arrangements” (as defined in the instructions thereto of Form 51-102F1 – Management’s Discussions and Analysis of National Instrument 51-102 – Continuous Disclosure Obligations) or other transaction, arrangement, obligations (including contingent obligations) or other relationships of the Company or any of its Subsidiaries with unconsolidated entities or other Persons where the result, purpose or effect of such agreement or arrangement is to avoid disclosure, of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements or any other documents filed by the Company under applicable Securities Laws.

(b)	The financial books, records and accounts of the Company and each of its Subsidiaries: (i) have been maintained, in all material respects, in accordance with U.S. GAAP, Canadian Accounting Standards for Private Enterprises or applicable local accounting standards; (ii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Company and its Subsidiaries; and (iii) accurately and fairly reflect the basis of the Company Financial Statements.

(d)	The Company has disclosed to the Purchasers in the Data Room true and complete copies of the most recent audited annual financial statements received by the Company or any of its Subsidiaries from the Non-Controlled Entities and, to the Company’s knowledge, there are no undisclosed liabilities of the Non-Controlled Entities other than those liabilities or obligations (i) disclosed in such audited financial statements, (ii) incurred in the Ordinary Course since the date of such audited financial statements (none of which, to the Company’s knowledge, results from, arises out of, or was caused by any breach of Contract, or violation of Law, in each case, by any of the Non-Controlled Entities), (iii) not required to be set forth in the such annual financial statements under U.S. GAAP, or (iv) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

10.	Disclosure Controls and Internal Control over Financial Reporting.

(a)	The Company has established and maintains a system of disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted by it under Securities Laws is recorded, processed, summarized and reported within the time periods specified in Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under Securities Laws is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(b)	The Company has established and maintains a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

(c)	Neither the Company nor, to the knowledge of the Company, the Company’s auditors, has identified or been made aware of any material weakness (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) relating to the design, implementation or maintenance of the Company’s internal control over financial reporting, or fraud (whether or not material) that involves management or other Company Employees who have a significant role in the internal control over financial reporting of the Company.

(d)	To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion, or claim regarding accounting, internal accounting controls or auditing matters, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

11.	Auditors. The auditors of the Company are independent public accountants as required by applicable Laws and, to the knowledge of the Company, there is not now, and there has never been, any reportable event (as such term is defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the Company’s auditors.

12.	No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or of any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (i) disclosed in the Audited Financial Statements; (ii) incurred in the Ordinary Course since December 31, 2019 (none of which results from, arises out of, or was caused by any breach of Contract, or violation of Law, in each case, by the Company or any of its Subsidiaries); (iii) not required to be set forth in the Audited Financial Statements under U.S. GAAP; (iv) incurred in connection with this Agreement or the transactions contemplated hereby; or (v) that are not and would not, individually or in the aggregate with all other liabilities and obligations of the Company and its Subsidiaries reasonably be expected to have a Material Adverse Effect.

13.	Absence of Certain Changes or Events. Other than as disclosed in Paragraph 13 of the Company Disclosure Letter, since December 31, 2019 until the date of this Agreement, other than the transactions contemplated in this Agreement, (i) the business of the Company and of each of its Subsidiaries, and, to the knowledge of the Company, the business of each of the Non-Controlled Entities, has been conducted in the Ordinary Course other than as publicly disclosed in the Company Filings and (ii) nothing has occurred that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

14.	Compliance with Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries, and, to the knowledge of the Company, each of the Non-Controlled Entities are and have been, in compliance with Law. None of the Company nor any of its Subsidiaries or any of the directors or officers of the Company or the Company’s Subsidiaries, nor, to the knowledge of the Company, any of the Non-Controlled Entities has received a notice of material non-compliance or investigation with respect to material non-compliance and, to the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending.

15.	Authorizations.

(a)	The Company and each of its Subsidiaries, and, to the knowledge of the Company, each of the Non-Controlled Entities, owns, possesses or has obtained and has complied with all Authorizations that are required by Law (i) in connection with the operation of the business of the Company, each of its Subsidiaries and each of the Non-Controlled Entities as presently conducted, or (ii) in connection with the ownership, operation or use of the Company Assets, except, in each case, for those, the failure to so own, possess or obtain, or the non-compliance with which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each such Authorization is valid, in full force and effect and, is renewable by its terms or in the Ordinary Course, except where such failure to be in full force and effect or to be renewable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)	To the knowledge of the Company, no event has occurred which, with the giving of notice, lapse of time or both, would reasonably be expected to constitute a default under, or in respect of, any such Authorization, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)	No Proceeding is, to the knowledge of the Company, pending or threatened in respect of or regarding any such Authorization referred to in Paragraph (15)(a) and (15)(b) and none of the Company or any of its Subsidiaries or any of their respective directors and officers, nor, to the knowledge of the Company, any of the Non-Controlled Entities or any of their respective directors or officers, has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

16.	Material Contracts.

(a)	Paragraph 16(a) of the Company Disclosure Letter sets out a complete and accurate list of all Material Contracts as of the date hereof. True and complete copies of such Material Contracts have been disclosed in the Data Room and, as of the date hereof, no such Material Contract has been modified in any material respect, rescinded or terminated.

(b)	Each Material Contract is legal, valid, binding and in full force and effect and is enforceable against the Company or a Subsidiary of the Company or, to the knowledge of the Company, a Non-Controlled Entity, as applicable, in accordance with its terms, and, to the knowledge of the Company, is a legal, valid and binding obligation of the other party to such Material Contract, enforceable against it in accordance with its terms (in each case subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity provided that for purposes of representations made as of the Effective Time, this representation shall not apply to Material Contracts, if any, that have expired or been terminated in accordance with their terms after the date hereof and prior to the Effective Time without violation of Section 4.1 of the Agreement).

(c)	None of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any of the Non-Controlled Entities, is in breach or default under any Material Contract, nor does the Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)	None of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any of the Non-Controlled Entities has received written notice of any material breach or default by the counterparty under any Material Contract. To the knowledge of the Company, there does not exist any condition which with the passage of time or the giving of notice or both would result in any breach or default under any Material Contract by any other party to a Material Contract, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)	None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Non-Controlled Entities has received written notice of any event of condition that gives a party to a Material Contract the right to suspend or modify its obligations under such Material Contract or that would require that the Company, the applicable Subsidiary, or the applicable Non-Controlled Entity party to such Material Contract negotiate any modifications to such Material Contract.

(f)	All material Support Obligations delivered by or for the benefit of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Non-Controlled Entities are in full force and effect, and as of the date hereof, there are no outstanding claims made thereunder in excess of $250,000, and, as of the Effective Date, there are no outstanding claims made thereunder that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has no knowledge of any fact or circumstance that would give the beneficiary of any such Support Obligation the right in connection with the consummation of the transactions contemplated hereunder to (x) draw on or otherwise exercise remedies with respect to such Support Obligation or (y) demand that the Company or the applicable Subsidiary or Non-Controlled Entity provide a substitute or an additional Support Obligation (including by increasing an outstanding Support Obligation) or otherwise provide adequate assurances of future performance.

17.	Real Property.

(a)	Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries, and, to the knowledge of the Company, the Non-Controlled Entities, as applicable, have good and marketable fee simple title to and beneficial ownership of all real or immovable property owned by them (collectively, the “Company Owned Properties” or “Company Owned Property”) free and clear of any Liens, except for Permitted Liens. The addresses of all real property owned by the Company, its Subsidiaries, and, to the knowledge of the Company, the Non-Controlled Entities are set forth in Paragraph 17(a) of the Company Disclosure Letter. There are no outstanding options or rights of first refusal to purchase or lease the Company Owned Property, or any portion thereof or interest therein, and no other property rights are necessary for the conduct of the Company and its Subsidiaries, and, to the knowledge of the Company, the Non-Controlled Entities, as presently conducted. The Company and its Subsidiaries, and, to the knowledge of the Company, the Non-Controlled Entities, are not bound by or entitled to any options, obligations, or rights of first refusal to purchase or lease any real property except the Company Owned Property and the Company Leased Properties (as hereinafter defined).

(b)	Each lease, sublease, license or occupancy agreement (collectively, the “Company Leases”) for material real or immovable property leased, subleased or licensed to, or occupied by, the Company or any of its Subsidiaries, and, to the knowledge of the Company, any of the Non-Controlled Entities, is listed in Paragraph 17(b) of the Company Disclosure Letter and located at the addresses listed in Paragraph 17(b) of the Company Disclosure Letter (collectively, the “Company Leased Properties”) and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Lease is legal, valid, binding, and in full force and effect and is enforceable by and against the Company and its Subsidiaries, and, to the knowledge of the Company, the Non-Controlled Entities, and the other parties thereto, as applicable, in accordance with its terms (subject to any limitation under bankruptcy, insolvency and other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction). None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Non-Controlled Entities, have received or delivered any written notice of any breach of, or default under, any Company Lease, and none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Non-Controlled Entities or the other parties thereto, are in breach or default under any of the Company Leases and to the Company’s knowledge, no circumstances or states of fact presently exist which, with the giving of notice or passage of time, or both, would constitute a breach or default under any Company Lease except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries and, to the knowledge of the Company, each of the Non-Controlled Entities, as applicable, is in peaceable possession of its respective Company Leased Properties. Except as disclosed in Paragraph 17(b) of the Company Disclosure Letter, no consent of any party to a Company Lease is required, nor is any notice required to be given under any Company Lease, in connection with the completion of the transactions contemplated by this Agreement. The Company has made available to Buyer, prior to the date hereof, true, correct and complete copies of each Company Lease together with all amendments, modifications, supplements, and Subordination Non-Disturbance and Attornment agreements, if any, related thereto. The Company, or any of its Subsidiaries, as applicable, holds good and valid leasehold interests in the Company Leased Properties free and clear of all Liens, except for Permitted Liens.

(c)	Except as disclosed in Paragraph 17(c) of the Company Disclosure Letter, no Person, other than the Company or any of its Subsidiaries or Non-Controlled Entities, is using or occupying any material part of the Company Owned Properties or such portion of the Company Leased Properties conveyed to the Company or its Subsidiaries or the Non-Controlled Entities pursuant to the Company Leases, except in each case for Permitted Liens.

(d)	To the knowledge of the Company, neither the Company, any of its Subsidiaries, nor any of the Non-Controlled Entities, as applicable, have received written notice within the two (2) years preceding the date of this Agreement that the present use of the Company Owned Properties and the Company Leased Properties are in material violation of any Law.

(e)	The Company, its Subsidiaries, and, to the knowledge of the Company, the Non-Controlled Entities, have fulfilled and performed all obligations binding upon any Company Owned Properties that are required to be performed prior to the date hereof except in each case where such failure to fulfill to perform such obligations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)	To the knowledge of the Company, the Company and its Subsidiaries and the Non-Controlled Entities, as applicable, own or possess all of the easements and rights of way with respect to real property necessary to operate the Company Owned Properties and Company Leased Properties as operated as of the date hereof (each, an “Easement” and collectively, the “Easements”), subject to Permitted Liens. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any Non-Controlled Entity has received any written notice of material default under any Easement.

(g)	The Company Owned Properties, the Company Leased Properties, and the Easements constitute all of the interests in real property required for the conduct of the business of the Company, its Subsidiaries and, to the knowledge of the Company, the Non-Controlled Entities, as presently conducted.

(h)	To the knowledge of the Company, the Company Owned Properties, the Company Leased Properties and all buildings, structures, improvements, fixtures and building systems thereon, are (i) in good condition and repair having regard to their use and age, (ii) sufficient for the operation of the business of the Company, its Subsidiaries and the Non-Controlled Entities, as applicable, as presently conducted, and (iii) not currently undergoing any material repair, replacement or renovation (except in the Ordinary Course) and are adequate and suitable for the uses to which they are currently being put, except where any such insufficiency or ongoing repair, replacement, or renovation would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

18.	Personal Property. Each of the Company and its Subsidiaries, and, to the knowledge of the Company, the Non-Controlled Entities has good title to, or a valid and binding leasehold, license or other similar interest in, the material personal property and assets used in the operation of its business as presently conducted, free and clear of any Liens, except for Permitted Liens.

19.	Intellectual Property. To the knowledge of the Company, the Company, its Subsidiaries, and, the Non-Controlled Entities, own, or have sufficient rights to use or otherwise exploit, all Intellectual Property used in and material to the operation of their respective businesses as currently conducted. There is no material Proceeding pending or, to the knowledge of the Company, threatened by any Person, challenging the Company’s, its Subsidiaries’, or, to the knowledge of the Company, the Non-Controlled Entities’ rights in or to such Intellectual Property or their use or exploitation thereof in the operation of their respective businesses as currently conducted. To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by Company, its Subsidiaries, or the Non-Controlled Entities. The Company, its Subsidiaries, and, to the knowledge of the Company, the Non-Controlled Entities, have taken reasonable steps to maintain the confidentiality of, and otherwise protect and enforce their rights in and to, all trade secrets and other proprietary or confidential information owned by Company, its Subsidiaries, and the Non-Controlled Entities, respectively. Notwithstanding anything to the contrary elsewhere in this Schedule I or this Agreement, for the purposes of this Paragraph 19 the term “reasonable internal inquiry” as used in the definition of “Knowledge” shall refer only to reasonable consultation with other Company Employees with specific subject matter expertise, and shall not include an obligation to undertake any audits, investigations or searches.

20.	Litigation. There are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or the Non-Controlled Entities affecting any of their respective properties or assets by or before any Governmental Entity which, if adversely determined, would have, or would reasonably be expected to have, a Material Adverse Effect. None of the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any Non-Controlled Entities or any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Entity which has, or is reasonably likely to have, a Material Adverse Effect. No bankruptcy, liquidation, winding up or other similar proceeding has been commenced, or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of the Non-Controlled Entities before any Governmental Entity.

21.	Environmental Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)	The Company, each of its Subsidiaries, and to the knowledge of the Company and each of the Non-Controlled Entities, are and for the previous five years have been in compliance with all Environmental Laws, including with regard to the acquisition and use of air emission credits and allowances.

(b)	None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Non-Controlled Entities has Released any Hazardous Substances (in each case except in compliance with applicable Environmental Laws and except for which no investigation, monitoring, remediation, removal or cleanup is required by Environmental Law) on, at, in, under or from any of the real properties, currently or, to the knowledge of the Company, formerly owned or leased by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any of the Non-Controlled Entities that would reasonably be expected to result in material liability for the Company or any of its Subsidiaries or any of the Non-Controlled Entities.

(c)	To the knowledge of the Company there has not been: (i) any written order, directive or similar requirement, or settlement agreement or consent decree, applicable to the Company, any of its Subsidiaries or any of the Non-Controlled Entities which relates to environmental matters arising under Environmental Laws; or (ii) any written demand or notice with respect to a breach of any Environmental Law in each case applicable to the Company, any of its Subsidiaries, any of the Non-Controlled Entities, or any of the Company Assets.

(d)	No Liens, other than Permitted Liens, arising under Environmental Laws, are pending or, to the knowledge of the Company, threatened in writing affecting the Company, its Subsidiaries or any of the Company Assets, and, to the knowledge of the Company, no Liens, other than Permitted Liens, arising under Environmental Laws, are threatened in writing affecting any of the Non-Controlled Entities.

(e)	None of the Company, its Subsidiaries, and to the knowledge of the Company the Non-Controlled Entities, are a party to any written agreement that requires the Company, any of its Subsidiaries or any of the Non-Controlled Entities to conduct a material remedial action.

(f)	The Company, each of its Subsidiaries, and to the knowledge of the Company each of the Non-Controlled Entities, have, in substantially the amounts and forms required, provided any financial assurance required pursuant to any applicable Environmental Laws or any applicable Authorizations issued pursuant to Environmental Laws.

(g)	The Company has provided or otherwise made available to Purchasers true, correct and complete copies of all material environmental reports and studies in its possession or in the possession of its Subsidiaries, regarding their business, operations, and property that they currently or formerly own or lease.

(h)	There are no material Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, the Non-Controlled Entities or relating to any of the Company Assets, arising out of any Environmental Laws.

22.	Energy Regulatory Matters.

(a)	Except with respect to Curtis Palmer, the Company and each Subsidiary and, to the knowledge of the Company, each Non-Controlled Entity, that owns, leases or controls an electric generation facility (which includes a facility that provides capacity) either (a) is an EWG and, if making power sales in interstate commerce within the United States and not solely within a foreign country, has MBR Authority, and/or (b) is a FUCO, and/or (c) is a QF eligible for the regulatory exemptions set forth at 18 C.F.R. §§ 292.602(b) and 292.602(c) and (i) is eligible for the regulatory exemptions set forth at 18 C.F.R. § 292.601(c), including the exemption from regulation under Sections 205 and 206 of the FPA set forth at 18 C.F.R. § 292.601(c)(1) and/or (ii) has MBR Authority. Curtis Palmer is an EWG, and a QF with a FERC-approved rate schedule. The Company and each Subsidiary and, to the knowledge of the Company, each Non-Controlled Entity, that directly owns or operates an electric generation facility located in (a) the Province of Ontario, holds a generator license with the Ontario Energy Board (“OEB”) and has registered the electric generation facility and the Company and/or such Subsidiary or, to the knowledge of the Company, such Non-Controlled Entity, as applicable, with the Ontario Independent Electricity System Operator (“IESO”) and (b) the Province of British Columbia, (i) holds a power purchase agreement with BC Hydro (“BC Hydro”) that is in full force and effect and in good standing, and accepted by the British Columbia Utilities Commission (“BCUC”), and (ii) maintains its Authorizations to remain exempt from regulation as a “public utility”, as defined in the Utilities Commission Act (British Columbia) (“UCA”), with respect to (x) its related generation facility, (y) the sale of electricity and the performance by the Company or such Subsidiary, or, to the knowledge of the Company, such Non-Controlled Entity, as applicable, of its obligations under such power purchase agreement with BC Hydro, and (z) the purchase of electricity and the performance by the Company or such Subsidiary or, to the knowledge of the Company, such Non-Controlled Entity, as applicable, of its obligations under the related energy purchase agreement with Canadian Hydro Developers Inc. dated August 14, 2006 as amended. In addition to the foregoing, no generation facility located in Canada (i) exports electricity or any related products outside of Canada or (ii) requires any license or other permission or exemption from the Canadian Energy Regulator (“CER”).

(b)	The Company is a “holding company” within the meaning of Section 1262(8) of PUHCA and 18 C.F.R. § 366.1 solely with respect to its ownership of one or more EWGs, QFs or FUCOs and is thus exempt from regulation under PUHCA except for regulation under Section 1265 of PUHCA and any compliance requirements applicable under PUHCA to a “holding company” of one or more EWGs, QFs or FUCOs.

(c)	There are no current or pending material FERC, NERC, OEB, BCUC, CER or Canadian provincial regulatory proceedings, investigations or inquiries with respect to Company or any Subsidiary or, to the knowledge of the Company, any Non-Controlled Entity, that owns, leases or controls an electric generation facility, including any current or pending IESO market rule breaches and OEB compliance proceedings.

(d)	Each Subsidiary of Company and, to the knowledge of the Company, each Non-Controlled Entity, that owns, leases or controls a generation facility in the United States is in compliance in all material respects with the terms and conditions of all orders issued by FERC, including with respect to hydroelectric licenses issued with respect to any such generating facility pursuant to Part I of the FPA and obtained by Company or such Subsidiary.

(e)	Each of the Company and each Subsidiary and, to the knowledge of the Company, each Non-Controlled Entity, that directly owns or operates an electric generation facility located in Canada is in compliance in all material respects with the terms and conditions imposed by all applicable Governmental Authorities regarding the regulation of electric power including without limitation the OEB, IESO, BC Hydro, and the BCUC, and including the terms and conditions of the applicable generator license issued by the OEB, the UCA, and the applicable power purchase agreements and transmission connection agreements.

23.	Indigenous Matters.

(a)	To the knowledge of the Company, the only Indigenous Persons with a potential Indigenous interest, right or claim, including but not limited to treaty rights, Indigenous rights, and Indigenous title asserted under section 35(1) of The Constitution Act, 1982, Schedule B to the Canada Act 1982 (UK), 1982, c 11, related to the Company Owned Properties or the Company Leased Properties, including with respect to claims of the existence or potential existence of any Indigenous archaeological, burial, cultural or heritage sites (each an “Indigenous Interest”) are those listed in Paragraph 23(a) of the Company Disclosure Letter, and, to the knowledge of the Company, there are no other Indigenous Persons that have expressed an Indigenous Interest in connection with such properties.

(b)	To the knowledge of the Company, there are no current, pending or threatened Indigenous Interests that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company Assets.

(c)	None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Non-Controlled Entities have entered into any written or oral agreement with Indigenous Persons to provide benefits, pecuniary or otherwise, with respect to the Company Assets at any stage of development, construction or operation that has not been disclosed in the Data Room and that could reasonably be expected to have a Material Adverse Effect on the Company Assets.

24.	Employees.

(a)	The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of employment applicable to Company Employees and all Laws respecting employment in all locations where Company Employees work, including, without limitation, Laws concerning pay equity, vacation and paid time off, discrimination, the Accessibility for Ontarians with Disabilities Act, 2005, harassment, retaliation, wages, classification (both for purposes of overtime eligibility and as employee vs. contractor), hours of work, employment and labour standards, overtime, labour relations, collective bargaining, human rights, privacy, immigration, plant closings and layoffs (including the U.S. Worker Adjustment & Retraining Notification Act (“WARN”) and all similar laws), workers’ compensation and occupational health and safety, and there are no current, pending or, to the knowledge of the Company, threatened in writing, material claims, charges, complaints, investigations, grievances, arbitrations, orders, or other proceedings under any such Laws. To the knowledge of the Company, all Company Employees are legally authorized to work in the location where they are assigned.

(b)	Paragraph 24(b) of the Company Disclosure Letter includes a census of all Company Employees and Company Contractors, in each case, without reference to names or employee numbers, stating for each Company Employee and Company Contractor the following information: (i) employing entity, (ii) work location, (iii) position or function, (iv) date of hire or engagement, (v) annual base salary or fees, as applicable, (vi) any incentive or bonus arrangement (including eligibility and targets), (vii) exemption status for overtime purposes, (viii) benefit enrollments, (ix) any banked time or vacation pay entitlement, (x) whether any employee is on a layoff or leave of absence, and (xi) for any leave of absence, the type of leave and anticipated return date, if known. True, complete and current copies of all written Contracts with Company Employees and Company Contractors with annual base salaries or fees, as applicable, of over $250,000 have been disclosed in the Data Room.

(c)	No Company Employee or Company Contractor with an annual base salary or fee, as applicable, of over $250,000 has notified the Company in writing or, to the knowledge of the Company, any of its Subsidiaries in writing, that he or she intends to resign, retire or terminate his or her engagement with the Company or Subsidiary.

(d)	Except as disclosed in Paragraph 24(d) of the Company Disclosure Letter, no Company Employee has any agreement as to length of notice or termination or severance payment required to terminate his or her employment, other than (i) employment agreements which limit a Company Employee’s entitlements on a termination to any notice of termination (or payment in lieu of notice), severance pay or other benefits following termination of employment to such Company Employee’s minimum entitlement under applicable employment standards legislation, (ii) length of notice requirements that do not exceed ninety (90) days, or (iii) termination or severance payment entitlements that do not exceed an amount equal to ninety (90) days of such Company Employee’s base salary or base wages, as applicable. All Company Employees, other than those Company Employees whose agreements are disclosed in Paragraph 24(d) of the Company Disclosure Letter or whose agreements are described in (i) through (iii) of the previous sentence, are, in respect of Company Employees located in the United States, employed at will, and their employment may be terminated without prior notice by either party, for any lawful reason, at any time, or, in respect of Company Employees located in Canada, their employment may be terminated without notice by the Company or its Subsidiaries for any lawful reason, at any time, upon such length of notice or termination or severance payment as results by Law from the employment of an employee without an agreement as to notice or termination or severance.

(e)	All amounts due or accrued for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits, including under any Employee Plans and other similar accruals have either been paid or are accurately reflected in all material respects in the books and/or records of the Company, or of the applicable Subsidiary.

(f)	Except as disclosed in Paragraph 24(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Arrangement (either alone or upon the occurrence of any additional or subsequent events which standing alone would not by itself trigger such result) will (i) result in any payment or benefit becoming due to any Company Employee, Company Contractor, or current or former director of the Company or any of its Subsidiaries, (ii) increase any benefits under any Employee Plan, (iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefits or payments under any Employee Plan, or Contract with a Company Employee or Company Contractor (except for the acceleration of vesting of Incentive Securities in connection with the Arrangement), (iv) cause the Company or any Subsidiary to transfer or set aside any assets to fund any benefits under any Employee Plan, or (v) limit or restrict the right to amend, terminate or transfer the assets of any Employee Plan on or following the Effective Time. Except as may result from any payments or benefits provided by the Purchasers or their Affiliates pursuant to arrangements (i) that are entered into or (ii) with respect to which a legally binding right existed, in each case, at or prior to the Effective Time at the direction of Purchasers or their Affiliates (with the foregoing exception excluding any payments or benefits made pursuant to the terms of any existing Employee Plan (as in effect on the date hereof)), the consummation of the transactions contemplated hereby (either alone or in connection with another event) will not result in any payments (or acceleration of vesting) or benefits constituting an “excess parachute payment” within the meaning of Section 280G of the Code. The Company and its Subsidiaries are not a party to, and are not otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of a Tax, interest or penalties imposed by Section 409A, 457A or 4999 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(g)	There are no outstanding material assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been reassessed in any respect under such legislation since January 1, 2017 and no audit of the Company or any of its Subsidiaries is currently being performed pursuant to any applicable workplace safety and insurance legislation that if resolved adversely would reasonably be expected to result in a material liability to the Company or its Subsidiaries. There are no claims or, to the knowledge of the Company, claims threatened in writing that may materially adversely affect the accident cost experience in respect of the Company or any of its Subsidiaries.

(h)	All orders and inspection reports under applicable occupational health and safety legislation (“OHSA”) have been disclosed in the Data Room. There are no material charges or citations pending under OHSA or any comparable Law (including in the United States, OSHA). The Company and its Subsidiaries have complied in all material respects with all orders issued under OHSA or any comparable Law and there are no appeals of any orders under OHSA or any comparable Law currently outstanding.

(i)	To the knowledge of the Company, in the last two (2) years, no allegations of sexual or other unlawful harassment or discrimination have been made against (i) any officer of the Company or any of its Subsidiaries, or (ii) any present or former Company Employee who serves in a managerial capacity.

25.	Collective Agreements.

(a)	Other than as disclosed in Paragraph 25(a) of the Company Disclosure Letter, there are no Collective Agreements or similar agreements in force with respect to Company Employees or, to the knowledge of the Company, employees of any of the Non-Controlled Entities, nor is there any agreement with any Union in respect of the Company, its Subsidiaries, Company Employees or, to the knowledge of the Company, any of the Non-Controlled Entities or employees of the Non-Controlled Entities. Except in respect of the Collective Agreements, no Union holds bargaining rights with respect to any of the Company Employees by way of certification, interim certification, voluntary recognition, or succession rights, or has applied, or to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of any Company Employee.

(b)	Other than as disclosed in Paragraph 25(b)(i) of the Company Disclosure Letter, there are no threatened or, to the knowledge of the Company, pending Union organizing activities involving any Company Employee and no such activities have been undertaken for the past five (5) years. Other than as disclosed in Paragraph 25(b)(ii) of the Company Disclosure Letter, there is no labour strike, dispute, lock-out, picketing, work slowdown or stoppage pending or involving or, to the knowledge of the Company, threatened against the Company or any Subsidiary, and no such event has occurred within the last three (3) years, and, to the knowledge of the Company, there is no labour strike, dispute, lock-out, picketing, work slowdown or stoppage pending or involving or threatened against any of the Non-Controlled Entities and no such event has occurred within the last two (2) years.

(c)	Other than as disclosed in Paragraph 25(c) of the Company Disclosure Letter, there are no unfair labour practice applications or charges in progress or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has, in the last three (3) years or currently, engaged in any unfair labour practice.

(d)	To the knowledge of the Company, no trade union has applied to have the Company, nor any of its Subsidiaries or any of the Non-Controlled Entities declared a related, successor, or common employer pursuant to the Labour Relations Act (Ontario), the U.S. National Labor Relations Act, or any similar legislation in any jurisdiction in which the Company, any of its Subsidiaries or any of the Non-Controlled Entities carry on business.

26.	Employee Plans.

(a)	Paragraph 26(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of each material Employee Plan. With respect to each material Employee Plan, the Company has made available to the Purchasers true, correct, and complete copies of, as applicable, (i) the current plan document and any amendments thereto (or, with respect to any unwritten Employee Plan, a written summary thereof), related trust agreements, insurance contract and policies and all amendments thereto, (ii) the most recent summary plan description (and summaries of material modifications thereto) provided to participants, (iii) the Form 5500 annual reports and financial statements for the Employee Plan for the most recently completed plan year, (iv) the most recent determination letter, advisory letter, or opinion letter issued by the US Internal Revenue Service, (v) annual testing results, including non-discrimination and coverage testing results, for the three most recently completed plan years, and (vi) all non-routine correspondence received from or provided to any Governmental Entity during the past three years.

(b)	Except as would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company or any of its Subsidiaries, each Employee Plan is and has been established, registered, qualified, funded, communicated and, in all material respects, administered in accordance with Law (including applicable requirements of ERISA and the Code), the applicable Collective Agreements, and in accordance with the applicable Employee Plan terms. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and either has received a favorable and currently effective determination letter from the US Internal Revenue Service to the effect that it is so qualified or is based on a pre-approved plan that has received an opinion or advisory letter from the US Internal Revenue Service on which it is entitled to rely. To the knowledge of the Company, no fact or circumstance exists which could reasonably be expected to adversely affect the registered or qualified status (under Section 401(a) of the Code or otherwise) of any Employee Plan. Neither the Company, any of its Subsidiaries, nor any Company Employee or director of the Company or any of its Subsidiaries has breached any fiduciary obligation with respect to the administration or investment of any Employee Plan except as would not result in any material liability to the Company or any of its Subsidiaries. To the knowledge of the Company, within the last six (6) years, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which would reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(c)	All contributions, benefits, payments, or premiums required to be made or paid by the Company or any of its Subsidiaries, as the case may be, under the terms of each Employee Plan, Collective Agreement or by Law have been made in a timely fashion in accordance with Law and in accordance with the terms of the applicable Employee Plan and Collective Agreement, except such instances which would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company or any of its Subsidiaries.

(d)	Except as disclosed in Paragraph 26(d) of the Company Disclosure Letter, no Employee Plan is or is intended to be a “registered pension plan” as such term is defined in subsection 248(1) of the Income Tax Act (Canada), and Paragraph 26(d) of the Company Disclosure Letter indicates each such Employee Plan that contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada). None of the Employee Plans provides for supplemental retirement income benefits.

(e)	Each Employee Plan that is a funded plan is funded on a going concern basis and solvency basis in accordance with Law, pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation report therefore, and no such Employee Plan has a deficit except in the amounts and as at the dates set forth in Paragraph 26(e) of the Company Disclosure Letter.

(f)	None of the Employee Plans provide for, or have an obligation to provide for, health, medical, dental, life insurance, or welfare benefits following retirement or other termination of employment to any current or former employee or other service provider or any of their respective dependents, in each case, except (i) as required by COBRA or (ii) as provided during any post-termination severance period as set forth in, and in accordance with, the applicable Employee Plan.

(g)	No Employee Plan is subject to any material Proceeding or inquiry initiated by any Governmental Entity (including the US Internal Revenue Service, the US Department of Labor, and the US Pension Benefit Guaranty Corporation), or to any material litigation or proceeding by any employee or beneficiary covered by any Employee Plan (other than routine claims for benefits), nor to the knowledge of the Company has any such Proceeding, inquiry, or litigation been threatened. Neither the Company nor any of its subsidiaries is or has been subject to any material excise Taxes under Chapter 43 of the Code with respect to any Employee Plan and to the knowledge of the Company, nothing has occurred with respect to any Employee Plan that could reasonably be expected to subject the Company or any of its Subsidiaries to any such Taxes.

(h)	None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates maintains or contributes to or has any liability (including in respect of any contingent liability) with respect to any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, including any “multiemployer plan” (as defined in Section 4001 of ERISA) or any “multiple employer plan” (as defined in Section 413 of the Code). Neither the Company nor any of its Subsidiaries maintains or contributes to or has any material liability with respect to any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). During the last six (6) years, no material liability under (A) Title IV or Section 302 of ERISA or Sections 412 and 4971 of the Code or (B) COBRA (as a result of a failure to comply with the continuation coverage requirements of such Laws), has, in either case, been incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full.

(i)	No Employee Plan is a multi-employer pension plan as such term is defined under the Tax Act.

27.	Insurance.

(a)	The Company and each of its Subsidiaries is insured by reputable third party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Company, taken as a whole, consistent with industry practice. To the knowledge of the Company, each of the Non-Controlled Entities is insured by reputable third party insurers with reasonable and prudent policies appropriate for the size and nature of the business of such entity, consistent with industry practice.

(b)	Each material insurance policy of the Company, of each of its Subsidiaries and, to the knowledge of the Company, of each of the Non-Controlled Entities currently in effect is in full force and effect and the Company and its Subsidiaries and, to the knowledge of the Company, the Non-Controlled Entities are not in material default under the terms of any such policy. There have not been any proposed or threatened termination of, or material premium increase with respect to, any such policies. Other than as disclosed in Paragraph 27(b) of the Company Disclosure Letter, there is no material claim pending under any insurance policy of the Company or its Subsidiaries that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims. To the knowledge of the Company, all material Proceedings covered by any insurance policy of the Company or any of its Subsidiaries have been properly reported to and accepted by the applicable insurer.

28.	Taxes.

(a)	The Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Non-Controlled Entities have duly and timely filed all income and other material Tax Returns required by Law to be filed by them prior to the date hereof and all such Tax Returns are complete and correct in all material respects.

(b)	The Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Non-Controlled Entities have paid as required by Law on a timely basis all material Taxes which are due and payable, all material assessments and material reassessments, and all other material Taxes due and payable by them (including instalments on account of Taxes for the current year) on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Company or, as applicable, the Non-Controlled Entity (where required in accordance with applicable accounting standards). The Company and its Subsidiaries have provided adequate accruals in accordance with applicable accounting standards in its books and records and in the most recently published consolidated financial statements of the Company for any Taxes of the Company and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course.

(c)	Other than as disclosed in Paragraph 28(c) of the Company Disclosure Letter, no material investigations, claims, audits, deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted in writing with respect to Taxes of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Non-Controlled Entities, and none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Non-Controlled Entities is a party to any material Proceeding for assessment or collection of Taxes and no such event has, to the knowledge of the Company, been threatened in writing against the Company, any of its Subsidiaries or the Non-Controlled Entities.

(d)	None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Non-Controlled Entities has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any income or other material Tax Return, (ii) to file any elections, designations or similar filings relating to material Taxes, (iii) to pay or remit any income or other material Taxes or amounts on account of such Taxes, or (iv) any Governmental Entity may assess or collect material Taxes.

(e)	To the Company’s knowledge, no claim has been made by any Governmental Entity in a jurisdiction where the Company, any of its Subsidiaries or any of the Non-Controlled Entities do not file Tax Returns that the Company, any of its Subsidiaries or any of the Non-Controlled Entities is or may be subject to material Tax by that jurisdiction.

(f)	There are no material Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Non-Controlled Entities.

(g)	The Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Non-Controlled Entities has withheld or collected all material amounts required by Law to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(h)	For all transactions between the Company or any of its Canadian-resident Subsidiaries and any non-resident Person with whom the Company or any of its Canadian-resident Subsidiaries was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Effective Time, each of the Company and its Canadian-resident Subsidiaries has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act in all material respects.

(i)	To the knowledge of the Company, the amounts of previously undeducted non- capital losses and capital losses of the Company (in each case, for purposes of the Tax Act and in the aggregate) arising in prior taxation years are no less than the amounts disclosed in Paragraph 28(i) of the Company Disclosure Letter.

(j)	There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company or any of its Subsidiaries may be liable that could materially affect the Company’s or any of its Subsidiaries’ liability for Taxes for any taxable period ending after the Effective Date.

(k)	Neither the Company nor any of its Subsidiaries will be required to include or accelerate the recognition of any material item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after the Effective Time, as a result of any change in method of accounting, closing agreement, installment sale, or the receipt of any prepaid amount, in each case prior to the Effective Time.

(l)	Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), under any agreement or arrangement, as a transferee or successor, or by contract or otherwise.

(m)	Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation § 1.6011-4(b)(2) and, with respect to each transaction in which the Company or any of its Subsidiaries has participated that is a “reportable transaction” within the meaning of U.S. Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law.

(n)	During the last three (3) years, neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(o)	Other than as a consequence of the Plan of Arrangement, after the Effective Date no limitation under Section 382 of the Code will apply to the utilization of any net operating loss (or alternative minimum tax net operating loss) carryover or capital loss carryover of the U.S. Subsidiaries carried from a period ending on or prior to the Effective Date.

(p)	Set forth on Paragraph 28(p) of the Company Disclosure Letter is a schedule of any U.S. net operating loss carryover and capital loss carryover that will be available following the Effective Date and, with respect to each such loss carryover (A) the amount of such loss carryover and (B) the year in which the related loss arose.

29.	Fairness Opinions; Board Approval. The Special Committee has received the Fairness Opinions, true and complete copies of which have been or will be provided to the Purchasers. After consulting with outside legal and financial advisors, the Board has (i) determined that the Arrangement is fair to the Common Shareholders, that the Company Debenture Transaction is fair to the Company Debentureholders and that the Arrangement and the Company Debenture Transaction are both in the best interest of the Company, (ii) resolved to recommend that the Common Shareholders and the Company Debentureholders vote in favour of the Arrangement Resolution and the Debentureholder Resolution, as applicable, and (iii) authorized the entering into and execution of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede, such determinations, resolutions, or authorizations. After consulting with outside legal and financial advisors, the board of directors of the AP Preferred Equity Issuer has (i) determined that the Arrangement is fair to the Preferred Shareholders and that the Arrangement and the AP Preferred Equity Issuer Continuance are in the best interest of the AP Preferred Equity Issuer, (ii) resolved to recommend that the Preferred Shareholders vote in favour of the Preferred Shareholder Resolution and the Continuance Resolution, as applicable, and (iii) authorized the entering into and execution of this Agreement and the performance by the AP Preferred Equity Issuer of its obligations under this Agreement, and no action has been taken to amend, or supersede, such determinations, resolutions, or authorizations. After consulting with outside legal and financial advisors, the board of directors of the general partner of APLP has (i) determined that the MTNs Transaction is in the best interest of APLP, (ii) resolved to recommend that the MTN Noteholders vote in favour of the MTN Noteholder Resolution, and (iii) authorized the entering into and execution of this Agreement and the performance by APLP of its obligations under this Agreement, and no action has been taken to amend, or supersede, such determinations, resolutions, or authorizations.

30.	Brokers. Except for the fees to be paid to the Financial Advisors pursuant to (i) the Engagement Letter, dated as of October 2, 2020, by and between the Company, the Special Committee and Goldman Sachs & Co. LLC and (ii) the Engagement Letter, dated as of December 8, 2020, by and between the Company and Blair Franklin Capital Partners Inc., true and complete copies of which have been disclosed in the Data Room, none of the Company or any of its Subsidiaries has employed any investment banker, broker, finder, financial advisor or other intermediary or incurred any liability for any brokerage fees, commissions, financial advisory fees or similar fees in connection with this Agreement or any of the transactions contemplated by this Agreement.

31.	Restrictions on Business Activities. There is no Contract or judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of the Non-Controlled Entities, that has or would reasonably be expected to have the effect of prohibiting, restricting, limiting or materially impairing the business or operations of the Company or any of its Subsidiaries or any of the Non-Controlled Entities as presently conducted other than Contracts or judgments, injunctions, orders or decrees which, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

32.	Books, Records and Organizational Documents. The minute books of the meetings of the Board and the meetings of the boards of directors of each of APLP and AP Preferred Equity Issuer are currently maintained in compliance with good business practices and Applicable Laws and are complete and accurate in all material respects. True and complete copies of the Company Constating Documents and the organizational documents of each of its Subsidiaries and, to the knowledge of the Company, of each of the Non-Controlled Entities, together with all amendments thereto, have been provided to the Purchasers in the Data Room and no action has been taken to amend or supersede such documents.

33.	Related Party Transactions. Except as publicly disclosed by the Company and employment, compensation or indemnification agreements entered into in the Ordinary Course, no director, officer or Employee of the Company or any of its Subsidiaries or holder of record or beneficial owner of 5% or more of the Common Shares, or associate or affiliate of any such officer, director, Employee or beneficial owner, is a party to any loan, contract, arrangement or understanding or other transactions with the Company or any of its Subsidiaries.

34.	No “Collateral Benefit”. Except as disclosed in Paragraph 34 of the Company Disclosure Letter, to the knowledge of the Company, no related party of the Company (within the meaning of Multilateral Instrument 61-101 – Protection of Minority Securityholders in Special Transactions) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Common Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

35.	Corrupt Practices Legislation.

(a)	None of the Company or its Subsidiaries or any of their respective officers, directors or employees when acting on behalf of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its agents, representatives or the Non-Controlled Entities and their respective officers, directors, employees, agents or representatives acting on behalf of the Company, has made a violation of the United States’ Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) (in each case, including any rules or regulations promulgated thereunder) or any applicable Law of similar effect (collectively “Anticorruption Laws”). To the Company’s knowledge, no action, suit or proceeding by or before any court or Governmental Entity or any arbitrator involving the Company, its Subsidiaries, or any of the Non-Controlled Entities with respect to a violation of the Anticorruption Laws is pending or threatened and, in the past five (5) years, neither the Company, its Subsidiaries, nor any of the Non-Controlled Entities has made any voluntary disclosure to any Governmental Entity relating to a violation of the Anticorruption Laws, been, to the knowledge of the Company, the subject of any investigation or inquiry regarding compliance with the Anticorruption Laws, or been assessed any fine or penalty regarding a violation of the Anticorruption Laws.

(b)	The Company, its Subsidiaries and, to the knowledge of the Company, the Non-Controlled Entities (i) maintain their books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of their assets, and (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed and access to assets is given only in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability of corporate assets; and (C) recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any discrepancies between recorded and actual assets.

(c)	The operations of the Company its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements and all applicable money laundering laws and statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, whether in Canada, the United States or other jurisdictions (collectively, the “Money Laundering Laws”) and to the Company’s knowledge, no action, suit or proceeding by or before any court or Governmental Entity or any arbitrator involving the Company, any of its Subsidiaries or any of the Non-Controlled Entities with respect to the Money Laundering Laws is pending or threatened; and

(d)	None of the Company, any of its Subsidiaries or, to the knowledge of the Company, the Non-Controlled Entities, or any director or officer is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or any sanctions imposed or administered by the Government of Canada.

36.	CFIUS. To the knowledge of the Company, based on reasonable diligence and consultation with outside counsel with relevant expertise, the Company and its Subsidiaries do not produce, design, test, manufacture, fabricate, or develop any “critical technologies,” and do not maintain or collect, directly or indirectly, “sensitive personal data” of U.S. citizens, as those terms are defined in 32 C.F.R. Part 800. The Company and its Subsidiaries have no intention of engaging in such activities in the future.

Schedule I
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

1.	Organization and Qualification. BidCo is a private limited company duly formed and validly existing under the laws of the United Kingdom and is treated as a corporation for U.S. federal income tax purposes and AssetCo is a limited partnership duly formed and validly existing under the laws of the Cayman Islands. Each of the Purchasers has all requisite power and capacity to own, lease and operate its assets and properties and conduct its business as presently owned and conducted.

2.	Corporate Authorization. Each of the Purchasers has the requisite corporate power and authority to enter into this Agreement and the agreements and other documents to be entered into by it hereunder and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the agreements and other documents to be entered into by it hereunder and thereunder and the performance by each of the Purchasers of its obligations hereunder and thereunder and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the Purchasers and no other corporate proceedings on the part of either of the Purchasers are necessary to authorize this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby.

3.	Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Purchasers, and constitutes a legal, valid and binding agreement of each of the Purchasers enforceable by the Company against the Purchasers in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally, the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction and by the fact that the right to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable Law.

4.	Governmental Authorization. To the knowledge of each of the Purchasers, as of the date hereof, the execution, delivery and performance by the Purchasers of their respective obligations under this Agreement and the consummation by the Purchasers of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Purchaser other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) the Required Regulatory Approvals; (iv) filings with the Securities Authorities, the TSX and the NYSE; (v) filings with the Registrar under the BCBCA; (vi) filings and other actions to comply with ISRA regarding the Kenilworth project; (vii) any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company or by any of its Subsidiaries, or, to the knowledge of the Company, by any of the Non-Controlled Entities, required in connection with a Pre-Acquisition Reorganization; (viii) any Authorizations which if not obtained, or any actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not, individually or in the aggregate, prevent, materially impede or materially delay the ability of each such Purchaser to consummate the Arrangement or the transactions contemplated hereby; and (ix) any Authorization or other action that would be required solely as a result of the identity or the legal or regulatory status of the Company, any of its Subsidiaries or any of the Non-Controlled Entities.

5.	Non-Contravention. The execution, delivery and performance by each of the Purchasers of its obligations under this Agreement and the consummation of the Arrangement and the transactions contemplated hereby do not and will not:

(a)	contravene, conflict with, or result in any violation or breach of its organizational documents;

(b)	assuming compliance with the matters referred to in Paragraph 4 above, contravene, conflict with or result in a violation or breach of any Law applicable to it or any of its properties or assets except as would not, individually or in the aggregate, materially impede the ability of such Purchaser to consummate the Arrangement and the transactions contemplated hereby; or

(c)	result in the creation or imposition of any Lien upon any of the material properties or material assets of such Purchaser except as would not, individually or in the aggregate, prevent, materially impede or materially delay the ability of such Purchaser to consummate the Arrangement and the transactions contemplated hereby.

6.	Litigation. There are no Proceedings pending, or, to the knowledge of each of the Purchasers, threatened, against the Purchasers or any of their affiliates, nor are the Purchasers or any of their affiliates subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Entity that, either individually or in the aggregate, is reasonably likely to materially impede or materially delay the consummation of the Arrangement or the transactions contemplated hereby.

7.	Funds Available. The Purchasers have delivered to the Company a true and complete, fully executed copy of the Equity Commitment Letter, pursuant to which the Equity Investor has agreed, subject to the terms and conditions set forth therein, to provide the Purchasers with funds in the aggregate amount set forth therein. The Equity Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Equity Financing available to the Purchasers on the terms therein. To the knowledge of the Purchasers, the Equity Investor has the financial capacity to pay and perform its obligations under the Equity Commitment Letter. As of the date hereof, the Equity Commitment Letter is a valid and legally binding obligation of, and in full force and effect and enforceable in accordance with its terms against, the Purchasers and, as the case may be, the Equity Investor, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court. As of the date hereof, (i) no amendment, restatement or withdrawal of or modification to the Equity Commitment Letter is contemplated, in each case by the Purchasers or, to the knowledge of the Purchasers, the Equity Investor, and (ii) no event has occurred or circumstance exists, including the execution, delivery and performance of this Agreement or the consummation of the transaction contemplated hereby, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or breach on the part of the Purchasers under the Equity Commitment Letter. There are no other agreements, side letters or arrangements that would permit the amount of financing committed under the Equity Commitment Letter to be reduced, other than in accordance with the terms of the Equity Commitment Letter, or that would otherwise affect the availability of the Equity Financing. As of the date hereof and assuming the satisfaction of conditions precedent set forth in Section 6.1 and Section 6.2, the Purchasers do not have any reason to believe that they shall be unable to satisfy on a timely basis any term or condition of closing of the Equity Financing to be satisfied by the Purchasers contained in the Equity Commitment Letter and have no knowledge of any fact, occurrence or conditions that would cause the Equity Financing commitments to terminate or be ineffective or any of the terms or conditions of closing of such Equity Financing not to be met or any impediment to the funding of the payment obligations of the Purchasers under the Agreement. Assuming the Equity Financing contemplated in the Equity Commitment Letter is funded, at the Effective Date, the Purchasers will have sufficient funds available to satisfy the aggregate Consideration for the Common Shares and any other amounts payable to Company Securityholders and the MTN Noteholders, the Company or the Company’s Subsidiaries by the Purchasers in connection with the Arrangement in accordance with the terms of this Agreement and the Plan of Arrangement.

8.	Security Ownership. Other than as has been previously disclosed to the Company in writing, none of the Purchasers or any of their affiliates or any Person acting jointly or in concert with any of them owns any securities of the Company.

9.	Limited Guaranty. Concurrently with the execution of this Agreement, the Purchasers have caused the Equity Investor to deliver to the Company a duly executed Limited Guaranty. The Limited Guaranty is in full force and effect, is a valid, legally binding and enforceable obligation of the Equity Investor and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Equity Investor under the Limited Guaranty.

Schedule J

VOTING AGREEMENT

January 14, 2021

Tidal Power Holdings Limited

- and -

Tidal Power Aggregator, LP

c/o I Squared Capital Advisors (US) LLC

600 Brickell Avenue

Penthouse

Miami, Florida 33131

Dear Sirs/Madams:

Re:	Voting Agreement

The undersigned understands that Tidal Power Holdings Limited (“BidCo”), Tidal Power Aggregator, LP (together with Bidco, the “Purchasers”) and Atlantic Power Corporation (the “Company”) wish to enter into an arrangement agreement dated as of the date hereof (the “Arrangement Agreement”) contemplating, among other things, a transaction (the “Transaction”) which, if completed in accordance with the terms of the Arrangement Agreement, will result in, among other things:

(A)	the acquisition by Bidco of all the outstanding common shares (the “Common Shares”) in the capital of the Company, including the Common Shares issued upon the conversion of the 6.00% Series E Convertible Unsecured Subordinated Debentures of the Company due January 31, 2025 (the “Company Debentures”) in the manner contemplated by the Arrangement Agreement (including the Common Shares issued pursuant to the Make Whole Premium, as defined in the Company Debenture Indenture);

(B)	the redemption of (i) the 4.85% cumulative redeemable preferred shares, Series 1 in the capital of Atlantic Power Preferred Equity Ltd. (the “AP Preferred Equity Issuer”), (ii) the 7.0% cumulative rate reset preferred shares, Series 2 in the capital of the AP Preferred Equity Issuer and (iii) the cumulative floating rate preferred shares, Series 3 in the capital of the AP Preferred Equity Issuer (each such series of the preferred shares, collectively, the “Preferred Shares”) by the AP Preferred Equity Issuer; and

(C)	the redemption of the 5.95% medium term notes of Atlantic Power Limited Partnership (“APLP”) due June 23, 2036 (the “APLP MTNs”) by APLP.

All capitalized terms used but not otherwise defined herein shall have the respective meaning ascribed to them in the Arrangement Agreement.

The undersigned hereby agrees, in his or her capacity as securityholder and not in his or her capacity as an officer or director of the Company, AP Preferred Equity Issuer and/or APLP or its general partner, from the date hereof until the date the Arrangement Agreement is terminated in accordance with its terms:

(a)	to vote or to cause to be voted:

(i)	the Common Shares owned (beneficially or otherwise) by the undersigned as of the date hereof, and any other Common Shares directly or indirectly acquired by or issued to the undersigned after the date hereof but prior to record date for the Common Shareholder Meeting (in each case, other than such Common Shares that are Sold Securities), in favour of the Arrangement Resolution and any other matter necessary for the completion of the Transaction (including in favour of all matters recommended by management of the Company);

(ii)	the Preferred Shares owned (beneficially or otherwise) by the undersigned as of the date hereof, and any other Preferred Shares directly or indirectly acquired by or issued to the undersigned after the date hereof but prior to record date for the Preferred Equity Issuer Meeting (in each case, other than such Preferred Shares that are Sold Securities), in favour of the Continuance Resolution, the Preferred Shareholder Resolution and any other matter necessary for the completion of the Transaction (including in favour of all matters recommended by management of the AP Preferred Equity Issuer);

(iii)	the Company Debentures owned (beneficially or otherwise) by the undersigned as of the date hereof, and any other Company Debentures directly or indirectly acquired by or issued to the undersigned after the date hereof but prior to record date for the Debentureholder Meeting (in each case, other than such Company Debentures that are Sold Securities), in favour of the Debentureholder Resolution and any other matter necessary for the completion of the Transaction (including in favour of all matters recommended by management of the Company) if the Debentureholder Meeting is called and held; and

(iv)	APLP MTNs owned (beneficially or otherwise) by the undersigned as of the date hereof, and any other APLP MTNs directly or indirectly acquired by the undersigned after the date hereof but prior to record date for the MTNs Meeting (in each case, other than such APLP MTNs that are Sold Securities), in favour of the MTN Noteholder Resolution and any other matter necessary for the completion of the Transaction (including in favour of all matters recommended by management of APLP) if the MTNs Meeting is called and held, (all such Common Shares, Preferred Shares, Company Debentures and APLP MTNs owned by the undersigned as of such dates, collectively, the “Holder Securities”).

(b)	to consent or cause to be consented:

(i)	the Company Debentures owned (beneficially or otherwise) by the undersigned to the Debentureholder Consent if the Debenture Consent Solicitation is commenced; and

(ii)	the APLP MTNs owned (beneficially or otherwise) by the undersigned to the MTN Noteholder Consent if the MTN Consent Solicitation is commenced.

(c)	except as contemplated by the Arrangement Agreement or upon the settlement of awards or the exercise of other rights to purchase Common Shares, not to, directly or indirectly, acquire or seek to acquire Common Shares, Preferred Shares, Company Debentures or APLP MTNs without the Purchasers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

(d)	except as contemplated by the Arrangement Agreement, not to, directly or indirectly, sell, assign, transfer, dispose of, hypothecate, alienate, grant a security interest in, encumber or tender to offer, transfer any economic interest (directly or indirectly) or otherwise convey any Common Shares, Preferred Shares, Company Debentures or APLP MTNs owned (beneficially or otherwise) by the undersigned (including those directly or indirectly acquired by or issued to the undersigned after the date hereof) without the Purchasers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) (any such Holder Securities for which such consent is granted, “Sold Securities”);

(e)	not to exercise any rights of dissent in connection with the Transaction; and

(f)	except as required pursuant to this Agreement (including to give effect to clauses (a) and (b) above), not to grant or agree to grant any proxy or other right to vote the Holder Securities or enter into any voting trust or pooling agreement or arrangement in respect of the Holder Securities or enter into or subject any of the Holder Securities to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting or tendering thereof or revoke any proxy granted pursuant to this Agreement.

Notwithstanding any provision of this letter agreement to the contrary, the Purchasers hereby agree and acknowledge that the undersigned is executing this letter agreement and is bound hereunder solely in his or her capacity as a securityholder of the Company, the AP Preferred Equity Issuer and/or APLP. Nothing contained in this Agreement shall limit or affect any actions the undersigned may take in his or her capacity as a director or officer of the Company, the AP Preferred Equity Issuer and/or APLP or its general partner or limit or restrict in any way the exercise of his or her fiduciary duties as director or officer of the Company, the AP Preferred Equity Issuer and/or APLP or its general partner including, without limitation, responding in his or her capacity as a director or officer of the Company to an Acquisition Proposal and making any determinations in that regard in the exercise of his or her fiduciary duties.

The undersigned hereby represents and warrants that (a) this Agreement has been duly executed and delivered and is a valid and binding agreement, enforceable against the undersigned in accordance with its terms, and the performance by the undersigned of its obligations hereunder will not constitute a violation or breach of or default under, or conflict with, any contract, commitment, agreement, understanding or arrangement of any kind to which the undersigned will be a party and by which the undersigned will be bound at the time of such performance, and (b) he or she has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that he or she has either done so or waived their right to do so in connection with the entering into of this Agreement, and that any failure on the undersigned’s part to seek independent legal advice shall not affect (and the undersigned shall not assert that it affects) the validity, enforceability or effect of this Agreement or the Arrangement Agreement.

This Agreement shall automatically terminate and be of no further force and effect upon the earliest of (a) the termination of the Arrangement Agreement in accordance with its terms; (b) the amendment of the Arrangement Agreement in any manner adverse to the undersigned; and (c) the Outside Date.

This letter agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the parties hereto irrevocably attorn to the jurisdiction of the British Columbia courts and waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum. This letter agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic copy) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

If the foregoing is in accordance with the Purchasers’ understanding and is agreed to by the Purchasers, please signify the Purchasers’ acceptance by the execution of the enclosed copies of this letter where indicated below by authorized signatories of the Purchasers and return the same to the undersigned, upon which this letter as so accepted shall constitute an agreement among the Purchasers and the undersigned.

The parties expressly acknowledge that they have requested that this letter agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente lettre entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

[Signature page follows.]

Yours truly,

By:

(Signature)

(Print Name)

Accepted and agreed as of the date first written above.

TIDAL POWER HOLDINGS LIMITED

By:

Name:
Title:

TIDAL POWER AGGREGATOR, LP, acting through its general partner, ISQ Global Fund II GP, LLC

By:

Name:
Title:

Schedule K
NON-CONTROLLED ENTITIES

1.	Chambers Cogeneration Limited Partnership

2.	Craven County Wood Energy LP

3.	Grayling Generating Station Limited Partnership

4.	Grayling Partners Land Development, LLC

5.	GGS Holdings Company

6.	AJD Forest Products Limited Partnership

7.	Orlando Cogen Limited, LP

8.	Delta Person, LLC

9.	Javelin Energy, LLC

K - 1